UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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ALCOA INC.

(Name of Registrant as Specified In Its Charter)

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ALCOA

# TRANSFORMING

May 1, 2015 | Pittsburgh, Pennsylvania

Notice of 2015 annual Meeting of Shareholders and Proxy Statement

March 19, 2015

Dear Alcoa Shareholders:

I cordially invite you to attend the 2015 Annual Meeting of Shareholders of Alcoa Inc. to be held on Friday, May 1, 2015, at 9:30 a.m., Eastern Daylight Time, at the Fairmont Hotel, 510 Market Street, Pittsburgh, Pennsylvania 15222.

At the meeting, shareholders will vote on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement. We will also review the Company’s major developments of 2014 and answer your questions about Alcoa’s business and operations.

Your vote is very important. Whether or not you will attend the meeting, we hope that your shares are represented and voted. In advance of the meeting on May 1, please cast your vote through the Internet, by telephone or by mail. Instructions on how to vote are found in the section entitled “Proxy Summary—How to Cast Your Vote” on page 3.

This year’s proxy statement demonstrates our ongoing commitment to provide a clear and detailed discussion of matters that will be addressed at the meeting. We have included a proxy summary starting on page 3 that provides highlights of the detailed information included elsewhere in the proxy statement. The Compensation Discussion and Analysis, which begins on page 40, provides a focused discussion of our executive compensation practices that reinforce pay-for-performance and shareholder alignment.

Thank you for being a shareholder of Alcoa. We look forward to seeing you at the meeting.

Sincerely,

Klaus Kleinfeld

Chairman of the Board and Chief Executive Officer

Notice of 2015 Annual Meeting of Shareholders

Friday, May 1, 2015 9:30 a.m. Eastern Daylight Time	Fairmont Hotel 510 Market Street Pittsburgh, PA 15222

The Annual Meeting of Shareholders of Alcoa Inc. (“Alcoa” or the “Company”) will be held on Friday, May 1, 2015 at 9:30 a.m., local time, at the Fairmont Hotel, 510 Market Street, Pittsburgh, PA 15222. Shareholders of record of Alcoa common stock at the close of business on February 20, 2015 are entitled to vote at the meeting.

The purposes of the meeting are:

1.	to elect the four directors identified in the accompanying proxy statement to serve three-year terms expiring at the 2018 annual meeting of shareholders;
2.	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015;
3.	to approve, on an advisory basis, executive compensation; and
4.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

You will need an admission ticket if you plan to attend the meeting. Please see the questions and answers section of the proxy statement for instructions on how to obtain an admission ticket.

We will provide a live webcast of the meeting from our website at http://www.alcoa.com under “About—Corporate Governance—Annual Meeting.”

On behalf of Alcoa’s Board of Directors,

Audrey Strauss

Executive Vice President, Chief Legal Officer and Secretary

March 19, 2015

1

390 Park Avenue

New York, NY 10022-4608

Proxy Statement

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Shareholders

To Be Held on May 1, 2015

The Company’s Notice of 2015 Annual Meeting of Shareholders and Proxy Statement and 2014 Annual Report are available at www.ReadMaterial.com/AA.

The Board of Directors of Alcoa Inc. (“Alcoa” or the “Company”) is providing this proxy statement in connection with Alcoa’s 2015 Annual Meeting of Shareholders to be held on Friday, May 1, 2015, at 9:30 a.m., local time, at the Fairmont Hotel, 510 Market Street, Pittsburgh, PA 15222, and at any adjournment or postponement thereof.

Proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice”) are being first released to shareholders on or about March 19, 2015. In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of the Company’s proxy materials to each shareholder of record, the Company may furnish proxy materials by providing access to those documents on the Internet. The Notice contains instructions on how to access our proxy materials and vote online, or in the alternative, request a paper copy of the proxy materials and a proxy card. Shareholders who do not receive the Notice will continue to receive either a paper or an electronic copy of our proxy materials.

2

2015 PROXY STATEMENT

Proxy Summary

We provide below highlights of certain information in this Proxy Statement. As it is only a summary, please refer to the complete Proxy Statement and Alcoa’s 2014 Annual Report before you vote.
2015 Annual Meeting of Shareholders
Time and Date:	9:30 a.m., Eastern Daylight Time, May 1, 2015
Place:	Fairmont Hotel, 510 Market Street, Pittsburgh, Pennsylvania 15222
Record Date:	February 20, 2015
Webcast:	We will provide a live webcast of the annual meeting from our website at http://www.alcoa.com under “About—Corporate Governance—Annual Meeting.”
Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.
Admission:	An admission ticket is required to enter Alcoa’s annual meeting. Please see Question 5 on page 72 regarding how to obtain a ticket.

How to Cast Your Vote Your vote is important! Please cast your vote and play a part in the future of Alcoa. Shareholders of record, who hold shares registered in their names, can vote by:

Internet at www.cesvote.com	QR code—scan and vote with your mobile device	calling 1-888-693-8683 toll-free from the U.S. or Canada	mail return the signed proxy card

The deadline for voting online or by telephone is 6:00 a.m. EDT on May 1, 2015. If you vote by mail, your proxy card must be received before the annual meeting. If you hold shares in an Alcoa savings plan, your voting instructions must be received by 6:00 a.m. EDT on April 29, 2015.

Beneficial owners, who own shares through a bank, brokerage firm or other financial institution, can vote by returning the voting instruction form, or by following the instructions for voting via telephone or the Internet, provided by the bank, broker or other organization. If you own shares in different accounts or in more than one name, you may receive different voting instructions for each type of ownership. Please vote all your shares.

If you are a shareholder of record or a beneficial owner who has a legal proxy to vote the shares, you may choose to vote in person at the annual meeting. Even if you plan to attend our annual meeting in person, please cast your vote as soon as possible.

See the “Questions and Answers About the Meeting and Voting” section beginning on page 71 for more details.

3

2015 PROXY STATEMENT

Proxy Summary (continued)

Voting Matters and Board Recommendations
Voting Matters		Board’s Recommendation	Page Reference (for more detail)
Item 1.	Election of Four Director Nominees to Serve for a Three-Year Term Expiring in 2018	✓ FOR Each Nominee	7
Item 2.	Ratification of Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2015	✓ FOR	35
Item 3.	Advisory Vote to Approve Executive Compensation	✓ FOR	38

Board Nominees (page 8)

Alcoa’s Board of Directors currently has 13 members divided into three classes. Directors are elected for three-year terms. The following table provides summary information about each director nominee standing for re-election to the Board for a three-year term expiring in 2018.

Name	Age	Director Since	Professional Background	Independent	Committee Memberships	Other Public Company Boards
Kathryn S. Fuller	68	2002	Chair, Smithsonian’s National Museum of Natural History; Former President and Chief Executive Officer, World Wildlife Fund	Yes	Compensation and Benefits; Public Issues	—
L. Rafael Reif	64	2015	President of the Massachusetts Institute of Technology	Yes	—	Schlumberger Limited
Patricia F. Russo	62	2008	Former Chief Executive Officer, Alcatel-Lucent	Yes	Compensation and Benefits (Chair); Executive; Governance and Nominating	General Motors Company; Hewlett-Packard Company; KKR Management LLC; Merck & Co., Inc.
Ernesto Zedillo	63	2002	Director of the Yale Center for the Study of Globalization; Former President of Mexico	Yes	Audit; Public Issues (Chair)	Citigroup Inc.; Promotora de Informaciones, S.A.; The Procter & Gamble Company

4

2015 PROXY STATEMENT

Proxy Summary (continued)

Corporate Governance Highlights (page 20)

The Company is committed to good corporate governance, which we believe is important to the success of our business and in advancing shareholder interests. Our corporate governance practices are described in greater detail in the “Corporate Governance” section. Highlights include:

•      majority voting for directors

•     12 out of 13 Board members are independent

•      independent Lead Director with substantial responsibilities

•     diversity reflected in Board composition

•      regular executive sessions of independent directors

•     average Board attendance of 94% during 2014

•      independent Audit, Compensation and Benefits, Governance and Nominating, and Public Issues Committees

•     risk oversight by full Board and committees

•      regular Board, committee and director nominee self-evaluations

•     active shareholder engagement

•      shareholder right to call special meetings

•     shareholders’ ability to take action by written consent

•      long-standing commitment toward sustainability

•     policies prohibiting short sales, hedging, margin accounts and pledging

Financial and Operating Highlights			2014 Sales: $23.9 Billion
($ in millions, except per share amounts)	2014	2013
Sales	$23,906	$23,032
Net income (loss)	$268	$(2,285)
After-tax operating income:
Alumina	$370	$259
Primary Metals	$594	$(20)
Global Rolled Products	$312	$252
Engineered Products and Solutions	$767	$726
Per common share data:
Basic	$0.21	$(2.14)
Diluted	$0.21	$(2.14)
Dividends paid	$0.12	$0.12
Total assets	$37,399	$35,742
Capital expenditures	$1,219	$1,193
Cash provided from operations	$1,674	$1,578
Book value per share*	$9.07	$9.84
Common stock outstanding, end of year	1,216,663,661	1,071,011,162
* Book value per share = (total shareholders’ equity minus preferred stock) divided by common stock outstanding, end of year

5

2015 PROXY STATEMENT

Proxy Summary (continued)

Executive Compensation Highlights (page 40)

The Compensation Discussion and Analysis provides a focused discussion of how Alcoa’s executive compensation philosophy drove strong operating and financial performance in 2014.

•      Alcoa’s compensation philosophy and investor outreach guided the 2014 executive compensation plan.

•       Alcoa’s priority for equity pay-for-performance has produced value for shareholders.

•      Alcoa made significant progress in executing its transformation strategy and delivered exceptional operational and financial performance in 2014.

•      Alcoa set short- and long-term business plan targets that, in turn, formed the basis for its incentive compensation and long-term incentive targets.

•       Alcoa chose 2014 metrics that correlate to shareholder value and incentive compensation and long-term incentive targets that drove exceptional performance.

•       The Compensation and Benefits Committee made incentive compensation and long-term incentive awards that reflected the strong performance of 2014 and that are intended to reward and retain exceptional talent who delivered that performance.

WHAT WE DO	WHAT WE DON’T DO

✓    We pay for performance

✓    We consider peer groups in establishing

compensation

✓    We review tally sheets

✓    We have robust stock ownership guidelines

✓    We schedule and price stock option grants to

promote transparency and consistency

✓    We have clawback policies incorporated into our

incentive plans

✓    We have double-trigger equity vesting in the event

of a change-in-control

✓    We pay reasonable salaries to our senior

executives

✓    We provide appropriate benefits to our senior

executives

✓    We have a conservative compensation risk profile

✓    We consider tax deductibility when designing and

administering our incentive compensation

✓    The Compensation and Benefits Committee retains

an independent compensation consultant

✗    We do not pay dividend equivalents on stock

options and unvested restricted share units

✗    We do not allow share recycling

✗    We do not allow repricing of underwater stock

options (including cash-outs)

✗    We do not allow hedging or pledging of Company

stock

✗    We do not have excise tax gross-ups for new

participants in our Change in Control Severance

Plan

✗    We do not enter into multi-year employment

contracts

✗    We do not provide significant perquisites

6

2015 PROXY STATEMENT

Item 1 Election of Directors

As of the date of this proxy statement, Alcoa’s Board of Directors has 13 members divided into three classes. Directors are elected for three-year terms. The terms for each class end in successive years.

The Board of Directors, upon the recommendation of the Governance and Nominating Committee, has nominated four incumbent directors, Kathryn S. Fuller, L. Rafael Reif, Patricia F. Russo, and Ernesto Zedillo, to stand for re-election to the Board for a three-year term expiring in 2018. Ms. Gueron, whose term expires at the annual shareholders meeting on May 1, 2015, will not be standing for re-election. In accordance with the directors’ retirement policy in the Company’s Corporate Governance Guidelines, Ms. Gueron has announced her intention to retire from the Board effective May 1, 2015 as she would reach age 75 during a new three-year term. See “The Structure and Role of the Board of Directors—Board Leadership Structure” for more information regarding Ms. Gueron’s pending retirement.

Each of the director nominees was elected by the shareholders at the 2012 Annual Meeting of Shareholders except L. Rafael Reif, who was appointed by the Board of Directors, upon the recommendation of the Governance and Nominating Committee, effective March 2, 2015. Mr. Reif was recommended to the Governance and Nominating Committee as a director candidate by the other members of the Board.

The Board of Directors has affirmatively determined that each of the four nominees qualifies for election under the criteria for evaluation of directors (see “Minimum Qualifications for Director Nominees and Board Member Attributes” on page 14 and “Board, Committee and Director Evaluations” on page 24). Included in each nominee’s biography below is a description of the qualifications, experience, attributes and skills of such nominee. In addition, the Board of Directors has determined that each nominee qualifies as an independent director under New York Stock Exchange corporate governance listing standards and the Company’s Director Independence Standards. See “Director Independence” on page 27.

If a nominee is unable to serve as a director, the Board may reduce its size or choose a substitute.

The Board of Directors recommends a vote “FOR” ITEM 1, the election of each of Kathryn S. Fuller, L. Rafael Reif, Patricia F. Russo, and Ernesto Zedillo to the Board for a three-year term expiring in 2018.

7

2015 PROXY STATEMENT

Item 1 Election of Directors (continued)

Nominees to Serve for a Three-Year Term Expiring in 2018

Kathryn S. Fuller Director since: 2002 Age: 68 Committees: Compensation and Benefits Committee; Public Issues Committee

Career Highlights and Qualifications: Ms. Fuller is the Chair of the Smithsonian’s National Museum of Natural History, the world’s preeminent museum and research complex. She currently serves on the board of, and chairs the Nominating and Governance Committee at, The Robert Wood Johnson Foundation, a leading philanthropy in the field of health and health care. Ms. Fuller is also the Chair of the Institute at Brown for Environment & Society (Brown University), which seeks to prepare leaders to understand and holistically manage complex social and environmental systems.

Ms. Fuller retired as Chair of The Ford Foundation, a nonprofit organization, in September 2010, after having served in that position since May 2004.

Ms. Fuller retired as President and Chief Executive Officer of World Wildlife Fund U.S. (WWF), one of the world’s largest nature conservation organizations, in July 2005, after having served in those positions since 1989. Ms. Fuller continues her affiliation with WWF as President Emerita and an honorary member of the Board of Directors.

Ms. Fuller was a Public Policy Scholar at the Woodrow Wilson International Center for Scholars, a nonpartisan institute established by Congress for advanced study of national and world affairs, for a year beginning in October 2005.

Ms. Fuller had various responsibilities with WWF and The Conservation Foundation from 1982 to 1989, including executive vice president, general counsel and director of WWF’s public policy and wildlife trade monitoring programs. Before that, she held several positions in the U.S. Department of Justice, culminating as Chief, Wildlife and Marine Resources Section, in 1981 to 1982.

Attributes and Skills: Ms. Fuller has led three internationally recognized and respected organizations, having served as the chief executive officer of WWF and Chair of The Ford Foundation and currently serving as Chair of the Smithsonian’s National Museum of Natural History. Her experience in managing world-class organizations, combined with her proven leadership skills, international experience and environmental focus have all contributed to the diversity and richness of the Board’s deliberations.

The Company has long recognized the need to earn the right to continue to do business in the communities in which it operates, and as a result, the Board seeks the input of directors, such as Ms. Fuller, who have a broad perspective on sustainable development.

L. Rafael Reif Director since: March 2, 2015 Age: 64 Other Current Public Directorships: Schlumberger Limited

Career Highlights and Qualifications: Mr. Reif is president of the Massachusetts Institute of Technology (MIT), the world-renowned educational institution of science and technology. Prior to his appointment as president of MIT in July 2012, he was MIT’s Provost, Chief Academic Officer and Chief Budget Officer from August 2005 to July 2012 and head of MIT’s Department of Electrical Engineering and Computer Science from September 2004 to July 2005. Mr. Reif has been a faculty member of MIT for more than 30 years.

Mr. Reif launched the MIT Innovation Initiative to enhance MIT’s own innovation ecosystem and foster education, research and policy; and recently began work on “MIT.nano,” a new facility on the campus that will accelerate research and innovation at the nanoscale. In his previous role as Provost of MIT, he held overarching responsibility for MIT’s education and research programs, including spearheading the development of MIT’s online learning initiatives, MITx and edX, and oversight for Lincoln Laboratory, a federally funded research facility that MIT operates for the U.S. Department of Defense. In his leadership roles at MIT, Mr. Reif also launched environmental initiatives to drive progress towards solutions around environment, climate and sustainability. He also promoted a faculty-led effort to address challenges around race and diversity.

Mr. Reif, at the request of the White House, served as co-chair of the steering committee of the national Advanced Manufacturing Partnership (AMP 2.0), an effort to secure U.S. leadership in emerging technologies.

Mr. Reif is the inventor or co-inventor on 15 patents.

Other Current Affiliations: In addition to his public company board memberships, Mr. Reif was named a fellow of the Institute of Electrical and Electronics Engineers in 1993, and he received the Aristotle Award in 2000 from the Semiconductor Research Corporation. He is also an elected member of the American Academy of Arts and Sciences, the National Academy of Engineering and a trustee of the Carnegie Endowment for International Peace.

Attributes and Skills: In addition to leading MIT, an acclaimed academic institution, Mr. Reif is a respected international authority on innovative material science and advanced manufacturing technologies. His scientific and technological expertise is a valuable resource to the Company as the Company explores investments in digitization, automation and robotics to enhance the competitiveness of its expanding multi-material, value-add business portfolio. In addition, Mr. Reif’s experience in environmental initiatives provides a strong background from which the Company can benefit.

8

2015 PROXY STATEMENT

Item 1 Election of Directors (continued)

Nominees to Serve for a Three-Year Term Expiring in 2018

Patricia F. Russo

Director since: 2008

Age: 62

Committees: Compensation and Benefits Committee (Chair); Executive Committee; Governance and Nominating Committee

Other Current Public Directorships: General Motors Company; Hewlett-Packard Company (Lead Director); KKR Management LLC; Merck & Co., Inc.

Career Highlights and Qualifications: Ms. Russo is the former Chief Executive Officer of Alcatel-Lucent, a communications company, from December 2006 to September 2008. She served as Chairman of Lucent Technologies Inc. from 2003 to 2006 and as its Chief Executive Officer and President from 2002 to 2006.

Ms. Russo was President and Chief Operating Officer of Eastman Kodak Company from April 2001, and Director from July 2001, until January 2002, and Chairman of Avaya Inc. from December 2000, until she rejoined Lucent as Chief Executive Officer in January 2002.

Ms. Russo was Executive Vice President and Chief Executive Officer of the Service Provider Networks business of Lucent from November 1999 to August 2000 and served as Executive Vice President from 1996 to 1999. Prior to that, she held various executive positions with Lucent and AT&T.

Other Current Affiliations: In addition to her public company board memberships, Ms. Russo is Chairman of the Partnership for a Drug-Free America, a national non-profit organization.

Previous Directorships: Ms. Russo served as a director of Schering Plough Corp. from 1995 until 2009, when it merged with Merck & Co. She was chair of Schering Plough’s Governance Committee for six years and its Lead Director prior to the merger.

Attributes and Skills: Ms. Russo has proven business acumen, having served in executive and board leadership capacities at a number of significant, complex global organizations. As Chief Executive Officer of Lucent, she successfully led the company through the severe telecommunications industry downturn in 2002 and 2003, restoring the company to profitability and growth. She then led its cross-border merger negotiations with Alcatel, a French company, and became the newly merged organization’s first chief executive, headquartered in France. In addition, her directorships at other public companies provide her with broad experience on issues facing public companies. Ms. Russo has demonstrated a depth of business experience, knowledge of compensation and benefits in her service on the Company’s Compensation and Benefits Committee and as chair of Hewlett Packard’s compensation committee, and an extensive knowledge of governance practices and principles.

Ernesto Zedillo

Director since: 2002

Age: 63

Committees: Audit Committee; Public Issues Committee (Chair)

Other Current Public Directorships: Citigroup Inc.; Promotora de Informaciones, S.A.; The Procter & Gamble Company

Career Highlights and Qualifications: Dr. Zedillo has been at Yale University since 2002, where he is the Frederick Iseman ’74 Director of the Yale Center for the Study of Globalization; Professor in the Field of International Economics and Politics; Professor of International and Area Studies; and Professor Adjunct of Forestry and Environmental Studies. He was a Distinguished Visiting Fellow at the London School of Economics in 2001.

Dr. Zedillo was President of Mexico from December 1994 to December 2000. He served in the Federal Government of Mexico as Undersecretary of the Budget (1987-1988); as Secretary of Economic Programming and the Budget and board member of various state owned enterprises, including PEMEX, Mexico’s national oil company (1988-1992); and as Secretary of Education (1992-1993). From 1978 to 1987, he was with the central bank of Mexico where he served as deputy manager of economic research and deputy director. From 1983 to 1987, he was the founding General Director of the Trust Fund for the Coverage of Exchange Risks, a mechanism created to manage the rescheduling of the foreign debt of the country’s private sector that involved negotiations and complex financial operations with hundreds of firms and international banks.

Dr. Zedillo earned his Bachelor’s degree from the School of Economics of the National Polytechnic Institute in Mexico and his M.A., M.Phil. and Ph.D. at Yale University. In Mexico, he taught economics at the National Polytechnic Institute and El Colegio de Mexico.

Other Current Affiliations: In addition to his public company board memberships, Dr. Zedillo belongs to the international advisory board of BP. He is a senior advisor to the Credit Suisse Research Institute. His current service in non-profit institutions includes being a member of the Foundation Board of the World Economic Forum.

Previous Directorships: Dr. Zedillo was a director of Electronic Data Systems Corporation from 2007 to 2008 where he was a member of its Governance Committee. He was a director of Union Pacific Corporation from 2001 to 2006 where he served on the Audit and Finance Committees.

Attributes and Skills: From his broad experience in government and international politics and his prior service as President of Mexico, Dr. Zedillo brings international perspective and insight to matters such as governmental relations and public issues in the various countries in which Alcoa operates. Dr. Zedillo also has significant financial experience, having previously served on the audit committee of Union Pacific and as the Secretary of Economic Programming and the Budget for Mexico, as well as having held various positions at Banco de México, the central bank of Mexico.

Dr. Zedillo qualifies as an audit committee financial expert.

9

2015 PROXY STATEMENT

Item 1 Election of Directors (continued)

Directors Whose Terms Expire in 2016

Arthur D. Collins, Jr.

Director since: 2010

Age: 67

Committees: Audit Committee; Compensation and Benefits Committee

Other Current Public Directorships: The Boeing Company; U.S. Bancorp (Lead Director)

Career Highlights and Qualifications: Mr. Collins was Chairman of Medtronic, Inc., a leading medical device and technology company, from April 2002 until his retirement in August 2008, and Chief Executive Officer from May 2002 to August 2007. He held a succession of other executive leadership positions with Medtronic from 1992 until his retirement, including as President and Chief Executive Officer, President and Chief Operating Officer, and Chief Operating Officer. He was Executive Vice President of Medtronic and President of Medtronic International from June 1992 to January 1994.

Prior to joining Medtronic, he was Corporate Vice President of Abbott Laboratories (health care products) from October 1989 to May 1992 and Divisional Vice President of that company from May 1984 to October 1989. He joined Abbott in 1978 after spending four years with Booz, Allen & Hamilton, a management consulting firm.

Other Current Affiliations: In addition to his public company board memberships, Mr. Collins currently serves on the board of privately held Cargill, Incorporated. He also serves as a senior advisor to Oak Hill Capital Partners, L.P., a private equity firm.

Previous Directorships: Mr. Collins was Chairman of Medtronic, Inc. from 2002 to 2008.

Attributes and Skills: Mr. Collins’ extensive executive and business experience, including his years of executive leadership at Medtronic, allow Alcoa to benefit from his experience managing the operations of a large, global company. He also brings the perspective of a member of several corporate boards, having served on the audit, finance, compensation, governance and executive committees of various boards. Mr. Collins is currently the lead director at U.S. Bancorp, and he is the chair of the Compensation Committee at Boeing and of the Human Resources Committee at Cargill.

Mr. Collins qualifies as an audit committee financial expert.

Carol L. Roberts Director since: 2014 Age: 55 Committees: Audit Committee

Career Highlights and Qualifications: Ms. Roberts is Senior Vice President and Chief Financial Officer of International Paper Company (IP), a global leader in packaging and paper with manufacturing operations in 24 countries. Ms. Roberts has over 30 years of industrial manufacturing experience, having worked in multiple facilities and across various functions at IP. Before being named CFO in 2011, Ms. Roberts led IP’s largest business, the Industrial Packaging Group. While in that role, she led IP’s acquisition of Weyerhaeuser’s packaging business. Ms. Roberts has also served as IP’s Vice President of People Development for three years, during which she developed human resources programs that have had a major impact on IP’s talent posture and employee engagement. Ms. Roberts has served in a variety of operational and technical roles since beginning her career with IP in 1981 as an associate engineer at the company’s Mobile, Alabama mill.

Attributes and Skills: Ms. Roberts’ career spans engineering, manufacturing, business management, human resources and finance, bringing a strong set of cross-functional experiences to the Board. Her current role as Chief Financial Officer of IP also provides her with a strong foundation for valuable contributions to Board discussions relating to financial and strategic matters.

Ms. Roberts qualifies as an audit committee financial expert.

10

2015 PROXY STATEMENT

Item 1 Election of Directors (continued)

Directors Whose Terms Expire in 2016

Michael G. Morris

Director since: 2008

Age: 68

Committees: Audit Committee; Compensation and Benefits Committee; Executive Committee; Governance and Nominating Committee

Other Current Public Directorships:

L Brands, Inc.; The Hartford Financial Services Group, Inc.; Spectra Energy Corp

Career Highlights and Qualifications: Mr. Morris was Chairman of American Electric Power Company, Inc. (AEP), one of the nation’s largest utility generators and owner of the largest electricity transmission system in the United States, from 2004 through 2013. He served as Chief Executive officer of AEP and all of its major subsidiaries from 2004 until his retirement in November 2011 and as President from 2004 to 2011. From 1997 to 2003, Mr. Morris was Chairman, President and Chief Executive Officer of Northeast Utilities. Prior to that, he held positions of increasing responsibility in energy and natural gas businesses.

Other Current Affiliations: In addition to his public company board memberships, Mr. Morris serves on the U.S. Department of Energy’s Electricity Advisory Board, the National Governors Association Task Force on Electricity Infrastructure, the Institute of Nuclear Power Operations and the Business Roundtable (chairing the Business Roundtable’s Energy Task Force).

Previous Directorships: Mr. Morris was Chairman of AEP from 2004 through 2013. From 1997 to 2003, Mr. Morris was Chairman of Northeast Utilities. Mr. Morris was previously chairman of the Edison Electric Institute.

Attributes and Skills: Mr. Morris has proven business acumen, having served as the chief executive officer of significant, complex organizations. Mr. Morris’ experience in the energy field is a valuable resource to the Company as it engages in renewing its energy supplies. The production of aluminum requires large amounts of energy in an electrolytic smelting process. In addition, Mr. Morris is a leader in developing the carbon sequestration process, which is a technology that may prove to be valuable to the aluminum industry in reducing greenhouse gas emissions.

Mr. Morris qualifies as an audit committee financial expert.

E. Stanley O’Neal

Director since: 2008

Age: 63

Committees: Audit Committee; Executive Committee; Governance and Nominating Committee

Other Current Public Directorships: Platform Specialty Products Corporation

Career Highlights and Qualifications: Mr. O’Neal served as Chairman of the Board and Chief Executive Officer of Merrill Lynch & Co., Inc. until October 2007. He became Chief Executive Officer of Merrill Lynch in 2002 and was elected Chairman of the Board in 2003. Mr. O’Neal was employed with Merrill Lynch for 21 years, serving as President and Chief Operating Officer from July 2001 to December 2002; President of U.S. Private Client from February 2000 to July 2001; Chief Financial Officer from 1998 to 2000; and Executive Vice President and Co-head of Global Markets and Investment Banking from 1997 to 1998.

Before joining Merrill Lynch, Mr. O’Neal was employed at General Motors Corporation where he held a number of financial positions of increasing responsibility.

Mr. O’Neal’s other affiliations included service on the board of the Memorial Sloan-Kettering Cancer Center, and membership in the Council on Foreign Relations, the Center for Strategic and International Studies and the Economic Club of New York.

Previous Directorships: Mr. O’Neal was a director of General Motors Corporation from 2001 to 2006, chairman of the board of Merrill Lynch & Co., Inc. from 2003 to 2007, and a director of American Beacon Advisors, Inc. (investment advisor registered with the Securities and Exchange Commission) from 2009 to September 2012.

Attributes and Skills: Mr. O’Neal provides a valuable perspective to the Audit Committee as the Company does not have another director with a background in investment banking. He also brings to the Audit Committee a strong financial background in an industrial setting, having served in various financial and leadership positions at General Motors Corporation.

Mr. O’Neal qualifies as an audit committee financial expert.

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Item 1 Election of Directors (continued)

Directors Whose Terms Expire in 2017

Klaus Kleinfeld Director since: 2003 Age: 57 Committees: Executive Committee (Chair); International Committee (Chair) Other Current Public Directorships: Hewlett-Packard Company; Morgan Stanley

Career Highlights and Qualifications: Mr. Kleinfeld has been Chairman and Chief Executive Officer of Alcoa since April 2010. He was President and Chief Executive Officer of Alcoa from May 2008 to April 2010, and President and Chief Operating Officer from October 2007 to May 2008.

Before Alcoa, Mr. Kleinfeld had a 20-year career with Siemens, the global electronics and industrial conglomerate, based in the U.S. and Germany, where he served as Chief Executive Officer of Siemens AG from January 2005 to June 2007. During his tenure, Mr. Kleinfeld presided over a dramatic transformation of that company, reshaping the company’s portfolio around three high-growth areas, resulting in an increase of revenues and a near doubling of market capitalization. Mr. Kleinfeld was Deputy Chairman of the Managing Board and Executive Vice President of Siemens AG from 2004 to January 2005, and President and Chief Executive Officer from 2002 to 2004 of Siemens Corporation, Siemens AG’s subsidiary in the U.S., which represents the company’s largest region.

Mr. Kleinfeld was born in Bremen, Germany, and educated at the University of Goettingen and University of Wuerzburg. He holds a Ph.D. in strategic management and a master’s degree in business administration.

Other Current Affiliations: In addition to his public company board memberships, Mr. Kleinfeld serves on the Brookings Institution Board of Trustees. He is Chairman of the U.S.-Russia Business Council, which is dedicated to promoting trade and investment between the United States and Russia.

Previous Directorships: Mr. Kleinfeld served on the Supervisory Board of Bayer AG for approximately nine years until September 30, 2014. He was a director of Citigroup Inc. from 2005 to 2007 and a member of the Managing Board of Siemens AG from 2004 to 2007.

Attributes and Skills: As the only management representative on the Company’s Board, Mr. Kleinfeld provides an insider’s perspective in Board discussions about the business and strategic direction of the Company. He brings to the Board his knowledge of all aspects of Alcoa’s global business and his extensive international and senior executive experience.

James W. Owens Director since: 2005 Age: 69 Committee: Audit Committee (Chair) Other Current Public Directorships: International Business Machines Corporation; Morgan Stanley

Career Highlights and Qualifications: Mr. Owens served as Chairman and Chief Executive Officer of Caterpillar Inc., a leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines, from February 2004 through June 2010. He was Executive Chairman from June to October 2010, when he retired from the company.

Mr. Owens served as Vice Chairman of Caterpillar from December 2003 to February 2004 and as Group President from 1995 to 2003, responsible at various times for 13 of the company’s 25 divisions. Mr. Owens joined Caterpillar in 1972 as a corporate economist and was named chief economist of Caterpillar Overseas S.A. in Geneva, Switzerland in 1975. From 1980 until 1987, he held managerial positions in the Accounting and Product Source Planning Departments. In 1987, he became managing director of P.T. Natra Raya, Caterpillar’s joint venture in Indonesia. He held that position until 1990, when he was elected a Corporate Vice President and named President of Solar Turbines Incorporated, a Caterpillar subsidiary in San Diego, California. In 1993, he was elected Vice President and Chief Financial Officer.

Other Current Affiliations: In addition to his public company board memberships, Mr. Owens serves as a senior advisor to Kohlberg Kravis Roberts & Co. L.P., a global asset manager working in private equity and fixed income. His other major affiliations include the Peterson Institute for International Economics and the Council on Foreign Relations.

Previous Directorships: Mr. Owens was Chairman of Caterpillar Inc. from 2004 to 2010. He was also former Chairman and Executive Committee member of the Business Council.

Attributes and Skills: Mr. Owens’ previous leadership positions, including as Chief Executive Officer of a significant, complex global industrial company, bring to the Board proven business acumen, management experience and economics expertise. His background as former Chief Financial Officer of Caterpillar also provides a strong financial foundation for Alcoa’s Audit Committee deliberations.

Mr. Owens qualifies as an audit committee financial expert.

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Item 1 Election of Directors (continued)

Directors Whose Terms Expire in 2017

Martin S. Sorrell Director since: 2012 Age: 70 Committees: International Committee; Public Issues Committee Other Current Public Directorships: WPP plc

Career Highlights and Qualifications: Sir Martin Sorrell founded WPP plc (WPP), currently the world’s largest advertising and marketing services group, in 1985, and has been the Chief Executive Officer since that time. WPP companies, which include some of the most eminent agencies in the business, provide clients with advertising, media investment management, data investment management, public relations and public affairs, branding and identity, healthcare communications, direct, interactive and Internet marketing, and special communication services. Collectively, WPP employs over 170,000 people in 110 countries.

Sir Martin actively supports the advancement of international business schools, advising Harvard, IESE (Spain), the London Business School, the Indian School of Business and the Judge Institute at Cambridge University. He has been publicly recognized with a number of awards, including the Harvard Business School Alumni Achievement Award. Sir Martin received a knighthood in January 2000.

Other Current Affiliations: In addition to his public company board memberships, Sir Martin serves as a non-executive director of Alpha Topco Limited, a privately held holding company of the Formula One Group. He is a former Chairman of the International Business Council of the World Economic Forum and a member of the Business Council in the U.S. In addition, Sir Martin serves on the board of directors of the Bloomberg Family Foundation and is a member of the Advisory Boards of global investment firm Stanhope Capital and private equity firm Bowmark Capital.

Attributes and Skills: Sir Martin is an internationally recognized business leader and brings to the Board his experience in growing the WPP enterprise through innovation, acquisitions and his extensive international business relationships. His international experience and perspective in leading a large multinational group of advertising and marketing services companies provides Alcoa with invaluable insight and guidance.

Ratan N. Tata Director since: 2007 Age: 77 Committees: International Committee; Public Issues Committee Other Current Public Directorships: Mondelēz International, Inc.

Career Highlights and Qualifications: Mr. Tata served as Chairman of Tata Sons Limited, the holding company of the Tata Group, one of India’s largest business conglomerates, from 1991 through 2012. Mr. Tata was also Chairman of the major Tata Group companies, including Tata Motors, Tata Steel, Tata Consultancy and several other Tata companies, through 2012. Mr. Tata joined the Tata Group in December 1962.

Mr. Tata received a Bachelor of Science degree in Architecture with Structural Engineering from Cornell University in 1962 and completed the Advanced Management Program at Harvard Business School in 1975. He is the recipient of numerous awards and honors, including the Government of India’s second highest civilian award, the Padma Vibhushan, and the Deming Cup, awarded in October 2012 by Columbia Business School’s W. Edwards Deming Center for quality, productivity, and competitiveness.

Other Current Affiliations: In addition to his public company board memberships, Mr. Tata is associated with various organizations in India and overseas. He is the Chairman of two of the largest private-sector philanthropic trusts in India. He is a member of the Indian Prime Minister’s Council on Trade and Industry. He is the President of the Court of the Indian Institute of Science and Chairman of the Council of Management of the Tata Institute of Fundamental Research. He also serves on the Board of Trustees of Cornell University and the University of Southern California. Mr. Tata is also on the international advisory boards of Mitsubishi Corporation, JP Morgan Chase, Rolls-Royce, Temasek Holdings and the Monetary Authority of Singapore.

Previous Directorships: Mr. Tata was Chairman of Tata Sons Limited and the major Tata Group companies until December 2012. He was a director of Bombay Dyeing and Manufacturing Company Limited from 1994 to February 2013 and Fiat S.p.A. from 2006 to April 2012.

Attributes and Skills: Mr. Tata brings to the Board significant international business experience in a wide variety of industries. His previous leadership positions, including as former Chairman of the holding company for one of India’s largest business conglomerates with revenues in excess of $100 billion and former Chairman of major operating companies in various industries, including automotive, consulting and steel, provide him with extensive management and industry experience and global perspective. His perspective adds valuable diversity to the deliberations of the Board.

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Item 1 Election of Directors (continued)

Nominating Board Candidates – Procedures and Director Qualifications

Shareholder Recommendations for Director Nominees

Any shareholder wishing to recommend a candidate for director should submit the recommendation in writing to our principal executive offices: Alcoa Inc., Governance and Nominating Committee, c/o Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. The written submission should comply with all requirements set forth in the Company’s Articles of Incorporation and By-Laws. The committee will consider all candidates recommended by shareholders who comply with the foregoing procedures and satisfy the minimum qualifications for director nominees and Board member attributes.

Shareholder Nominations from the Floor of the Annual Meeting

The Company’s Articles of Incorporation provide that any shareholder entitled to vote at an annual shareholders’ meeting may nominate one or more director candidates for election at that annual meeting by following certain prescribed procedures. Not later than 90 days before the anniversary date of the immediately preceding annual meeting, the shareholder must provide to Alcoa’s Corporate Secretary written notice of the shareholder’s intent to make such a nomination or nominations. The notice must contain all of the information required in the Company’s Articles of Incorporation and By-Laws.

Any such notice must be sent to our principal executive offices: Alcoa Inc., Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. The deadline for receipt of any shareholder nominations for the 2016 annual meeting is February 1, 2016.

Minimum Qualifications for Director Nominees and Board Member Attributes

The Governance and Nominating Committee has adopted Criteria for Identification, Evaluation and Selection of Directors:

1.	Directors must have demonstrated the highest ethical behavior and must be committed to the Company’s values.
2.

Directors must be committed to seeking and balancing the legitimate long-term interests of all of the Company’s shareholders, as well as its other stakeholders, including its customers, employees and the communities where the Company has an impact. Directors must not be beholden primarily to any special interest group or constituency.

3.

It is the objective of the Board that all non-management directors be independent. In addition, no director should have, or appear to have, a conflict of interest that would impair that director’s ability to make decisions consistently in a fair and balanced manner.

4.

Directors must be independent in thought and judgment. They must each have the ability to speak out on difficult subjects; to ask tough questions and demand accurate, honest answers; to constructively challenge management; and at the same time, act as an effective member of the team, engendering by his or her attitude an atmosphere of collegiality and trust.

5.

Each director must have demonstrated excellence in his or her area and must be able to deal effectively with crises and to provide advice and counsel to the Chief Executive Officer and his or her peers.

6.

Directors should have proven business acumen, serving or having served as a chief executive officer, chief operating officer or chief financial officer of a significant, complex organization, or other senior leadership role in a significant, complex organization; or serving or having served in a significant policy-making or leadership position in a well respected, nationally or internationally recognized educational institution, not-for-profit organization or governmental entity; or having achieved a widely recognized position of leadership in the director’s field of endeavor, which adds substantial value to the oversight of material issues related to the Company’s business.

7.

Directors must be committed to understanding the Company and its industry; to regularly preparing for, attending and actively participating in meetings of the Board and its committees; and to ensuring that existing

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Item 1 Election of Directors (continued)

and future individual commitments will not materially interfere with the director’s obligations to the Company. The number of other board memberships, in light of the demands of a director nominee’s principal occupation, should be considered, as well as travel demands for meeting attendance.

8.

Directors must understand the legal responsibilities of board service and fiduciary obligations. All members of the Board should be financially literate and have a sound understanding of business strategy, business environment, corporate governance and board operations. At least one member of the Board must satisfy the requirements of an “audit committee financial expert.”

9.

Directors must be self-confident and willing and able to assume leadership and collaborative roles as needed. They need to demonstrate maturity, valuing board and team performance over individual performance and respect for others and their views.

10.	New director nominees should be able to and committed to serve as a member of the Board for an extended period of time.
11.

While the diversity, the variety of experiences and viewpoints represented on the Board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender, national origin or sexual orientation or identity. In selecting a director nominee, the committee will focus on any special skills, expertise or background that would complement the existing Board, recognizing that the Company’s businesses and operations are diverse and global in nature.

12.	Directors should have reputations, both personal and professional, consistent with the Company’s image and reputation.

Process of Evaluation of Director Candidates

The Governance and Nominating Committee makes a preliminary review of a prospective candidate’s background, career experience and qualifications based on available information or information provided by an independent search firm which identifies or provides an assessment of a candidate. If a consensus is reached by the committee that a particular candidate would likely contribute positively to the Board’s mix of skills and experiences, and a Board vacancy exists or is likely to occur, the candidate is contacted to confirm his or her interest and willingness to serve. The committee conducts interviews and may invite other Board members or senior Alcoa executives to interview the candidate to assess the candidate’s overall qualifications. The committee considers the candidate against the criteria it has adopted in the context of the current composition and needs of the Board and its committees.

At the conclusion of this process, the committee reaches a conclusion and reports the results of its review to the full Board. The report includes a recommendation whether the candidate should be nominated for election to the Board. This procedure is the same for all candidates, including director candidates identified by shareholders.

The Governance and Nominating Committee has retained the services of a search firm that specializes in identifying and evaluating director candidates. Services provided by the search firm include identifying potential director candidates meeting criteria established by the committee, verifying information about the prospective candidate’s credentials, and obtaining a preliminary indication of interest and willingness to serve as a Board member.

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Director Compensation

Our non-employee director compensation program is designed to attract and retain outstanding director candidates who have the requisite experience and background as set forth in our Corporate Governance Guidelines, and to recognize the substantial time and effort necessary to exercise oversight of a complex global organization like Alcoa and fulfill the other responsibilities required of our directors. Mr. Kleinfeld, our sole employee director, does not receive additional compensation for his Board service.

The Governance and Nominating Committee reviews director compensation periodically and recommends changes to the Board when it deems appropriate. In late 2014, the committee engaged an independent compensation consultant, Pearl Meyer & Partners, LLC, to conduct an independent review of our director compensation program. Pearl Meyer & Partners assessed the structure of our director compensation program compared to competitive market practices of similarly situated companies. Based on the market information and recommendations provided to the committee by Pearl Meyer & Partners, and taking into account various factors, including the responsibilities of the directors generally, the responsibilities of the Lead Director and committee chairs, and Company performance, the committee recommended to the Board, and the full Board approved, a new compensation program for non-employee directors, effective January 1, 2015.

Information regarding the retention of Pearl Meyer & Partners can be found under “Corporate Governance—Compensation Consultants” beginning on page 28.

Director Fees

The table below describes the components of compensation for non-employee directors in effect during 2014 and the new compensation program effective January 1, 2015:

Annual Compensation Element	2014 Compensation Program	2015 Compensation Program
Retainer for Non-Employee Directors	$230,000 comprising 50% in cash and 50% to be deferred into Alcoa share units or invested in Alcoa stock until a director meets the stock ownership requirement of $400,000	$240,000 comprising 50% in cash (“Cash Component”) and 50% to be invested in Alcoa deferred share units or in Alcoa stock until a director meets the stock ownership requirement of $750,000 (equivalent to 6.25x the Cash Component)
Lead Director Fee	$ 11,000	$ 25,000
Audit Committee Chair Fee (includes Audit Committee Member Fee)	$ 27,500	$ 27,500
Audit Committee Member Fee	$ 11,000	$ 11,000
Compensation and Benefits Committee Chair Fee	$ 20,000	$ 20,000
Governance and Nominating Committee Chair Fee	$ 16,500	$ 16,500
Public Issues Committee Chair Fee	$ 16,500	$ 16,500
Meeting Fees	None	None

Stock Ownership Requirement	$400,000	$750,000

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Director Compensation (continued)

Directors’ Alignment with Shareholders

Stock Ownership Guideline for Directors

In order to further align the interests of directors with the long-term interests of our shareholders, non-employee directors are required to own, until retirement from the Board, at least $750,000 (this amount was increased from $400,000 effective January 1, 2015) in Alcoa common stock. Compliance with the ownership value requirement is measured annually and if the stock price declines in value, directors must continue to invest in Alcoa stock until the stock ownership guideline is reached. To satisfy this requirement, directors must either invest in Alcoa deferred share units under the Company’s 2005 Deferred Fee Plan for Directors or purchase shares in the open market. Deferred share units issued to directors provide directors with the same economic interest as if they own Alcoa common stock. Specifically, the deferred share units track the performance of our common stock and accrue dividend equivalents that are equal in value to dividends paid on our common stock. Upon a director’s retirement from the Board, the deferred share units are settled at a value equivalent to the then-prevailing market value of our common stock. Accordingly, whether a director holds shares of Alcoa common stock or deferred share units, directors have the same economic interest in the performance of the Company, which further aligns directors’ interests with those of our shareholders.

The following table shows the value of each non-employee director’s holdings in Alcoa common stock or deferred share units as of March 2, 2015, based on the closing price of our common stock on the New York Stock Exchange on that date.

Non-Employee Directors	Director Since	Value of Alcoa Stock or Deferred Share Units
Arthur D. Collins, Jr.	2010	$1,504,940
Kathryn S. Fuller	2002	$ 667,441
Judith M. Gueron	1988	$ 855,240
Michael G. Morris	2008	$1,408,243
E. Stanley O’Neal	2008	$ 839,270
James W. Owens	2005	$ 964,431
L. Rafael Reif	2015	**
Carol L. Roberts	2014	$ 121,821
Patricia F. Russo	2008	$ 824,332
Martin S. Sorrell	2012	$ 324,550
Ratan N. Tata	2007	$ 713,554
Ernesto Zedillo	2002	$1,155,241
**Mr.	Reif was appointed to the Board of Directors effective March 2, 2015.

Prohibitions against Short Sales, Hedging, Margin Accounts and Pledging

Company policy prohibits members of the Board of Directors from pledging, holding in margin accounts, or engaging in short sales or hedging transactions with respect to any of their Company stock. The policy continues to align the interest of our directors with those of our shareholders.

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Director Compensation (continued)

2014 Director Compensation

The following table sets forth the total compensation of the Company’s non-employee directors for the year ended December 31, 2014.

Name[1] (a)	Fees Earned or Paid in Cash ($) (b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Arthur D. Collins, Jr.	$241,000			$241,000
Kathryn S. Fuller	$230,000		$ 4,391	$234,391
Judith M. Gueron	$257,500	$121,394		$378,894
Michael G. Morris	$241,000			$241,000
E. Stanley O’Neal	$241,000			$241,000
James W. Owens	$257,500		$14,643	$272,143
Carol L. Roberts	$241,000			$241,000
Patricia F. Russo	$250,000			$250,000
Martin S. Sorrell	$230,000			$230,000
Ratan N. Tata	$230,000			$230,000
Ernesto Zedillo	$257,500		$ 3,316	$260,816
1

Klaus Kleinfeld is a Company employee and receives no compensation for services as a director; his compensation is reflected in the “2014 Summary Compensation Table” on page 61. L. Rafael Reif joined the Board effective March 2, 2015 and is not included in the above table.

Explanation of information in the columns of the table:

Fees Earned or Paid in Cash (Column (b))

This column reflects the cash fees earned by directors for Board and committee service in 2014, whether or not such fees were deferred.

Stock Awards, Option Awards, and Non-Equity Incentive Plan Compensation (Columns (c), (d) and (e))

In 2014, we did not issue any stock or option awards to directors, and we do not have a non-equity incentive plan for directors. Accordingly, no such compensation is reported in the table, and we have omitted columns (c), (d) and (e) from the table.

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column (f))

This column reflects the change in pension value for a legacy plan described below under “Fee Continuation Plan for Non-Employee Directors.” The Company does not pay above-market or preferential earnings on fees that are deferred. The 2005 Deferred Fee Plan for Directors and a predecessor plan have the same investment options as the Company’s 401(k) tax-qualified savings plan for salaried employees. We therefore do not report earnings on deferred fees in column (f).

All Other Compensation (Column (g))

The amounts shown in this column for Ms. Fuller and Messrs. Owens and Zedillo represent imputed income related to a 2014 trip to Alcoa facilities by directors to review the Company’s operations. Spouses were invited to attend this trip and imputed income was charged to those directors whose spouses attended. This imputed income was primarily for air travel to and from New York and meals. Directors do not receive tax gross-ups for imputed income.

Fee Continuation Plan for Non-Employee Directors

The Company does not provide retirement benefits to non-employee directors under any current program. Ms. Gueron is the only current director entitled to receive retirement benefits under a legacy plan. She will receive annual payments in cash for life upon retirement from the Board under the terms of the Fee Continuation Plan for

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Director Compensation (continued)

Non-Employee Directors, which was frozen in 1995. The plan was amended in 2006 to provide that all payments would be made in cash rather than stock and cash, at the equivalent value of the payments plan participants would have received in stock and cash. The amounts reflected in column (f) of the 2014 Director Compensation table assume retirement with a present value of the accumulated stock-based portion of the award based on the 2014 year-end closing price of $15.79 per share as compared with a 2013 year-end closing price of $10.63 per share, and with the present value of annual stock grant payments assuming an annual stock increase of 4.00% per year consistent with Financial Accounting Standards Board’s Accounting Standards Codification Topic 715, Compensation—Retirement Benefits accounting valuation assumptions.

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Corporate Governance

Alcoa is a values-based company. Our values guide our behavior at every level and apply across the Company on a global basis. The Board has adopted a number of policies to support our values and good corporate governance, which we believe are important to the success of our business and in advancing shareholder interests.

Our values have been recognized by numerous awards:

Corporate Reputation and Leadership	Corporate Social Responsibility and Sustainability
• Most Admired Metals Company FORTUNE Magazine, 2015	• 100 Best Corporate Citizens for 2014 Corporate Responsibility Magazine, 2014
• CEO of the Year Platts Global Metals Awards, 2014	• Aluminum Industry Leader on Dow Jones World Index Dow Jones Sustainability Indexes, 2014
• Business Council for International Understanding Dwight D. Eisenhower Global Award, 2014

Diversity	Science and Technology
• Human Rights Campaign Corporate Equality Award, 2015	• Top Technology Innovations R&D Magazine, 2014

In addition to the other policies and procedures described in this section, we highlight below certain of our corporate governance practices:

Board Membership and Participation

•	Directors who serve on our audit committee may serve on only two other public companies’ audit committees.
•	Directors who serve as chief executive officers of public companies should not serve on more than two outside public company boards in addition to Alcoa’s Board.
•	Other directors should not serve on more than four outside public company boards in addition to Alcoa’s Board.
•	Directors’ attendance at annual meetings is expected.

Prohibition against Short Sales, Hedging, Margin Accounts and Pledging

Our Insider Trading Policy contains restrictions that, among other things:

•	prohibit short sales of Alcoa securities and derivative or speculative transactions in Alcoa securities;
•

prohibit the use of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Alcoa securities; and

•	prohibit directors and executive officers from holding Alcoa securities in margin accounts or pledging Alcoa securities as collateral.

Shareholder Right to Call Special Meetings

Shareholders are permitted to call special meetings in accordance with the Company’s Articles of Incorporation and By-Laws.

Shareholder Action by Written Consent

Shareholders may act by written consent in accordance with the Company’s Articles of Incorporation and By-Laws.

Board Oversight of Political Activities

The Public Issues Committee oversees the Company’s policies and practices relating to the Company’s political activities. Additional information is available on our website at http://www.alcoa.com.

Commitment toward Sustainability

The Company is committed to operating sustainably in the communities in which we do business.

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Corporate Governance (continued)

The Structure and Role of the Board of Directors

Board Leadership Structure

The Company’s current Board leadership structure comprises a combined Chairman of the Board and Chief Executive Officer, an independent director serving as the Lead Director and strong, active independent directors. Alcoa has had a strong, independent Lead Director for a number of years. The Board believes this structure provides a very well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors. A combined role of Chairman and Chief Executive Officer confers advantages, including those listed below:

•

By serving in both positions, the Chairman and Chief Executive Officer is able to draw on his detailed knowledge of the Company to provide the Board, in coordination with the Lead Director, leadership in focusing its discussions and review of the Company’s strategy.

•	A combined role ensures that the Company presents its message and strategy to stakeholders with a unified voice.
•	The structure allows for efficient decision making and focused accountability.

The Board believes that it is in the best interest of the Company and its shareholders for Mr. Kleinfeld to serve as Chairman and Chief Executive Officer, considering the strong role of our independent Lead Director and other corporate governance practices providing independent oversight of management as set forth below.

Our independent Lead Director has substantial responsibilities.	Our Lead Director: • Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•    Responds directly to shareholder and other stakeholder questions and comments that are directed to the Lead Director or to the independent directors as a group, with such consultation with the Chairman or other directors as the Lead Director may deem appropriate;

• Reviews and/or approves meeting agendas and schedules for the Board;
• Ensures personal availability for consultation and communication with independent directors and with the Chairman, as appropriate;
• Calls executive sessions of the Board;
• Calls special meetings of the independent directors, as the Lead Directors may deem to be appropriate; and
• In her capacity as Chair of the Governance and Nominating Committee, oversees the Board’s self-evaluation process.

Judith M. Gueron is our current Lead Director. Ms. Gueron, whose term as a director expires at the annual shareholders meeting on May 1, 2015, will not be standing for re-election. In accordance with the directors’ retirement policy in the Company’s Corporate Governance Guidelines, Ms. Gueron has announced her intention to retire from the Board effective May 1, 2015 as she would reach age 75 during a new three-year term.

To ensure a smooth transition of the Lead Director role, the Board deliberated on a candidate to succeed Ms. Gueron. Subject to her election by shareholders as a director for a new three-year term expiring in 2018, Patricia F. Russo was elected by the Board to succeed Ms. Gueron as Lead Director. In making its decision, the Board took into account factors such as Ms. Russo’s depth of experience in Board matters ranging from her service on the Company’s Compensation and Benefits Committee (as Chair), Governance and Nominating Committee and Executive Committee to her memberships on other company boards, Ms. Russo’s tireless and dedicated service as a member of the Board and her demonstrated leadership abilities.

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Corporate Governance (continued)

The Company’s corporate governance practices and policies are designed to protect shareholders’ long-term interests.

Shareholders’ interests are protected by substantial effective and independent oversight of management:

•    12 out of our 13 directors are independent as defined by the listing standards of the New York Stock Exchange (“NYSE”) and the Company’s Director Independence Standards.

•    The Board’s key standing committees are composed solely of independent directors. The Audit Committee, the Compensation and Benefits Committee, the Governance and Nominating Committee and the Public Issues Committee are each composed solely of independent directors. All members of the International Committee and the Executive Committee are independent directors other than Mr. Kleinfeld.

•     Our independent directors meet at every regular meeting in executive session without management or the Chairman and Chief Executive Officer present. These meetings are led by the Lead Director.

The Board’s Role in Risk Oversight

The Board of Directors is actively engaged in overseeing and reviewing the Company’s strategic direction and objectives, taking into account (among other considerations) the Company’s risk profile and exposures. It is management’s responsibility to manage risk and bring to the Board of Directors’ attention the most material risks to the Company. The Board of Directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. The Board annually reviews the Company’s enterprise risk management and receives regular updates on risk exposures.

The Board as a whole has responsibility for risk oversight, including succession planning relating to the Chief Executive Officer (“CEO”) and risks relating to the competitive landscape, strategy, business conditions and capital requirements. The committees of the Board also oversee the Company’s risk profile and exposures relating to matters within the scope of their authority. The Board regularly receives detailed reports from the committees regarding risk oversight in their areas of responsibility.

The Audit Committee regularly reviews treasury risks (including those relating to cash generation, liquidity, insurance, credit, debt, interest rates and foreign currency exchange rates), financial and accounting risks, legal and compliance risks, and risks relating to cyber security, tax matters, environmental remediation, and internal controls. The Audit Committee also regularly reviews commodities risk management, which includes hedging

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Corporate Governance (continued)

policies and practices and the relationship between the commodity pricing of aluminum on the London Metal Exchange and major cost inputs, including energy.

The Compensation and Benefits Committee considers risks related to the attraction and retention of talent, the design of compensation programs and incentive arrangements, and the investment management of the Company’s principal retirement and savings plans. The Company has determined that it is not reasonably likely that risks arising from compensation and benefit plans would have a material adverse effect on the Company. See “Executive Compensation—Compensation Discussion and Analysis—Other Compensation Policies and Practices—What We Do—We Have a Conservative Compensation Risk Profile” on page 59.

The Governance and Nominating Committee considers risks related to corporate governance, and oversees succession planning for the Board of Directors and the appropriate assignment of directors to the Board committees for risk oversight and other areas of responsibilities.

The International Committee considers risks posed by global developments.

The Public Issues Committee considers risks related to the Company’s reputation, and risks relating to environmental and sustainability matters, health and safety issues, and community/government relations.

The Company believes that the Board leadership structure supports its role in risk oversight. There is open communication between management and directors, and all directors are actively involved in the risk oversight function.

Director Qualifications, Board Diversity and Board Tenure

Our directors have a broad range of experience that spans different industries, encompassing the business, philanthropic, academic and governmental sectors. Directors bring to our Board a variety of skills, qualifications and viewpoints that strengthen their ability to carry out their oversight role on behalf of our shareholders. As described in the director biographies in “Item 1 Election of Directors,” directors bring to our Board attributes and skills that include those listed below:

Director Attributes and Skills
• Leadership Experience • Global/International Experience • Finance Experience • Economics Expertise • Investment Banking Experience • Academia	• Risk Management Expertise • Manufacturing/Industrial Experience • Energy Industry Experience • Government Relations Experience • Environmental and Sustainability Experience	• Engineering Experience • Technology/Innovation Expertise • Marketing and Branding Expertise • Corporate Governance Expertise • Human Resources Experience

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2015 PROXY STATEMENT

Corporate Governance (continued)

Our policy on Board diversity relates to the selection of nominees for the Board. Our policy provides that while diversity and variety of experiences and viewpoints represented on the Board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender, national origin or sexual orientation or identity. In selecting a director nominee, the Governance and Nominating Committee focuses on skills, expertise and background that would complement the existing Board, recognizing that the Company’s businesses and operations are diverse and global in nature. Reflecting the global nature of our business, our directors are citizens of the United States, Germany, India, Mexico and the United Kingdom. We have four women directors as of the date of this proxy statement.

The following chart shows the tenure of the directors on our Board following the 2015 Annual Meeting of Shareholders, assuming that all director nominees are elected to new terms. The directors’ tenure is well distributed to create a balanced Board, which contributes to a rich dialogue representing a range of perspectives.

Board Meetings and Attendance

The Board met eight times in 2014. Attendance by directors at Board and committee meetings averaged 94%. Each director attended 75% or more of the aggregate of all meetings of the Board and the committees on which he or she served during 2014.

Under Alcoa’s Corporate Governance Guidelines, all directors are expected to attend the annual meeting of shareholders. All members of the Board attended the Company’s 2014 annual meeting other than Mr. Tata. In addition to Board meetings, directors annually visit Alcoa business operations to deepen their understanding of the Company and interact with on-site employees. In 2014, the Board visited the business units of Alcoa’s Engineered Products and Solutions group in the United Kingdom and France. In addition, new directors receive an orientation that includes meetings with key management and visits to Company facilities.

Board, Committee and Director Evaluations

The Board of Directors annually assesses the effectiveness of the full Board, the operations of its committees and the contributions of director nominees. The Governance and Nominating Committee oversees the evaluation of the Board as a whole and its committees, as well as individual evaluations of those directors who are being considered for possible re-nomination to the Board.

Committees of the Board

There are six standing committees of the Board. The Board has adopted written charters for each committee, which are available on our website at http://www.alcoa.com under “About—Corporate Governance—Committees.”

Each of the Audit, Compensation and Benefits, Governance and Nominating and Public Issues Committees consists solely of directors who have been determined by the Board of Directors to be independent in accordance with Securities and Exchange Commission (“SEC”) regulations, NYSE listing standards and the Company’s Director Independence Standards (including the heightened independence standards for members of the Audit and Compensation and Benefits Committees).

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2015 PROXY STATEMENT

Corporate Governance (continued)

The following table sets forth the Board committees and the current members of each of the committees:

	Audit	Compensation and Benefits	Governance and Nominating	Public Issues	Executive	International
Arthur D. Collins, Jr.*	X	X
Kathryn S. Fuller*		X		X
Judith M. Gueron*			Chair	X	X
Klaus Kleinfeld					Chair	Chair
Michael G. Morris*	X	X	X		X
E. Stanley O’Neal*	X		X		X
James W. Owens*	Chair
L. Rafael Reif*[1]
Carol L. Roberts*	X
Patricia F. Russo*		Chair	X		X
Martin S. Sorrell*				X		X
Ratan N. Tata*				X		X
Ernesto Zedillo*	X			Chair
2014 Meetings	8	6[2]	6	5	3[3]	4
*	Independent Director
1	Mr. Reif was appointed to the Board of Directors effective March 2, 2015, and will be appointed to serve on a Board committee at a later date.
2	Compensation and Benefits Committee took action by unanimous written consent once.
3	Executive Committee took action by unanimous written consent twice.

COMMITTEE	RESPONSIBILITIES
Audit Committee	• Oversees the integrity of the financial statements and internal controls, including review of the scope and the results of the audits of the internal and independent auditors
• Appoints the independent auditors and evaluates their independence and performance
• Reviews the organization, performance and adequacy of the internal audit function
• Pre-approves all audit, audit-related, tax and other services to be provided by the independent auditors
• Oversees the Company’s compliance with legal, ethical and regulatory requirements
• Discusses with management and the auditors the policies with respect to risk assessment and risk management, including major financial risk exposures

Each member of the Audit Committee is financially literate, and the Board of Directors has determined that each member qualifies as an “audit committee financial expert” under applicable SEC rules. No committee member currently sits on more than one other public company’s audit committee.

Compensation and Benefits Committee	• Establishes the Chief Executive Officer’s compensation based upon an evaluation of performance in light of approved goals and objectives
• Reviews and approves the compensation of the Company’s officers
• Oversees the implementation and administration of the Company’s compensation and benefits plans, including pension, savings, incentive compensation and equity-based plans
• Reviews and approves general compensation and benefit policies
• Approves the Compensation Discussion and Analysis for inclusion in the proxy statement

•    Has the sole authority to retain and terminate a compensation consultant, as well as to approve the consultant’s fees and other terms of engagement (see “Compensation Consultants” beginning on page 28 regarding the committee’s engagement of a compensation consultant)

The Compensation and Benefits Committee may form and delegate its authority to subcommittees when appropriate (including subcommittees of management). Executive officers do not determine the amount or form of executive or director compensation although the Chief Executive Officer provides recommendations to the Compensation and Benefits Committee regarding compensation changes and incentive compensation for executive officers other than himself. For more information on the responsibilities and activities of the committee, including its processes for determining executive compensation, see the “Compensation Discussion and Analysis” section.

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2015 PROXY STATEMENT

Corporate Governance (continued)

COMMITTEE	RESPONSIBILITIES
Executive Committee	• Has the authority to act on behalf of the Board
Governance and Nominating Committee

•  Identifies individuals qualified to become Board members and recommends them to the full Board for consideration, including evaluating all potential candidates, whether initially recommended by management, other Board members or shareholders

• Makes recommendations to the Board regarding Board committee assignments
• Develops and annually reviews corporate governance guidelines for the Company, and oversees other corporate governance matters
• Reviews related person transactions
• Coordinates an annual performance review of the Board, Board committees and individual director nominees
• Periodically reviews and makes recommendations to the Board regarding director compensation
International Committee	• Provides a forum for additional discussion and input on international markets, business conditions and political developments
Public Issues Committee	• Provides guidance on matters relating to the Company’s corporate social responsibility, including good corporate citizenship, environmental sustainability, health and safety and social issues
• Oversees and monitors the Company’s policies and practices to ensure alignment with the Company’s vision and values
• Advises on significant public issues that are pertinent to the Company and its stakeholders
• Considers, and brings to the attention of the Board as appropriate, political, social and environmental trends and major global legislative and regulatory developments or other public policy issues
• Oversees the Company’s policies and practices relating to the Company’s political activities, diversity and charitable contributions
• Monitors the Company’s reputation and environmental sustainability progress
All Board members are invited to the meetings of the Public Issues Committee, and most directors typically attend.

Majority Voting for Directors

Alcoa’s Articles of Incorporation and By-Laws provide a majority voting standard for election of directors in uncontested elections. If an incumbent director nominee receives a greater number of votes cast against his or her election than in favor of his or her election (excluding abstentions) in an uncontested election, the nominee must immediately tender his or her resignation, and the Board will decide, through a process managed by the Governance and Nominating Committee and excluding the nominee, whether to accept the resignation at its next regularly scheduled Board meeting. The Board’s explanation of its decision will be promptly disclosed in accordance with SEC rules and regulations. An election of directors is considered to be contested if there are more nominees for election than positions on the Board to be filled by election at the meeting of shareholders. Any director nominee not already serving on the Board who fails to receive a majority of votes cast in an uncontested election will not be elected to the Board.

Communications with Directors

The Board of Directors welcomes input and suggestions. Shareholders and other interested parties wishing to contact the Lead Director or the non-management directors as a group may do so by sending a written communication to the attention of the Lead Director c/o Alcoa Inc., Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. To communicate issues or complaints regarding questionable accounting, internal accounting controls or auditing matters, send a written communication to the Audit Committee c/o Alcoa Inc., Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. Alternatively, you may place an anonymous, confidential, toll free call in the United States to Alcoa’s Integrity Line at 1 800 346-7319. For a listing of Integrity Line telephone numbers outside the United States, go to http://www.alcoa.com “About Alcoa—Corporate Governance—Ethics and Compliance.”

Communications addressed to the Board or to a Board member are distributed to the Board or to any individual director or directors as appropriate, depending upon the facts and circumstances outlined in the communication.

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2015 PROXY STATEMENT

Corporate Governance (continued)

The Board of Directors has asked the Corporate Secretary’s Office to submit to the Board all communications received, excluding only those items that are not related to Board duties and responsibilities, such as junk mail and mass mailings; product complaints and product inquiries; new product or technology suggestions; job inquiries and resumes; advertisements or solicitations; and surveys.

Director Independence

In its Corporate Governance Guidelines, the Board recognizes that independence depends not only on directors’ individual relationships, but also on the directors’ overall attitude. Providing objective, independent judgment is at the core of the Board’s oversight function. Under the Company’s Director Independence Standards, which conform to the corporate governance listing standards of the New York Stock Exchange, a director is not considered “independent” unless the Board affirmatively determines that the director has no material relationship with the Company or any subsidiary in the consolidated group. The Director Independence Standards comprise a list of all categories of material relationships affecting the determination of a director’s independence. Any relationship that falls below a threshold set forth in the Director Independence Standards, or is not otherwise listed in the Director Independence Standards, and is not required to be disclosed under Item 404(a) of SEC Regulation S-K, is deemed to be an immaterial relationship.

The Board has affirmatively determined that all the directors are independent except Mr. Kleinfeld, who is employed by the Company (and therefore does not meet the independence standards set forth in the Director Independence Standards). In the course of its determination regarding independence, the Board did not find any material relationships between the Company and any of the directors, other than Mr. Kleinfeld’s employment.

Related Person Transactions

Review, Approval and Ratification of Transactions with Related Persons

The Company has a written Related Person Transaction Approval Policy regarding the review, approval and ratification of transactions between the Company and related persons. The policy applies to any transaction in which the Company or a Company subsidiary is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. A related person means any director or executive officer of the Company, any nominee for director, any shareholder known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities, and any immediate family member of any such person.

Under this policy, reviews are conducted by management to determine which transactions or relationships should be referred to the Governance and Nominating Committee for consideration. The Governance and Nominating Committee then reviews the material facts and circumstances regarding a transaction and determines whether to approve, ratify, revise or reject a related person transaction, or to refer it to the full Board or another committee of the Board for consideration. The Company’s Related Person Transaction Approval Policy operates in conjunction with other aspects of the Company’s compliance program, including its Business Conduct Policies which require that all directors, officers and employees have a duty to be free from the influence of any conflict of interest when they represent the Company in negotiations or make recommendations with respect to dealings with third parties, or otherwise carry out their duties with respect to the Company.

The Board has considered the following types of potential related person transactions and pre-approved them under the Company’s Related Person Transaction Approval Policy as not presenting material conflicts of interest:

(i)

employment of executive officers (except employment of an executive officer that is an immediate family member of another executive officer, director, or nominee for director) as long as the Compensation and Benefits Committee has approved the executive officers’ compensation;

(ii)	director compensation that the Board has approved;

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2015 PROXY STATEMENT

Corporate Governance (continued)

(iii)

any transaction with another entity in which the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the other entity’s total annual revenues, if a related person’s interest arises only from:

(a)	such person’s position as an employee or executive officer of the other entity; or
(b)	such person’s position as a director of the other entity; or
(c)	the ownership by such person, together with his or her immediate family members, of less than a 10% equity interest in the aggregate in the other entity (other than a partnership); or
(d)	both such position as a director and ownership as described in (b) and (c) above; or
(e)	such person’s position as a limited partner in a partnership in which the person, together with his or her immediate family members, have an interest of less than 10%;
(iv)

charitable contributions in which a related person’s only relationship is as an employee (other than an executive officer), or a director or trustee, if the aggregate amount involved does not exceed the greater of $250,000 or 2% of the charitable organization’s total annual receipts;

(v)	transactions, such as the receipt of dividends, in which all shareholders receive proportional benefits;
(vi)	transactions involving competitive bids;
(vii)	transactions involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and
(viii)	transactions with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

Transactions with Related Persons in 2014

Based on information provided by the directors, the executive officers, and the legal department, the Governance and Nominating Committee determined that there are no material related person transactions to be reported in this proxy statement. We indemnify our directors and officers to the fullest extent permitted by law against personal liability in connection with their service to the Company. This indemnity is required under the Company’s Articles of Incorporation and the By-Laws, and we have entered into agreements with these individuals contractually obligating us to provide this indemnification to them.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation and Benefits Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation and Benefits Committee.

Compensation Consultants

During 2014, the Compensation and Benefits Committee continued its retention of Pay Governance LLC as its independent compensation consultant. See “Compensation Discussion and Analysis—Other Compensation Policies and Practices—What We Do—The Compensation Committee Retains an Independent Compensation Consultant” on page 59. The committee assessed Pay Governance’s independence and found no conflict of interest. In its assessment, the committee took into account the following factors:

•	Pay Governance provides no other services to the Company;
•	the amount of fees received from the Company by Pay Governance as a percentage of Pay Governance’s total revenue;
•	the policies and procedures that Pay Governance has in place to prevent conflicts of interest;
•	any business or personal relationships between the consultant(s) at Pay Governance performing consulting services and any Compensation and Benefits Committee members or any executive officer; and
•	any ownership of Company stock by the consultant(s).

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2015 PROXY STATEMENT

Corporate Governance (continued)

During 2014, the Governance and Nominating Committee continued to retain Pearl Meyer & Partners to provide consultation services regarding non-employee director compensation. The committee did not find any conflict of interest with Pearl Meyer and considered the following factors in its determination:

•	Pearl Meyer provides no other services to the Company;
•	the amount of fees received from the Company by Pearl Meyer as a percentage of Pearl Meyer’s total revenue;
•	the policies and procedures that Pearl Meyer has in place to prevent conflicts of interest;
•	any business or personal relationships between the consultant(s) at Pearl Meyer performing consulting services and any Board members or any executive officer; and
•	any ownership of Company stock by the consultant(s).

Business Conduct Policies and Code of Ethics

The Company’s Business Conduct Policies, which have been in place for many years, apply equally to the directors and to all officers and employees of the Company, as well as those of our controlled subsidiaries, affiliates and joint ventures. The directors and employees in positions to make discretionary decisions are surveyed annually regarding their compliance with the policies.

The Company also has a Code of Ethics applicable to the CEO, CFO and other financial professionals, including the principal accounting officer, and those subject to it are surveyed annually for compliance with it. Only the Audit Committee can amend or grant waivers from the provisions of the Company’s Code of Ethics, and any such amendments or waivers will be posted promptly at http://www.alcoa.com . To date, no such amendments have been made or waivers granted.

Corporate Governance Materials Available on Alcoa’s Website

The following documents, as well as additional corporate governance information and materials, are available on our website at http://www.alcoa.com under “About—Corporate Governance”:

•	Articles of Incorporation
•	By-Laws
•	Corporate Governance Guidelines
•	Business Conduct Policies
•	Code of Ethics for the CEO, CFO and Other Financial Professionals
•	Director Independence Standards
•	Related Person Transaction Approval Policy
•	Charters of each of our Board committees
•	Insider Trading Policy

Copies of these documents are also available in print form at no charge by sending a request to Alcoa Inc., Corporate Communications, 201 Isabella Street, Pittsburgh, PA 15212-5858.

Information on our website is not, and will not be deemed to be, a part of this proxy statement or incorporated into any of our other filings with the SEC.

Recovery of Incentive Compensation

The Board of Directors adopted the following policy in 2006:

If the Board learns of any misconduct by an executive officer that contributed to the Company having to restate all or a portion of its financial statements, it shall take such action as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, take remedial action against the wrongdoer in a manner it deems appropriate. In determining what remedies to pursue, the Board shall take into account all relevant factors, including whether the restatement was the result of negligent, intentional or gross misconduct. The Board will, to the full extent permitted by governing law, in all appropriate cases, require reimbursement of any bonus or incentive compensation awarded to an executive officer or effect the cancellation of

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2015 PROXY STATEMENT

Corporate Governance (continued)

unvested restricted or deferred stock awards previously granted to the executive officer if: a) the amount of the bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, b) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement, and c) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board may dismiss the executive officer, authorize legal action for breach of fiduciary duty or take such other action to enforce the executive’s obligations to Alcoa Inc. as the Board determines fit the facts surrounding the particular case. The Board may, in determining appropriate remedial action, take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The Board’s power to determine the appropriate punishment for the wrongdoer is in addition to, and not in replacement of, remedies imposed by such entities.

The Incentive Compensation Plan was amended in 2006 to incorporate this policy. This plan governs annual incentive compensation awards to a large number of executives and managers. The 2009 Alcoa Stock Incentive Plan, Alcoa’s Section 162(m) Compliant Annual Cash Incentive Compensation Plan and the 2013 Alcoa Stock Incentive Plan, which were approved by shareholders in 2009, 2011 and 2013, respectively, also incorporate this policy.

Other Matters

Litigation Proceedings Involving Directors or Officers

As previously reported in the Company’s other SEC filings, three shareholder derivative actions were brought against certain officers or employees and directors of Alcoa claiming breach of fiduciary duty and other violations and were based on the allegations made in the previously disclosed civil litigation brought by Aluminium Bahrain B.S.C (“Alba”) against Alcoa, Alcoa World Alumina LLC, Victor Dahdaleh, and others, and the subsequent investigations of Alcoa by the United States Department of Justice and the SEC with respect to Alba’s claims.

On July 21, 2008, the Teamsters Local #500 Severance Fund and the Southeastern Pennsylvania Transportation Authority (collectively, “Teamsters”) filed a shareholder derivative suit in the civil division of the Court of Common Pleas of Allegheny County, Pennsylvania (the “Court”). On October 12, 2009, the Court stayed this action until further order of the Court.

On March 6, 2009, the Philadelphia Gas Works Retirement Fund (“Philadelphia Gas”) filed a separate shareholder derivative suit in the civil division of the Court of Common Pleas of Philadelphia County, Pennsylvania. On September 18, 2009, pursuant to an unopposed motion of certain defendants to coordinate the case with the Teamsters suit described above, the Court transferred the Philadelphia Gas case to Allegheny County from Philadelphia County. The Teamsters and Philadelphia Gas derivative actions claimed that the defendants caused or failed to prevent the matters alleged in the Alba lawsuit.

On June 19, 2012, Catherine Rubery (“Rubery”) filed a separate shareholder derivative suit in the United States District Court for the Western District of Pennsylvania. The Rubery derivative action claimed that the defendants caused or failed to prevent illegal bribes of foreign officials, failed to implement an internal controls system to prevent bribes from occurring and wasted corporate assets by paying improper bribes and incurring substantial legal liability. Furthermore, the plaintiff sought an order of contribution and indemnification from defendants.

On October 1, 2014, the Board of Directors approved a settlement-in-principle of the three pending derivative actions described above. The settlement of the derivative actions was preliminarily approved by the Court on October 22, 2014. On January 20, 2015, following a hearing, the Court formally approved the settlement, entering its order of judgment approving the resolution and noting its findings in its conference notes. This settlement, which provided for compliance program improvements and plaintiffs’ legal fees in an immaterial amount, resolves all derivative claims against the current and former officers and members of the Alcoa Board of Directors named as defendants, as well as William Rice, stemming from the Alba allegations.

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2015 PROXY STATEMENT

Corporate Governance (continued)

The three derivative suits are more fully described in Alcoa’s Annual Report on Form 10-K for the year ended December 31, 2014 in Part 1, Item 3 “Legal Proceedings.”

Pursuant to the indemnification described under “Director Independence and Related Person Transactions” above, the Company paid the expenses, including attorneys’ fees, incurred by certain officers and directors of Alcoa in defending these actions. Each of these individuals provided an undertaking to repay all amounts advanced if it was ultimately determined that he or she was not entitled to be indemnified.

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2015 PROXY STATEMENT

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities with the SEC within specified periods. Due to the complexity of the reporting rules, the Company undertakes to file such reports on behalf of its directors and executive officers and has instituted procedures to assist them with these obligations. Based solely on a review of filings with the SEC and written representations from the Company’s directors and executive officers, the Company believes that in 2014 all of its directors and executive officers filed the required reports on a timely basis under Section 16(a).

Alcoa Stock Ownership

Stock Ownership of Certain Beneficial Owners

The following shareholders reported to the Securities and Exchange Commission that they beneficially owned more than 5% of Alcoa common stock as of December 31, 2014.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (#)		Percent of Class
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	Common Stock	94,210,566	[1]	7.7%
BlackRock Inc. 55 East 52nd Street New York, NY 10022	Common Stock	71,836,504	[2]	6.1%
JPMorgan Chase & Co. 270 Park Avenue New York, NY 10017	Common Stock	68,451,668	[3]	5.6%
1

As reported in a Schedule 13G amendment dated February 9, 2015. The Vanguard Group, an investment adviser, reported that it had sole power to vote 2,014,239 shares, sole power to dispose of 92,330,971 shares, shared power to vote none of the reported shares, and shared power to dispose of 1,879,595 shares.

2

As reported in a Schedule 13G amendment dated January 12, 2015. BlackRock Inc., a parent holding company, reported that it had sole power to vote 60,838,987 shares, sole power to dispose of 71,754,688 shares, and shared power to vote and dispose of 81,816 shares.

3

As reported in a Schedule 13G dated January 23, 2015. JPMorgan Chase & Co., a parent holding company, reported that it had sole power to vote 60,322,801 shares, sole power to dispose of 67,730,576 shares, shared power to vote 606,695 shares, and shared power to dispose of 721,092 shares.

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2015 PROXY STATEMENT

Alcoa Stock Ownership (continued)

Stock Ownership of Directors and Executive Officers

The following table shows the ownership of Alcoa common stock, as of March 2, 2015, by each director, each of the named executive officers, and all directors and executive officers (serving as of March 2, 2015) as a group.

Mr. Kleinfeld is required to own shares of Alcoa common stock equal in value to six times his annual salary and each of the other named executive officers is required to own shares of Alcoa common stock equal in value to three times his or her annual salary. These officers are required to maintain that investment until retirement from the Company.

Non-employee directors are required to own, until retirement from the Board, at least $750,000 (this amount was increased from $400,000 effective January 1, 2015) in Alcoa common stock. Compliance with the ownership value requirement is measured annually and if the stock price declines in value, directors must continue to invest in Alcoa stock until the stock ownership guideline is reached. To satisfy this requirement, directors must either invest in Alcoa deferred share units under the Company’s 2005 Deferred Fee Plan for Directors or purchase shares in the open market. Deferred share units provide directors with the same economic interest as if they own Alcoa common stock. The deferred share units track the performance of our common stock and accrue dividend equivalents that are equal in value to dividends paid on our common stock.

Name of Beneficial Owner	Shares of Common Stock[1]		Deferred Share Units[2]		Total
Directors
Arthur D. Collins, Jr.	—		101,104		101,104
Kathryn S. Fuller	—		44,840		44,840
Judith M. Gueron	15,941		41,446		57,387
Michael G. Morris	30,120		64,357		94,477
E. Stanley O’Neal	—		56,384		56,384
James W. Owens	15,025	[3]	49,702		64,727
L. Rafael Reif	—	[4]	—	[4]	—	[4]
Carol L. Roberts	—		8,184		8,184
Patricia F. Russo	10,000	[5]	45,336		55,336
Martin S. Sorrell	21,709		—		21,709
Ratan N. Tata	47,729		—		47,729
Ernesto Zedillo	—		77,611		77,611
Named Executive Officers
Klaus Kleinfeld *	3,547,630		37,067		3,584,697
William F. Oplinger	285,472		2,763		288,235
Olivier M. Jarrault	445,115		—		445,115
Audrey Strauss	149,653		3,041		152,694
Robert G. Wilt	162,898		—		162,898
All Directors and Executive Officers as a Group (20 individuals)	5,243,982		532,657		5,776,639
*	Also serves as a director
1

This column shows beneficial ownership of Alcoa common stock as calculated under SEC rules. Unless otherwise noted, each director and named executive officer has sole voting and investment power over the shares of Alcoa common stock reported. None of the shares are subject to pledge. This column includes shares held of record, shares held by a bank, broker or nominee for the person’s account, shares held through family trust arrangements, and for executive officers, share equivalent units held in the Alcoa Retirement Savings Plan which confer voting rights through the plan trustee with respect to shares of Alcoa common stock. This column also includes shares of Alcoa common stock that may be acquired under employee stock options that are exercisable as of March 2, 2015 or will become exercisable within 60 days after March 2, 2015 as follows: Mr. Kleinfeld (2,450,467); Mr. Oplinger (218,137); Mr. Jarrault (292,057); Ms. Strauss (146,084); and Mr. Wilt (141,594); and all executive officers as a group (3,647,064). No awards of stock options have been made to non-employee directors. As of March 2, 2015, individual directors and executive officers, as well as all directors and executive officers as a group, beneficially owned less than 1% of the outstanding shares of common stock.

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2015 PROXY STATEMENT

Alcoa Stock Ownership (continued)

2

This column lists (i) for executive officers, deferred share equivalent units held under the Alcoa Deferred Compensation Plan, and (ii) for directors, deferred share equivalent units held under the 2005 Deferred Fee Plan for Directors and the Deferred Fee Plan for Directors (in effect before 2005). Each deferred share equivalent unit tracks the economic performance of one share of Alcoa common stock and is fully vested upon grant, but does not have voting rights.

3	Held by a trust of which Mr. Owens and his spouse are trustees and beneficiaries.
4

Mr. Reif was appointed to the Board of Directors effective March 2, 2015. The initial disbursement of his director compensation will be made on April 1, 2015. Under Alcoa’s director compensation program effective January 1, 2015, Mr. Reif will receive an annual retainer of $240,000 comprising 50% in cash and 50% invested in Alcoa deferred share units under the 2005 Deferred Fee Plan for Directors or invested in Alcoa stock purchased on the open market until he meets the stock ownership requirement of $750,000.

5	Held by a trust of which Ms. Russo is the trustee and a beneficiary.

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2015 PROXY STATEMENT

Item 2 Ratification of Appointment of Independent Registered Public Accounting Firm

Under its written charter, the Audit Committee of the Board of Directors has sole authority and is directly responsible for the appointment, retention, compensation, oversight, evaluation and termination of the independent registered public accounting firm retained to audit the Company’s financial statements.

The Audit Committee annually evaluates the qualifications, performance and independence of the Company’s independent auditors. Based on its evaluation, the Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015. PricewaterhouseCoopers LLP or its predecessor, Coopers & Lybrand, has served continuously as the Company’s independent auditors since 1973. The Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders.

The Audit Committee is responsible for the approval of the engagement fees and terms associated with the retention of PricewaterhouseCoopers LLP. In addition to assuring the regular rotation of the lead audit partner as required by law, the Audit Committee is involved in the selection and evaluation of the lead audit partner and considers whether, in order to assure continuing auditor independence, there should be a regular rotation of the independent registered public accounting firm.

Although the Company’s By-Laws do not require that we seek shareholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, we are doing so as a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by shareholders.

The Board of Directors recommends a vote “FOR” ITEM 2, to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015.

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2015 PROXY STATEMENT

Item 2 Ratification of Appointment of Independent Registered Public Accounting Firm (continued)

Report of the Audit Committee

In accordance with its written charter, the Audit Committee of the Board of Directors is responsible for assisting the Board to fulfill its oversight of:

•	the integrity of the Company’s financial statements and internal controls,
•	the Company’s compliance with legal and regulatory requirements,
•	the independent auditors’ qualifications and independence, and
•	the performance of the Company’s internal audit function and independent auditors.

It is the responsibility of the Company’s management to prepare the Company’s financial statements and to develop and maintain adequate systems of internal accounting and financial controls. The Company’s internal auditors are responsible for conducting internal audits intended to evaluate the adequacy and effectiveness of the Company’s financial and operating internal control systems.

PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for 2014 (the independent auditors), is responsible for performing independent audits of the Company’s consolidated financial statements and internal control over financial reporting and issuing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America (GAAP) and on the effectiveness of the Company’s internal control over financial reporting. The independent auditors also review the Company’s interim financial statements in accordance with applicable auditing standards.

In evaluating the independence of PricewaterhouseCoopers LLP, the Audit Committee has (i) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the audit firm’s communications with the Audit Committee concerning independence, (ii) discussed with PricewaterhouseCoopers LLP the firm’s independence from the Company and management and (iii) considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the auditors’ independence. In addition, the Audit Committee has assured that the lead audit partner is rotated at least every five years in accordance with Securities and Exchange Commission and PCAOB requirements, and considered whether there should be a regular rotation of the audit firm itself in order to assure the continuing independence of the outside auditors. The Audit Committee has concluded that PricewaterhouseCoopers LLP is independent from the Company and its management.

The Audit Committee has reviewed with the independent auditors and the Company’s internal auditors the overall scope and specific plans for their respective audits, and the Audit Committee regularly monitored the progress of both in assessing the Company’s compliance with Section 404 of the Sarbanes-Oxley Act, including their findings, required resources and progress to date.

At every regular meeting, the Audit Committee meets separately, and without management present, with the independent auditors and the Company’s Vice President—Internal Audit to review the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s accounting and financial reporting. The Audit Committee also meets separately at its regular meetings with the Chief Financial Officer and the Chief Legal Officer, and meets separately twice a year with the Chief Ethics and Compliance Officer.

The Audit Committee has met and discussed with management and the independent auditors the fair and complete presentation of the Company’s financial statements. The Audit Committee has also discussed and reviewed with the independent auditors all communications required by GAAP, including those described in Auditing Standards No. 16, “Communication with Audit Committees”, as adopted by the PCAOB. The Audit Committee has discussed significant accounting policies applied in the financial statements, as well as alternative treatments. Management has represented that the consolidated financial statements have been prepared in accordance with GAAP, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with both management and the independent auditors.

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2015 PROXY STATEMENT

Item 2 Ratification of Appointment of Independent Registered Public Accounting Firm (continued)

Relying on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board approved, inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission. In addition, the Audit Committee has approved, subject to shareholder ratification, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015.

The Audit Committee

James W. Owens, Chair

Arthur D. Collins, Jr.

Michael G. Morris

E. Stanley O’Neal

Carol L. Roberts

Ernesto Zedillo

February 19, 2015

Audit and Non-Audit Fees

The following table shows fees for professional services rendered by PricewaterhouseCoopers LLP for the past two fiscal years ended December 31 (in millions):

	2014	2013
Audit Fees	$13.7	$13.5
Audit-Related Fees	$ 0.6	$ 0.6
Tax Fees	$ 0.6	$ 0.1
All Other Fees	$ 0.1	$ 0.1

The Audit Committee has adopted policies and procedures for pre-approval of audit, audit-related, tax and other services, and for pre-approval of fee levels for such services. See Attachment A, “Pre-Approval Policies and Procedures for Audit and Non-Audit Services.” All services set forth in the table above were approved by the Audit Committee before being rendered.

Audit Fees include the base audit fee, effects of foreign currency exchange rates on the base audit fee, scope adjustments to the base audit requirements, and accounting and audit advisory services. The increase in audit fees from 2013 to 2014 was principally due to scope increases to accommodate the Firth Rixson acquisition.

Audit-Related Fees include due diligence services for acquisitions and divestitures, audits of employee benefit plans, agreed-upon or expanded audit procedures for accounting or regulatory requirements, information system controls procedures, and review or verification of reported sustainability information.

Tax Fees include U.S. federal, state and local tax support and international tax support. The increase in tax fees from 2013 to 2014 was principally due to additional tax support in connection with the Firth Rixson acquisition.

All Other Fees include services to review the Company’s actuarial calculations for its captive insurance company.

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2015 PROXY STATEMENT

Item 3 Advisory Approval of Executive Compensation

As required pursuant to Section 14A of the Securities Exchange Act of 1934, the Board of Directors is asking you to approve, on an advisory basis, the executive compensation programs and policies and the resulting 2014 compensation of the individuals listed in the “2014 Summary Compensation Table” on page 61 (our “named executive officers”), as described in this proxy statement.

Because the vote is advisory, the result will not be binding on the Compensation and Benefits Committee and it will not affect, limit or augment any existing compensation or awards. The Compensation and Benefits Committee will, however, take into account the outcome of the vote when considering future compensation arrangements.

The Board has approved an annual frequency for advisory shareholder votes to approve executive officer compensation. As a result, unless the Board determines otherwise, the next such vote will be held at the Company’s 2016 annual meeting.

We believe you should read the Compensation Discussion and Analysis and the compensation tables in determining whether to approve this proposal.

The Board of Directors recommends approval of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative discussion, is hereby APPROVED.

The Board of Directors recommends a vote “FOR” ITEM 3, to approve, on an advisory basis, the compensation of the Company’s named executive officers, as stated in the above resolution.

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2015 PROXY STATEMENT

Item 3 Advisory Approval of Executive Compensation (continued)

Compensation Committee Report

The Compensation and Benefits Committee (the “Committee”) has:

1.	reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement; and
2.

based on the review and discussions referred to in paragraph (1) above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement relating to the 2015 annual meeting of shareholders.

The Compensation and Benefits Committee

Patricia F. Russo, Chair

Arthur D. Collins, Jr.

Kathryn S. Fuller

Michael G. Morris

February 19, 2015

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2015 PROXY STATEMENT

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

Alcoa’s Executive Compensation Philosophy Drove Strong Operating and Financial Performance in 2014

Global Environment: As a global leader in lightweight metals technology, engineering and manufacturing, Alcoa is investing in its value-add, multi-material businesses while increasing the long-term global competitiveness of its commodity businesses. Since external factors influencing the aluminum market create volatility and uncertainty, Alcoa has undertaken this portfolio transformation in a challenging environment. Despite these challenges, Alcoa’s management has achieved productivity gains and profitable growth that have contributed to Alcoa’s strong stock performance.

Alcoa’s executive compensation philosophy: To incentivize outstanding management performance, the Alcoa Board of Directors’ Compensation and Benefits Committee (“Compensation Committee” or “Committee”) has structured executive pay programs that place a strong emphasis on equity incentives; are explicitly designed to attract, motivate, align and retain key executives; and generate superior operating results that support improvements in Alcoa’s Total Shareholder Return (TSR). Integrated with Alcoa’s strategy, structure and values, our compensation programs have enabled Alcoa to assemble a highly-focused leadership team that takes accountability for achieving—and exceeding—targets in the most difficult environments. Our pay-for-performance culture has been instrumental in Alcoa’s success in delivering shareholder value that is sustainable in the long term.

Shareholder Alignment was supported and motivated by the strong equity mix in the compensation of the CEO and other Alcoa executives.

•

Alcoa’s one-year TSR (+49.8%) in 2014 outperformed the Standard & Poor’s (“S&P”) 500® Materials Index (+6.9%), the Dow Jones Industrial Average Index (“DJIA”) (+10%) and the average 2014 TSR of the Company’s competitor peers (+41.6%).

•	Alcoa’s three-year TSR (+89.2%) outperformed the three-year S&P 500® Materials Index (+54.4%), the three-year DJIA (+57.3%) and the average three-year TSR of the Company’s competitor peers (+22.5%).
•	Alcoa’s CEO alignment with shareholders is reinforced by the CEO’s pay mix: 89% is performance-based, and 65% is equity-based.

Pay-for-Performance incentivized management performance that contributed to strong 2014 operating, financial and TSR results.

•

Alcoa made major progress in achieving transformation goals in 2014. We augmented our value-add businesses with the acquisition of Firth Rixson, dramatically increasing our capability in the high-growth aircraft-engine sector. In our commodity businesses, we continued moving down the alumina cost curve and reduced high-cost smelting capacity by 549,000 metric tons in 2014, which has resulted in a 31% decrease in total smelting operating capacity since 2007.

•	Compared to 2013, Alcoa’s adjusted net income more than tripled and free cash flow* improved by $70 million.
•	Alcoa achieved productivity improvements of $1.2 billion in 2014 for a total of $7.9 billion over the past 6 years.
•

To drive management behavior that maximizes financial performance and value, Alcoa holds managers fully accountable for factors they can directly control. As a result, the Company makes incentive plan adjustments (normalization) for fluctuations in the price of primary aluminum on the London Metal Exchange (LME), for foreign currency exchange rates, and for certain unplanned events. In 2014, normalization and adjustments resulted in a substantial decrease in incentive compensation (IC) and long-term incentive (LTI) award payouts compared to the 2014 formula awards.

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2015 PROXY STATEMENT

Executive Compensation | Compensation Discussion and Analysis | Executive Summary (continued)

•

We set aggressive 2014 IC and LTI targets based on a forecast of higher costs and pension payments, lower regional premiums and the need to expand inventory to prepare for the ramp-up of our expanded automotive business. We exceeded those targets, contributing to an IC payout of 135.9% and an LTI payout of 136.2%.

•	The return on that over-achievement was significant. For every dollar in additional IC paid to management for above-target performance, Alcoa earned $45 of profit before tax and $36 of free cash flow.

Investor Outreach offered an opportunity to obtain investor comments and insights related to the investors’ policies and practices on compensation and governance matters as we developed the 2014 compensation plan.

•	We had compensation-related discussions during numerous meetings with investors, including 71 meetings and calls with governance and compensation investor professionals.
•	In this Compensation Discussion and Analysis, we discuss the actions we have undertaken as a result of counsel from our investors.

The remainder of this section reviews how:

A.	Alcoa’s Compensation Philosophy and Investor Outreach Guided the 2014 Executive Compensation Plan

B.	Alcoa’s Priority for Equity Pay-for-Performance has Produced Value for Shareholders

C.	Alcoa Made Significant Progress in Executing Its Transformation Strategy and Delivered Exceptional Operational and Financial Performance in 2014

D.	Alcoa Set Short- and Long-Term Business Plan Targets That, in Turn, Formed the Basis For Its IC and LTI Targets

E.	Alcoa Chose 2014 Metrics that Correlate to Shareholder Value and IC and LTI Targets That Drove Exceptional Performance

F.	The Compensation Committee Made IC and LTI Awards That Reflected the Strong Performance of 2014 and That Are Intended to Reward and Retain Exceptional Talent Who Delivered That Performance

See “Attachment C—Calculation of Financial Measures” for the reconciliations to the most directly comparable GAAP (accounting principles generally accepted in the United States of America) measures and management’s rationale for the non-GAAP financial measures used in this Compensation Discussion and Analysis, including adjusted income, adjusted EBITDA, free cash flow, days working capital and net debt.

*	For the reconciliation of free cash flow to the most directly comparable GAAP measure, cash from operations, see “Attachment C—Calculation of Financial Measures.”

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2015 PROXY STATEMENT

Executive Compensation | Compensation Discussion and Analysis | Compensation Design and Philosophy

Compensation Design and Philosophy

In 2014, Alcoa delivered another solid year of financial performance and business growth, marked by actions that are transforming the Company to deliver strong long-term, sustainable value to its shareholders. The market recognized this and our Company’s TSR increased 50% for the year. To sustain this strong performance over time, Alcoa designs its compensation system to motivate, reward and retain high-performing leaders and to closely align their incentives with the interests of shareholders.

A.	Alcoa’s Compensation Philosophy and Investor Outreach Guided the 2014 Executive Compensation Plan

Alcoa’s Executive Compensation Philosophy is based on four guiding principles to drive pay-for-performance and shareholder alignment:

1.	Make equity the most dominant portion of total compensation for senior executives and managers, increasing the portion of performance-based equity with the level of responsibility.

2.	Choose IC and LTI metrics that focus management’s actions on achieving the greatest positive impact on Alcoa’s financial performance.

3.	Set IC and LTI targets that challenge management to achieve continuous improvement in performance and deliver long-term growth.

4.	Target salary compensation at median, while using IC and LTI to reward exceptional performance and to attract and retain exceptional talent.

Our 2014 executive compensation plan reflects our continued investor outreach efforts. In passing our 2014 say-on-pay proposal with a 93% favorable vote, our investors reinforced their support of our compensation philosophy and plan. Alcoa conducted numerous investor meetings in 2013 and 2014, including 71 meetings with investor governance professionals. In developing the 2014 executive compensation plan and subsequent year-end compensation decisions, we considered feedback from these meetings and discussions in which our institutional investors discussed their priorities and policies with regard to executive compensation and governance topics. We gave consideration to the following areas where some investors provided counsel, and in most instances adopted changes in response:

•

In response to suggestions that we consider supplementing our Free Cash Flow (FCF) metric with additional IC financial metrics, we added a profit metric, which accounted for the largest portion (40%) of the 2014 IC target, and a Days Working Capital (DWC) metric. For details, see page 50.

•	Responding to requests by a few investors for more discussion of our LTI plan target-setting process, we have provided an expanded discussion about the target-setting process starting on page 47.
•

After some investors asked us to consider the performance period for the performance restricted share units, we undertook an extensive review and determined that the current practice of a three-year LTI plan with one-year performance periods best incentivizes the right behavior of management to drive shareholder value and performance. For further discussion, see page 47.

•

In response to comments of some investors in 2013 that the comparator peer group Alcoa used to help determine total direct compensation for the CEO was too broad, we developed a more focused peer group, which we disclosed in our 2014 proxy statement for use beginning in 2015. That new peer group consists of 20 Materials and Industrials companies that are more relevant and better aligned to Alcoa’s businesses. The companies are listed on page 53.

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2015 PROXY STATEMENT

Executive Compensation | Compensation Discussion and Analysis | Compensation Design and Philosophy (continued)

B.	Alcoa’s Priority For Equity Pay-For-Performance Has Produced Value For Shareholders

The emphasis on equity compensation and pay-for- performance begins with the CEO, whose 2014 total direct compensation included 89% pay at risk. To validate Alcoa’s pay-for-performance alignment with shareholders, the Compensation Committee requested that management conduct a peer-comparison CEO realizable pay study for 2011 to 2013. Using a methodology developed by Pay Governance LLC, the Compensation Committee’s independent compensation consultants, the study demonstrated very strong shareholder alignment. Pay Governance reviewed and approved the study.

The 2014 total compensation for the other named executive officers covered in this document also had a strong emphasis on equity:

Type of Compensation	% of Target Compensation
Salary	16% to 18%
Annual Cash Incentive Compensation	25% to 30%
Performance shares (representing 80% of LTI granted and vested after three years)	43% to 47%
Stock Options (representing 20% of LTI granted and vesting over three years)	11% to 13%

The focus on equity pay-for-performance is achieving shareholder alignment. As the following charts demonstrate, Alcoa’s financial performance and transformation progress had a dramatic impact on the return to our shareholders in 2014 as well as on a three-year basis. For a one-year period, Alcoa has performed better than its competitor index and major market indices. Over three years, Alcoa has shown significant value creation above all comparator indices.

Alcoa’s one-year TSR outperformed the DJIA and S&P indices as well as its competitor peers

One-year TSR through December 31, 2014

1	Aluminum peers: Aluminum Corporation of China Limited, United Company RUSAL, Norsk Hydro ASA, Alumina Limited, National Aluminium Company Limited and Shandong Nanshan Aluminum Co., Ltd.
2	Competitor peers: Aluminum peers plus Precision Castparts Corp., Kaiser Aluminum Corporation, Accuride Corporation, Constellium N.V.

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2015 PROXY STATEMENT

Executive Compensation | Compensation Discussion and Analysis | Compensation Design and Philosophy (continued)

Alcoa’s three-year TSR outperformed the DJIA and S&P indices as well as its aluminum and competitor peers

Three-year TSR through December 31, 2014

1	Aluminum peers: Aluminum Corporation of China Limited, United Company RUSAL, Norsk Hydro ASA, Alumina Limited, National Aluminum Company Limited and Shandong Nanshan Aluminum Co., Ltd.
2	Competitor peers: Aluminum peers plus Precision Castparts Corp., Kaiser Aluminum Corporation, Accuride Corporation, Constellium N.V.*
*	Constellium N.V. was not publicly traded until mid-2013, so its trading is reflected only for the 2014 calendar year

C.	Alcoa Made Significant Progress in Executing its Transformation Strategy and Delivered Exceptional Operational And Financial Performance in 2014

In 2014, Alcoa accelerated the transformation of its value-add and commodity portfolios. Alcoa’s resolution of a long-standing legacy issue in early 2014 enabled management to accelerate implementation of its transformation strategy. In support of Alcoa’s goal to grow its value-add portfolio, we acquired Firth Rixson (completed in November 2014) and Tital (completed in March 2015), two global leaders within the jet-engine components industry. In addition to more than doubling Alcoa content on key new generation jet-engine programs, these acquisitions expand Alcoa’s multi-material portfolio and add growth capabilities in an aerospace market that is predicted to grow at an annual compounded rate of 5-6% through the next five years. As described in the discussion of our Global Primary Products business below, Alcoa also made significant progress in restructuring its Alumina and Primary Metals segments to achieve its goal of creating a globally competitive commodity portfolio.

Each of Alcoa’s business groups delivered strong performance in 2014.

•

Our Engineered Products and Solutions segment increased after-tax operating income by 6% from $726 million in 2013 to $767 million in 2014, and adjusted EBITDA* margins continued to grow from a historic high of 21.5% in 2013 to 21.9% in 2014. The continued focus on innovation and share gains delivered $192 million, excluding acquisitions, of incremental revenue in 2014.

•

Our Global Rolled Products segment, although impacted by the decline in the packaging sector, delivered adjusted EBITDA* per metric ton (MT) of $339 in 2014, exceeding the previous historical average (2001-2010) of $233 and comparable to the current historical average (2010-2012) of $344. This segment has demonstrated a focus on profitable growth by generating incremental revenue of $245 million in 2014 and has prepared for the explosive growth in the automotive sector by completing a major expansion of its Davenport, Iowa facility.

*	For the reconciliation of the segments’ adjusted EBITDA to the most directly comparable GAAP measure, after-tax operating income, see “Attachment C—Calculation of Financial Measures.”

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2015 PROXY STATEMENT

Executive Compensation | Compensation Discussion and Analysis | Compensation Design and Philosophy (continued)

Engineered Products and Solutions Adjusted EBITDA Margin %	Global Rolled Products Adjusted EBITDA/MT

•

In our Global Primary Products business, we took decisive actions in 2014 toward the goal of moving our Alumina and Primary Metals segments down their respective cost curves. With the reduction of 549,000 metric tons of high-cost smelting capacity in 2014, we have lowered our total production capacity by 31% since 2007 through divestitures, curtailments and closures of our highest-cost assets. While delivering significant productivity improvements in its remaining smelting operations, the business also benefitted from higher regional premiums as market forces, such as supply and demand, increased the realized price of aluminum in regional markets. We continued to de-link alumina pricing from the London Metal Exchange (LME) price by expanding the use of the Alumina Price Index (API) to sell smelter-grade alumina at prices that represent alumina market fundamentals rather than LME-linked alumina pricing. In 2014, 68% of total third-party smelter-grade alumina sales were based on API/spot market pricing, up from 55% in 2013. Continuing our emphasis on value-add products in our Primary Metals segment, 65% of total 2014 shipments were differentiated, value-add products cast in forms customized for the needs of customers, a five-point increase over 2013.

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2015 PROXY STATEMENT

Executive Compensation | Compensation Discussion and Analysis | Compensation Design and Philosophy (continued)

As a result of the operational and financial performance of Alcoa’s businesses, earnings excluding special items more than tripled in 2014. The following bridge shows 2013 adjusted net income* at $357 million rising in 2014 to $1,116 million, primarily driven by performance of $1,113 million that overcame $461 million in cost headwinds:

Earnings Rise Year-over-Year

(Net Income Excluding Special Items)

*	For the reconciliation of adjusted net income to the most directly comparable GAAP measure, net income/(loss), see “Attachment C—Calculation of Financial Measures.”

Performance improvements and disciplined capital management drove strong cash flow generation. In 2014, the Company achieved its cash sustainability targets for the sixth straight year and delivered on its FCF target, generating positive FCF of $455 million (cash from operations of $1,674 million).

•

In 2014, Alcoa’s productivity gains consisted of $657 million from procurement savings, $415 million from process improvements and labor productivity and $122 million from reductions in overhead spend. Alcoa has been able to achieve consistently high productivity cost savings through our Degrees of Implementation system, which facilitates the creation, deployment and tracking of savings ideas throughout the organization. In 2014, about 15,000 ideas contributed to gross productivity savings of $1.2 billion, resulting in $757 million of after-tax and after non-controlling interest productivity savings that dropped to the bottom line of net income, as reflected in the bridge above.

•

We took a disciplined approach to capital investment, aggressively managing sustaining capital while investing in the value-add businesses. The combined capital spend for 2014 was consistent with our target of $1.25 billion.

•	As construction of our Saudi Arabia joint venture nears completion, the project is well within budget and on schedule.

The Company’s FCF improved $70 million and average year-to-date DWC* held steady at 30 days compared to 2013, despite significant portfolio changes that increased the portion of businesses with higher inventory requirements. The DWC metric has declined by 17 days compared to 2009. At the end of 2014, the Company had $1.9 billion cash on hand.

*	For the reconciliation of days working capital to the most directly comparable GAAP measure, see “Attachment C—Calculation of Financial Measures.”

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2015 PROXY STATEMENT

Executive Compensation | Compensation Discussion and Analysis | Compensation Design and Philosophy (continued)

Productivity Savings	Average Year-to-Date DWC

* All figures are pretax and pre-minority interest. 2009-2010 represent net productivity; 2011-2014 represent gross productivity. ** Represents the Alumina and Primary Metals segments combined.

Cash, Debt and Net Debt* Position

*	For the reconciliation of net debt to the most directly comparable GAAP measure, total debt, see “Attachment C—Calculation of Financial Measures.”

D.	Alcoa Set Short- and Long-Term Business Plan Targets That, In Turn, Formed The Basis For Its IC and LTI Targets

Supporting the IC and LTI targets that Alcoa sets each year is a comprehensive approach for establishing business plan targets, which are publicly disclosed. The business plan targets are consistent with Alcoa’s overall strategy to build a globally competitive commodity business while profitably growing our value-add businesses.

In 2010, the Company began the process of setting three-year targets. In January 2014, the Company initiated the second set of three-year targets to be reached in 2016. (Alcoa does not set new three-year targets each year.) Because of the diversity of our businesses, these three-year targets have taken varying forms for the upstream, midstream and downstream businesses. For example, because the upstream business largely competes in commodity markets, the focus has been on lowering costs, and the targets are set to lower Alcoa’s position on the industry cost curves by the year in which the targets end. In the midstream and downstream businesses, targets for

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2015 PROXY STATEMENT

Executive Compensation | Compensation Discussion and Analysis | Compensation Design and Philosophy (continued)

profitable growth are established, including a profitability target (adjusted EBITDA/MT in the midstream and adjusted EBITDA Margin Percentage in the downstream) and a revenue growth target. The three-year targets are set with the following parameters considered:

1.	Market/competitive positioning, both current and projected;
2.	Competitor financial benchmarking;
3.	Market conditions, both current and projected; and
4.	Historical performance.

Annually, the Company conducts a rigorous, iterative operational planning process that, due to the differences among the businesses, considers a series of factors:

1.	Progress toward attainment of three-year targets;
2.	Current and projected market conditions, which are based on assumptions about key financial parameters, such as foreign currency exchange rates (“FX”) and prices of metal, energy and raw materials;
3.	Capital and operational projects to be completed during the year that increase our competitiveness, open new markets or drive additional profitability; and
4.	Historical performance and each business’ ability to overcome headwinds through ongoing productivity improvements.

Each business plan is evaluated using a number of financial and non-financial metrics, including revenue growth, gross and net productivity, overhead expenditures, capital efficiency (both working capital and capital expenditures), overall profitability, cash generation (both cash from operations and FCF), safety, quality and customer metrics.

The summation of these group plans then is compared with the financial position of the Company in aggregate to determine whether the targets meet our financial ratio and cash requirements. The final result is the annual Alcoa Business Plan.

This rigorous process allows Alcoa to establish one-year and three-year business plan goals on which to base its IC and LTI targets. The LTI target is structured so that the Company can monitor and incentivize progress each year of the three-year plan, an important consideration given the volatility of the pricing of the aluminum commodity and of overall business conditions.

The consistent progress toward achieving the three-year business plan goals demonstrates that the annual business plans on which the IC and LTI targets are based consistently drive long-term value for Alcoa’s shareholders. The tangible evidence of this can be found in the multi-year productivity gains, reductions in days working capital and increases in profitable growth, which have facilitated the Company’s transformation strategy, detailed in “C. Alcoa Made Significant Progress in Executing its Transformation Strategy and Delivered Exceptional Operational and Financial Performance in 2014,” above at page 44.

E.	Alcoa Chose 2014 Metrics That Correlate to Shareholder Value and IC and LTI Targets That Drove Exceptional Performance

Our choice of metrics is directly related to the major priorities of our businesses and is aligned with our shareholders.

•

Financial metrics represent 80% of the total IC and 100% of the LTI targets. Alcoa has consistently chosen IC metrics that motivate high performance in the current environment and LTI metrics that are aligned with its long-term strategy. Since liquidity became the major concern for Alcoa during the economic downturn, FCF was a major financial IC metric since 2009. While this IC metric addressed immediate cash requirements, Alcoa continued to apply LTI metrics, consisting of 75% for EBITDA margin growth and 25% for revenue growth, to reinforce its long-term objective of profitable growth in our value-add businesses.

•

Changes in IC financial metrics in 2014 reflect the shift to profitable growth. Recognizing improvement in the Company’s liquidity and the opportunity to respond to investor interest in profitable growth, in 2014, Alcoa added a 40% IC metric for after-tax earnings. This shift directly aligns with investor feedback and shareholder value. The FCF metric was reduced from 80% to 33% to accommodate this shift in emphasis toward profitable growth. However, a separate metric was added, namely Average Year-to-Date DWC, for 7%. By creating this separate DWC metric, Alcoa will drive continual improvement in the practices that have allowed the Company to achieve historically low levels of DWC since the economic downturn by managing working capital down

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2015 PROXY STATEMENT

Executive Compensation | Compensation Discussion and Analysis | Compensation Design and Philosophy (continued)

through the entirety of the year. This, in turn, is expected to lower financing costs. Taken as a whole, these changes to the metrics maintain the Company’s focus on generating FCF and efficient use of capital (40% total for FCF and DWC) while providing new emphasis on profitable growth (40%).

•

Non-financial metrics represent 20% of the IC target. Safety, environmental stewardship and diversity are intrinsic to Alcoa’s values and have an impact on Alcoa’s business performance. The safety metric focuses on reducing the number of serious injuries. Our environmental metric drives reduction of carbon dioxide emissions, strengthening Alcoa’s energy efficiency. Our diversity metric tracks representation of women globally and minorities in the United States, reinforcing our goal to draw on every talent pool to attract the best and brightest to Alcoa and to build on diverse viewpoints.

To drive management behavior that maximizes financial performance and value, Alcoa holds managers fully accountable for factors they can directly control. Because Alcoa’s compensation philosophy is not to reward or punish management for factors that are outside their control, we normalize for those factors. As part of the financial planning process for an upcoming year, we establish assumptions for the LME price of aluminum and FX, both of which can have significant effects on financial results and neither of which management performance can impact. Without normalization, in years when the LME rises, IC and LTI would be less effective as a performance incentive because management would receive an unearned benefit. In recent years, when the LME price of aluminum fell dramatically, failure to normalize could have de-motivated employees by putting any IC and LTI awards out of reach for reasons beyond their control. Instead, Alcoa’s use of normalization enabled the Company to drive operational and financial performance, particularly in recent years of volatile LME aluminum prices. While normalization reinforces management accountability and pay-for-performance, the significant equity portion of executive compensation reinforces management’s alignment with our shareholders’ experience as investors in the Company.

Since Alcoa’s revenues are largely U.S. dollar-denominated, while costs in non-U.S. locations are largely denominated in local currency, the volatility of FX also has had a significant impact on Alcoa’s upstream earnings. As our commodities are traded in U.S. dollars, we have typically seen an inverse correlation to FX. Therefore, to avoid double counting, the normalization for the commodity price swings needs to be corrected by concurrent normalization of FX. Because Alcoa generally does not hedge FX or LME fluctuations, normalization is a practice that Alcoa has been following for many years. As a result, our management has remained highly focused on achieving and surpassing operational and strategic goals that benefit our top- and bottom-line performance. Discussion of the application of normalization and other adjustments to the 2014 results is presented below on page 51 in the section entitled “F. The Compensation Committee Made IC and LTI Awards That Reflected the Strong Performance of 2014 and That Are Intended to Reward and Retain Exceptional Talent Who Delivered That Performance.”

Alcoa set 2014 financial targets that drive long-term shareholder value. As described on page 47, Alcoa has a rigorous process to develop the financial targets on which it bases its IC and LTI targets. Given the impact of a variety of external factors affecting Alcoa’s financial performance, the target-setting process must take into account the complexities of the business and the multiple external factors that impact it. As the Company has successfully addressed the challenging situation facing the aluminum industry during the past six years, its incentive targets have played a major role in driving Alcoa’s year-over-year improvements in underlying operational fundamentals and financial performance. The 2014 IC and LTI financial targets were established to continue that progress. Following the review of Alcoa’s 2014 financial plan by the Board of Directors in January 2014, the Compensation Committee approved the metrics and targets after assessing the relevancy of the metrics to Alcoa’s strategy and value creation and the difficulty and appropriateness of the targets to drive performance.

Comparison of 2014 incentive targets to 2013 targets and results. As discussed above, in its compensation plan, Alcoa normalizes for the impact of fluctuations in the LME price of aluminum and FX due to the volatility and magnitude of their effect on key metrics. To provide comparability across years of the financial targets and results, underlying LME aluminum price and FX assumptions need to be consistent in the comparison years.

The 2013 targets as reported in the 2014 proxy statement were set in January 2013 based on LME and FX assumptions in the 2013 financial plan. The 2013 results were also normalized to the 2013 plan assumptions. To compare the 2014 targets to the 2013 targets and results, as presented in the table below, we have normalized the 2013 targets and results to the LME and FX assumptions in the 2014 financial plan.

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Executive Compensation | Compensation Discussion and Analysis | Compensation Design and Philosophy (continued)

It is important to remember that the plan assumptions for LME and FX do not make the targets harder or easier because the results are normalized back to the plan assumptions. Whether actual LME or FX exceed or fall short of plan assumptions utilized in setting targets, those impacts are normalized out of the results in the compensation plan. In 2014, when actual LME or FX differed substantially from plan assumptions, that impact was normalized out of the result, lowering it for purposes of IC and LTI awards. See “F. The Compensation Committee Made IC and LTI Awards That Reflected the Strong Performance of 2014 and That Are Intended To Reward and Retain Exceptional Talent Who Delivered That Performance” on page 51.

	Annual Incentive Metrics				Long-Term Incentive Metrics
	Adjusted Free Cash Flow[1]		Adjusted Net Income[2]	Average YTD DWC	Revenue Growth	Adjusted EBITDA Margin[2]
2013 Target
As reported in 2014 Proxy Statement	-$	123M			2.6%	12.0%
Normalized for 2014 Plan LME/FX	-$	395M	N/A	N/A	2.7%	9.4%
2013 Result
As reported in 2014 Proxy Statement		$455M	N/A	N/A	1.9%	13.7%
Normalized for 2014 Plan LME/FX		$184M	$316M	29.9	2.2%	11.4%
2014 Target[3]	-$	210M	$317M	28.9	2.7%	11.6%
1

Includes Saudi Arabia joint venture investment. For definition of Adjusted Free Cash Flow and the reconciliation to the most directly comparable GAAP measure, cash from operations, see “Attachment C—Calculation of Financial Measures.”

2	For definition of Adjusted Net Income and Adjusted EBITDA and the reconciliation to the most directly comparable GAAP measure, net income/(loss), see “Attachment C—Calculation of Financial Measures.”
3	Adjusted Net Income and Average YTD DWC were new metrics in 2014

The annual targets for the IC and LTI metrics interact with Alcoa’s 3-year business plan. The targets take into account the three-year targets for the businesses and market conditions, as described under “D. Alcoa Set Short- and Long-Term Business Plan Targets That, In Turn, Formed the Basis For Its IC and LTI Targets” on page 47.

•	The 2014 Adjusted Free Cash Flow target was set above the 2013 target and was also more challenging than the 2013 result when taking into account three extraordinary circumstances:
1.

Growth. We planned an increase in working capital to build for the increased use of aluminum in the U.S. automotive industry. In 2014, Alcoa ramped up rolling-mill stocks to support the launch of the new aluminum-intensive Ford F-150, which is reportedly the highest-selling vehicle in the United States for over 30 years. In addition, certain of our businesses in the Engineered Products and Solutions Segment planned to build working capital to support the growth in the aerospace industry.

2.	Pension. Due to curtailment of some of our high-cost facilities and a lower U.S. discount rate, we planned for higher pension-funding requirements.
3.	Legacy Resolution. Our 2014 target anticipated a settlement payment to the U.S. government for a legacy issue.

Excluding these extraordinary circumstances, the 2014 target would have slightly exceeded the 2013 result of $184 million. In fact, the 2014 FCF target was a stretch in light of projected lower aluminum regional premiums, higher energy costs and expected cash outflows associated with the extraordinary items described above. Largely driven by the out-performance in adjusted net income (due to the factors listed in the following section) and partially offset by cash used to support higher working-capital requirements, management overachieved this target in 2014. With management’s recommendation and Compensation Committee approval, the benefit of lower actual cash requirements due to pension relief enacted in 2014 (under the Highway and Transportation Funding Act) was eliminated for IC award purposes.

•

The 2014 Adjusted Net Income target, a new metric in 2014, was flat to the 2013 result despite expectations of lower regional premiums and higher energy, raw materials and other costs. To maintain 2013 levels, the plan required management to achieve significant improvements in sales volume and productivity. Although most industry analysts forecasted regional premiums to decline in 2014, they increased. Alcoa’s energy and other costs did in fact increase in 2014, but were offset by productivity improvements that far exceeded expectations as Alcoans delivered $1.2 billion in pre-tax productivity gains against a goal of $850 million.

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Executive Compensation | Compensation Discussion and Analysis | Compensation Design and Philosophy (continued)

•

The 2014 Average Year-to-Date DWC target, new in 2014, was highly aggressive relative to the 2014 financial plan to increase management’s focus on this important metric to help drive FCF. The target was set as an improvement of one day of working capital compared to the 2013 actual result, which was a record low. Due to the aggressiveness of the target and previously discussed higher inventory requirements as the portfolio shifted toward high-growth, value-add businesses, the Company missed the DWC target, and this metric did not contribute to the 2014 IC payout. Nonetheless, the 2014 result was in line with the record low 2013 result.

•

The 2014 Revenue Growth target was set above the result achieved in 2013. This target was especially challenging given the revenue headwinds associated with the curtailment of facilities in the upstream business and the projected lower revenue associated with expected lower regional premiums. Driven by the growth of our value-add businesses and strong achievement by the Alumina and Primary Metals segments, this target was met in 2014, with 100.8% attainment.

•

The 2014 Adjusted EBITDA Margin target represents an improvement over both the 2013 target and 2013 result (when both are normalized to the 2014 plan), especially in light of the planned headwinds discussed in the adjusted net income section above. This target was exceeded in 2014 with 148% attainment largely due to higher-than-planned levels of productivity and energy sales.

In addition to setting challenging targets, Alcoa sets thresholds and maximums to motivate high performance. To disincentivize below-target performance, we set thresholds that eliminate payouts for missing targets by more than a small margin. While the reduced payout slope from target to minimum is steep, we establish payout multiples for over-achievement that can be earned only with significant upside performance. The positive payout multiples are aligned with achievement levels that ensure a strong return on the additional incentive compensation paid (see page 44 for 2014 results). Given restrictions on base salary increases to control overhead expenses and the demanding leadership challenges confronting the aluminum industry in recent years, the prospect of an upside in IC has proven to be a major retention factor and has had a demonstrable impact on motivating managers to achieve continued productivity improvements and overcome the obstacles associated with accelerating Alcoa’s transformation.

F.	The Compensation Committee Made IC and LTI Awards That Reflected the Strong Performance of 2014 and That Are Intended to Reward and Retain Exceptional Talent Who Delivered That Performance

In 2014, Alcoa out-performed its financial and incentive targets. As described starting on page 44, management achieved strong operational and financial performance and transformation progress in 2014. As a result of that performance and after addressing adjustments, the Compensation Committee approved a 135.9% payout against the annual financial and non-financial IC targets and a 136.2% payout against the LTI targets for the first year of our 2014 three-year performance share awards. For every dollar in additional IC paid to management for above-target performance, Alcoa earned $45 of profit before tax and $36 of free cash flow.

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Executive Compensation | Compensation Discussion and Analysis | Compensation Design and Philosophy (continued)

In determining the IC and LTI payouts, the Committee applied the principles of normalization, described above on page 49, and also approved certain adjustments recommended by management for items or assumptions not anticipated in the plan. For 2014, on a net basis, the normalizations and adjustments reduced IC awards by 27.9% points and LTI awards by 51.2% points compared to formula results before the normalizations and adjustments. Following are the normalizations and adjustments to the 2014 financial results for incentive purposes:

	Annual Incentive Metrics* ($M)		Long-Term Incentive Metrics ($M)
	Adjusted Free Cash Flow**	Adjusted Net Income***	Revenue	Adjusted EBITDA***
Preliminary Result	$363	$1,116	$23,906	$3,556
Normalizations & Adjustments
1. LME & FX1	($192)	($188)	($246)	($281)
2. Premiums[2]	($216)	($238)	($395)	($349)
3. Special items[3]	$198	($63)	$162	$128
4. Pension relief[4]	($100)	N/A	N/A	N/A
5. Deferred equity contribution[5]	($32)	N/A	N/A	N/A
Final Result	$21	$627	$23,427	$3,054
*	Average year-to-date DWC is not included in this table because normalizations and adjustments do not impact it
**

Includes Saudi Arabia joint venture investment. For definition of Adjusted Free Cash Flow and the reconciliation to the most directly comparable GAAP measure, cash from operations, see “Attachment C—Calculation of Financial Measures.”

***	For definition of Adjusted Net Income and Adjusted EBITDA and the reconciliation to the most directly comparable GAAP measure, net income/(loss), see “Attachment C—Calculation of Financial Measures.”
1

The impact of the LME and FX fluctuations in 2014 against plan was a benefit to the Company’s financial results. Under the practice described above on page 49, there was a negative normalization applied to results for each of the four metrics.

2	Because realized aluminum premiums came in well above plan assumptions, management recommended, and the Compensation Committee approved, a negative adjustment to all four metrics.
3	Management recommended, and the Compensation Committee approved, adjustments for certain special items. For details, see “Attachment C—Calculation of Financial Measures.”
4

The Company received unplanned pension relief in 2014 under the Highway and Transportation Funding Act, which was adjusted out of the FCF results. This pension relief had no impact on the results of the other three metrics.

5

The Company deferred some Saudi Arabia joint venture equity contributions in 2014, which were adjusted out of the FCF results. The deferred contributions had no impact on the results for the other three metrics.

In determining these normalizations and other adjustments, the Compensation Committee made every effort to assure that the incentives are designed to motivate management to maximize performance on factors they can control and that IC and LTI payouts are adjusted—up and down—for uncontrolled and unplanned impacts, such as LME and FX changes. In doing so, the Committee maintained its focus on incentivizing and rewarding exceptional performance that delivers value to Alcoa’s shareholders over time.

In summary, the fundamentals of Alcoa’s executive compensation policies incentivize performance while maintaining alignment with shareholder interests. In 2014, Alcoa’s consistent financial and operational performance amidst unpredictable market forces and the increasing impact of its transformation were major factors in the strong performance of Alcoa’s 2014 and three-year stock price compared to the performance of the Dow Jones Industrial Average, the Standard & Poor’s 500® Materials Index and Alcoa’s competitors. The 2014 incentive awards, combining a mix of short- and long-term performance incentives, validated the effectiveness of Alcoa’s executive compensation design in ensuring pay-for-performance and shareholder alignment.

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Executive Compensation | Compensation Discussion and Analysis | Analysis of 2014 Compensation Decisions

Analysis of 2014 Compensation Decisions

The Compensation Committee uses its business judgment to determine the appropriate compensation targets and awards for the named executive officers, in addition to assessing several factors that include:

•	Individual, Group, and Corporate performance;
•	Market positioning based on peer group data (described below);
•	Complexity and importance of the role and responsibilities; and
•	Leadership and growth potential.

Comparator Peer Groups

For 2014, we developed a more focused peer group to help determine total direct compensation for the CEO. The new peer group consists of 10 Materials and 10 Industrials companies that are relevant to and aligned with Alcoa’s upstream (materials) and mid/downstream (industrials) businesses. We plan to use this peer group going forward to achieve greater consistency of year-to-year compensation data, as disclosed in proxy statements, than could be attained utilizing the previous peer group based on Towers Watson’s broad-based survey. Pay Governance, the Compensation Committee’s independent compensation consultant, has reviewed and endorses this peer group. The companies in the CEO peer group are:

Materials Companies	Industrials Companies
• Dow Chemical • DuPont • Freeport McMoran • Huntsman • International Paper • LyondellBasell • PPG • Newmont Mining • Nucor • United States Steel	• 3M • Cummins • Danaher • Deere • Eaton • Emerson • General Dynamics • L-3 Communications • Northrop Grumman • Raytheon

For other executive level positions, we continued to use Towers Watson survey data for companies with revenues between $15 billion and $50 billion (excluding financial companies) to help estimate competitive compensation. We continued to use this peer group because it reflects the broad-based group of companies with which we compete for non-CEO executive talent, and the data for such positions is more robust within published surveys such as the Towers Watson survey. The Compensation Committee’s independent compensation consultant has reviewed and endorses this peer group. For 2014, 114 companies met the revenue and industry criteria and were used to compare compensation for all of the executive level positions, except the CEO position, see “Attachment B” on page 77.

The data from each of these peer groups described above is considered in establishing executive compensation and to ensure that Alcoa provides and maintains compensation levels in line with the market, including similar companies, and to attract, retain and motivate employees.

Performance-Based Pay Decisions

Chairman and Chief Executive Officer—Mr. Kleinfeld. In January 2014, the Compensation Committee awarded Mr. Kleinfeld performance share awards and stock options with a total grant-date value of $8,700,069, which is in line with the market median of the CEO peer group, as described above. Eighty percent of the award ($6,960,058) was granted as performance stock awards, and 20% of the award ($1,740,011) was granted as stock options. In making this decision, the Compensation Committee considered the operational performance of the Company in 2013, the performance of the Company’s stock during 2013, and the median level of equity as reported for the CEO peer group. Mr. Kleinfeld’s annual incentive compensation award for 2014 of $3,228,984 was above the target award due to the incentive compensation plan result and his strong performance review for 2014. The award was based on the corporate incentive compensation plan result of 135.9%, as described on page 51, and an individual multiplier of 110%. The Compensation Committee’s decision to award an individual multiplier was based on Mr. Kleinfeld’s

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Executive Compensation | Compensation Discussion and Analysis | Analysis of 2014 Compensation Decisions (continued)

extraordinary strategic leadership of the Company’s continuing transformation from a commodity-focused to a combined value-add and globally-competitive commodity enterprise while, at the same time, driving year-over-year operational performance in an extremely challenging environment. In determining the individual multiplier, the Compensation Committee also considered the relative competitiveness of the CEO package and the mix of equity and cash incentives.

Executive Vice President and Chief Financial Officer—Mr. Oplinger. In January 2014, Mr. Oplinger was granted performance stock awards valued at $1,288,037 and stock options valued at $322,028, which was above the target award due to his strong performance in 2013, which was his first year as Chief Financial Officer. Mr. Oplinger’s annual incentive compensation award for 2014 of $849,375 was above the target award due to the incentive compensation plan result and his strong performance review for 2014. The award was based on the corporate incentive compensation plan result of 135.9%, as described on page 51, and an individual multiplier of 125%. Mr. Oplinger received an 11% salary increase effective January 1, 2014 based on his performance in his new role and to bring his salary closer to the median of the peer group.

Executive Vice President and Group President, Engineered Products and Solutions—Mr. Jarrault. In January 2014, Mr. Jarrault was granted performance stock awards valued at $1,600,027 and stock options valued at $400,014, which was above the target award based on his strong performance review in 2013. Mr. Jarrault’s annual incentive compensation award for 2014 of $845,625 was above the target award due to the incentive compensation plan result and his strong performance review for 2014. The award was based 50% on the corporate incentive compensation plan result of 135.9%, as described on page 51, 50% on the incentive compensation plan results for the Engineered Products and Solutions (EPS) group, which he leads, and an individual multiplier of 125%. The EPS group’s incentive compensation plan for 2014 had a similar design as the corporate plan and similar financial metrics, except that the EPS IC plan also contained a revenue growth metric designed to incent growth in the value-add businesses. The EPS group’s incentive compensation plan result for 2014 was 110% based on the group’s strong contribution to the overall corporate results (see “Engineered Products and Solutions” discussion on page 44) and the Compensation Committee’s exercise of discretion to increase the result from 58.3% in recognition of the difficulty of the group’s targets in 2014 and its disciplined execution in improving its financial performance year-over-year, while successfully working to acquire Firth Rixson and execute the initial phases of the post-merger integration. Mr. Jarrault received a 10% salary increase effective January 1, 2014 based on his performance and to bring his salary closer to the median of the peer group.

Executive Vice President, Chief Legal Officer and Secretary—Ms. Strauss. In January 2014, Ms. Strauss was granted performance stock awards valued at $1,408,042 and stock options valued at $352,018, which was above the target award due to her strong performance review in 2013. Ms. Strauss’ annual incentive compensation award for 2014 of $844,618 was above the target award due to the incentive compensation plan result and her strong performance review for 2014. The award was based on the corporate incentive compensation plan result of 135.9%, as described on page 51, and an individual multiplier of 110%.

Executive Vice President and Group President, Global Primary Products—Mr. Wilt. In January 2014, Mr. Wilt was granted performance stock awards valued at $1,232,064 and stock options valued at $308,026, which was above the target award based on his strong performance review in 2013. Mr. Wilt’s annual incentive compensation award for 2014 of $880,663 was above the target award due to the incentive compensation plan result and his strong performance in 2014, his first year as a Group President. The award was based 50% on the corporate incentive compensation plan result of 135.9%, as described on page 51, 50% on the incentive compensation plan results for the Global Primary Products (GPP) group, which he leads, and an individual multiplier of 125%. The GPP group’s incentive compensation plan for 2014 had the same design as the corporate plan and similar financial metrics. The GPP group’s incentive compensation plan result for 2014 was 163.8% based on the group’s strong contribution to the overall corporate results (see “Global Primary Products” discussion on page 45). Mr. Wilt received an 18% salary increase effective January 1, 2014 based on his performance in his new role and to bring his salary closer to the median of the peer group.

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Executive Compensation | Compensation Discussion and Analysis | 2014 Annual Cash Incentive Compensation

2014 Annual Cash Incentive Compensation

The corporate annual cash incentive compensation plan for 2014 was designed to achieve operating goals set at the beginning of the year.

•	80% of the cash incentive formula was based on achieving financial targets for adjusted free cash flow (33%), adjusted net income (40%) and average year-to-date DWC (7%); and
•	20% of the formula was based on achieving safety, environmental and diversity targets.

The formula award at the corporate level reflected a 135.9% achievement against these financial and non-financial goals. After establishing the targets for the financial measures, the payout ranges were set above and below the target as shown in the table below:

•	The steep curve to achieve 100% performance is intended to drive maximum effort.
•	The payouts above target are aligned with achievement levels that ensure a strong return on the additional incentive compensation paid.
•	We believe this design helped drive our employees to exceed our performance goals in 2014.

2014 Annual Cash Incentive Compensation Plan Design, Targets and Results

		Defined Corporate Level Payout Percentage
Metric		0%	50%	100% (Target)	150%	200%	Result	IC Result	Weighting	Formula Awlard
($ in millions)
Financial Measures[1]	Adjusted Free Cash Flow
		$(500)	$(350)	$(210)	$337	$1,094	$21	121%	33%	40.0%
	Adjusted Net Income
		$(35)	$141	$317	$493	$669	$627	188%	40%	75.2%
	Average Year-to-Date DWC
		29.9	29.4	28.9	27.9	26.9	30.2	0%	7%	0%
										115.2%
Non- Financial Measures	Safety[2]
	DART		0.340	0.332		0.323	0.320	200%	5%	5.0%	[2]
	Environment[3]
	CO2 metric tons reduction		181,000	300,000		454,000	362,800	141%	5%	7.0%
	Diversity[4]
	Executive level women, global		21.0%	21.3%		22.3%	21.8%	150%	2.5%	3.7%
	Executive level minorities, U.S.		15.8%	16.1%		17.1%	16.4%	130%	2.5%	3.3%
	Professional level women, global		26.4%	26.7%		27.7%	26.5%	67%	2.5%	1.7%
	Professional level minorities, U.S.		18.2%	18.5%		19.5%	18.1%	0%	2.5%	0%
										8.7%
TOTAL									100%	135.9%

Foreign currency exchange rates and the price of aluminum on the LME were normalized to plan rates and prices to eliminate the effects of fluctuation in such rates and prices, both of which are factors outside management’s control. See “Attachment C—Calculation of Financial Measures” for calculation of financial measures and for the definition of Adjusted Free Cash Flow and Adjusted Net Income. The threshold payout is 0% for the financial metrics and 50% for the non-financial metrics. The maximum payout for each metric is 200%. For performance between defined levels, the payout is interpolated.

1

80% of the cash incentive formula was based on achieving financial targets for adjusted free cash flow, adjusted net income and average year-to-date DWC. We achieved a payout of 115.2% for financial metrics in 2014. For more information on the target setting for the financial metrics, see page 48.

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Executive Compensation | Compensation Discussion and Analysis | 2014 Annual Cash Incentive Compensation (continued)

2

Safety targets included a reduction in the DART (Days Away, Restricted and Transfer) rate, which measures injuries and illnesses that involve one or more days away from work per 100 full-time workers and days in which work is restricted or employees are transferred to another job due to injury per 100 full-time workers. Performance against this metric exceeded the maximum, but the payout was reduced by 50% because of a work-related fatality during the year.

3	The environmental target highlights our commitment to reduce CO2 emissions in 2014 and make progress against our 2030 environmental goals. Performance against this metric was 141% of target in 2014.
4

Diversity targets were established to increase the representation of executive and professional women on a global basis and to increase the representation of minority executives and professionals in the United States. In 2014, we exceeded the representation targets at the executive level but fell short of the targets at the professional level.

Calculation of Annual Cash Incentive Compensation for Each Named Executive Officer. The calculation of annual cash incentive compensation awards for the named executive officers is shown in the following table and described below.

Officer	Target Award ($)	Plan Payout (%)	Individual Performance Multiplier (%)	Formula Award ($)
Klaus Kleinfeld	$2,160,000	135.9%	110%	$3,228,984
William F. Oplinger	$500,000	135.9%	125%	$849,375
Olivier M. Jarrault	$550,000	123.0%	125%	$845,625
Audrey Strauss	$565,000	135.9%	110%	$844,618
Robert G. Wilt	$470,000	149.9%	125%	$880,663

Target Award: Mr. Kleinfeld’s 2014 target award was calculated at 150% of his salary, and the other named executive officers’ awards were targeted at 100% of their salaries.

Plan Payout: Mr. Kleinfeld’s, Mr. Oplinger’s and Ms. Strauss’ respective plan payouts were based 100% on corporate performance; the plan payout for Mr. Jarrault was based 50% on corporate performance and 50% on the Engineered Products and Solutions group performance; and the plan payout for Mr. Wilt was based 50% on corporate performance and 50% on the Global Primary Products group performance.

Individual Performance Multiplier: All of the named executive officers received above-target multipliers based on strong performance reviews in 2014.

Formula Award is the product of the target award, the plan payout, and the individual multiplier.

2014 Equity Awards: Stock Options and Performance-Based Restricted Share Units

Long-term stock incentives are performance-based. We grant long-term stock awards to align executives’ interests with those of shareholders, link compensation to stock price appreciation over a multi-year period and support the retention of our management team. In January 2014, stock awards were made to all the named executive officers.

We provide two types of annual equity awards to the named executive officers:

•

20% of the value of equity awards for each of our named executive officers is granted in the form of stock options. We believe that stock options further align management’s interests with those of our shareholders because the options have no value unless the stock price increases. Stock options vest ratably over a three-year period (one-third vests each year on the anniversary of the grant date) and if unexercised, will expire the earlier of ten years from the date of grant or five years after retirement.

•

80% of the value of equity awards for each of our named executive officers is granted in the form of performance-based restricted share units. Performance is measured as the three-year average achievement against annual targets for revenue growth and adjusted EBITDA margin. As long as the aluminum industry continues to be affected by the volatility of aluminum prices based on the LME, the Compensation Committee believes that setting annual targets within the three-year LTI plan, which is derived from the Company’s plan for long-term profitable growth (which includes three-year targets that have been

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Executive Compensation | Compensation Discussion and Analysis | 2014 Equity Awards (continued)

announced publicly for each of the business groups), best holds management accountable for what they can control. Earned performance-based restricted share units will be converted into shares of Alcoa common stock three years from the date of the grant if the executive is still actively employed by the Company. Performance-based restricted share units are not convertible into Alcoa shares if an executive leaves the Company (other than to retire) before the units vest.

Performance-based restricted share units support longer-term operational targets, which differ from the financial metrics in our annual cash incentive plan. The named executive officers plus 34 other executives were eligible in 2014 to receive performance-based long-term stock incentives because they are in positions to have the most influence over the Company’s financial performance.

The number of performance-based restricted share units earned at the end of the three-year plan has been and will be determined as follows, based on the average of the annual payout percentages over the three-year period:

•	1/3 of the award was based on performance against the 2014 targets, which was earned at 136.2% (see table below),
•	1/3 of the award will be based on performance against the targets to be established for 2015, and
•	1/3 of the award will be based on performance against the targets to be established for 2016.

2014-2016 Performance-Based Equity Design and Results for 2014*

	Payout Percentage					2014 Result	Plan Result	Weighting	% of 1/3 of Target Award earned in 2014
Performance Measure (%)	0%	50%	100% (Target)	150%	200%
Revenue Growth	0.5%	1.6%	2.7%	4.5%	8.1%	2.73%	100.8%	25%	25.2%
Adjusted EBITDA Margin	8.3%	9.9%	11.6%	13.1%	14.7%	13.04%	148.0%	75%	111.0%
TOTAL								100%	136.2%
*

The figures in the “2014 Result” and “Plan Result” columns were rounded to one decimal place for the purposes of the table presentation. However, the figures in the “% of 1/3 of Target Award earned in 2014” column were calculated based on the unrounded figures.

For each year, a minimum performance level will also be established. For performance below that level, the portion of the award subject to performance criteria in that year will be forfeited and will not carry over into any future performance period.

As with the annual cash IC plan, we use a steep curve to achieve 100% performance, which is intended to drive maximum effort. We believe this design helped us to exceed our performance goals in 2014.

Other Compensation Policies and Practices

We highlight below certain executive compensation practices, both the practices we have implemented to incentivize performance and certain other practices that we have not implemented because we do not believe they would serve shareholders’ long-term interests.

What We Do

We Pay for Performance. We link our executives’ compensation to measured performance in key financial and non-financial areas. As noted above, performance against rigorous adjusted free cash flow, average year-to-date DWC, adjusted net income, adjusted EBITDA margin, revenue growth, safety, environmental, and workplace diversity targets is measured in determining compensation. These metrics, coupled with the individual performance multipliers, incentivize individual, business group, and corporate performance. The Company’s strategic priorities are reflected in these compensation metrics.

We Consider Peer Groups in Establishing Compensation. Our aluminum industry peers do not provide an adequate basis for compensation comparison purposes because there are too few of them, they are all located outside of the United States and they do not disclose sufficient comparative compensation data. As previously stated under the

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Executive Compensation | Compensation Discussion and Analysis | Other Compensation Policies and Practices (continued)

section “Analysis Of 2014 Compensation Decisions,” we developed a more focused peer group for 2014, consisting of 20 Materials and Industrials companies that are relevant to and aligned with Alcoa’s upstream (materials) and midstream and downstream (industrials) businesses to help set target total direct compensation for the CEO. We continued to use Towers Watson’s broad-based survey data for companies with revenues between $15 billion and $50 billion (excluding financial companies) to help estimate competitive compensation for other executive level positions. We target our compensation structure at the median of each of these groups of companies.

We Review Tally Sheets. The Compensation Committee reviews tally sheets that summarize various elements of historic and current compensation for each named executive officer in connection with making annual compensation decisions. This information includes compensation opportunity, actual compensation realized and wealth accumulation. We have found that the tally sheets help us synthesize the various components of our compensation program in making decisions.

We Have Robust Stock Ownership Guidelines. Our stock ownership requirements further align the interests of management with those of our shareholders by requiring executives to hold substantial equity in Alcoa until retirement. Our stock ownership guidelines require that the CEO retain equity equal in value to six times his base salary and that each of the other named executive officers retain equity equal in value to three times salary. These guidelines reinforce management’s focus on long-term shareholder value and commitment to the Company. Until the stock ownership requirements are met, each executive is required to retain until retirement 50% of shares acquired upon vesting of restricted share units or upon exercise of stock options that vest after March 1, 2011, after deducting shares used to pay for the option exercise price and taxes. Unvested restricted share units, unexercised stock options and any stock appreciation rights do not count towards meeting the stock ownership requirement. Those who have been named executive officers since 2011, when this policy was last amended, namely Messrs. Kleinfeld and Jarrault, met the guidelines as of January 31, 2015. Messrs. Oplinger and Wilt and Ms. Strauss, who were appointed to their current positions within the past three years, have not yet met the guidelines.

We Schedule and Price Stock Option Grants to Promote Transparency and Consistency. Alcoa grants stock options to named executive officers at a fixed time every year—generally the date of the Board and Committee meetings in January. Such meetings occur after we release earnings for the prior year and the performance of the Company for that year is publicly disclosed. The exercise price of employee stock options is the closing price of our stock on the grant date, as reported on the New York Stock Exchange.

We Have Clawback Policies Incorporated into Our Incentive Plans. The 2009 and 2013 Alcoa Stock Incentive Plans, the Incentive Compensation Plan for annual cash incentives and the Alcoa Internal Revenue Code Section 162(m) Compliant Annual Cash Incentive Compensation Plan each contain provisions permitting recovery of performance-based compensation. These provisions are explained in “Corporate Governance—Recovery of Incentive Compensation on page 29.”

We Have Double-Trigger Equity Vesting in the Event of a Change in Control. Awards granted under the 2009 Alcoa Stock Incentive Plan after February 15, 2011 and all awards granted under the 2013 Alcoa Stock Incentive Plan do not immediately vest upon a change in control if a replacement award is provided. The replacement award will vest immediately if, within a two-year period following a change in control, a plan participant is terminated without cause or leaves for good reason. Performance-based stock awards will be converted to time-vested stock awards upon a change in control under the following terms: (i) if 50% or more of the performance period has been completed as of the date on which the change in control has occurred, then the number of shares or the value of the award will be based on actual performance completed as of the date of the change in control; or (ii) if less than 50% of the performance period has been completed as of the date on which the change in control has occurred, then the number of shares or the value of the award will be based on the target number or value.

We Pay Reasonable Salaries to Our Senior Executives. Each named executive officer receives a salary that is determined after consideration of the median of the peer group for his or her position (as explained above and in Attachment B), performance and other factors. We pay salaries to the named executive officers to ensure an

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Executive Compensation | Compensation Discussion and Analysis | Other Compensation Policies and Practices (continued)

appropriate level of fixed compensation that enables the attraction and retention of highly skilled executives and mitigates the incentive to assume highly risky business strategies to maximize annual cash incentive compensation.

We Provide Appropriate Benefits to Our Senior Executives. The named executive officers participate in the same benefit plans as our salaried employees. We provide retirement and benefit plans to senior executives for the same reasons we provide them to employees—to provide a competitive compensation package that offers an opportunity for retirement, savings and health and welfare benefits. Retirement plans for senior executives generally pay the same formula amount as retirement plans for salaried employees, other than for Mr. Kleinfeld. Mr. Kleinfeld has an individual arrangement offset by retirement benefits provided by a prior employer. See discussion relating to “2014 Pension Benefits” on page 66.

We Have a Conservative Compensation Risk Profile. The Compensation Committee evaluates the risk profile of our compensation programs when establishing policies and approving plan design, and the Board of Directors annually considers risks related to compensation in its oversight of enterprise risk management. These evaluations noted numerous ways in which compensation risk is effectively managed or mitigated, including the following factors:

•	A balance of corporate and business unit weighting in incentive compensation plans;
•	A balanced mix between short-term and long-term incentives;
•	Caps on incentives;
•	Use of multiple performance measures in the annual cash incentive compensation plan and the equity incentive plan, with a focus on operational targets to drive free cash flow and profitability;
•	Discretion retained by the Compensation Committee to adjust individual awards;
•	Stock ownership guidelines requiring holding substantial equity in the Company until retirement;
•	Clawback policies applicable to all forms of incentive compensation;
•	Anti-hedging provisions in the Insider Trading Policy; and
•	Restricting stock options to 20% of the value of equity awards to senior officers.

In addition, (i) no business unit has a compensation structure significantly different from that of other units or that deviates significantly from the Company’s overall risk and reward structure; (ii) unlike financial institutions involved in the financial crisis, where leverage exceeded capital by many multiples, the Company has a conservative leverage policy with a target of keeping the debt-to-capital ratio in the range of 30% to 35%; and (iii) compensation incentives are not based on the results of speculative trading. In 1994, the Board of Directors adopted resolutions creating the Strategic Risk Management Committee with oversight of hedging and derivative risks and a mandate to use such instruments to manage risk and not for speculative purposes. As a result of these evaluations, we have determined that it is not reasonably likely that risks arising from our compensation and benefit plans would have a material adverse effect on the Company. See discussion related to “The Board’s Role in Risk Oversight” on page 22.

We Consider Tax Deductibility When Designing and Administering Our Incentive Compensation. Section 162(m) of the Internal Revenue Code limits deductibility of certain compensation to $1.0 million per year for the Company’s Chief Executive Officer and each of the three other most highly compensated executive officers (other than the Chief Financial Officer) who are employed at year-end. If certain conditions are met, performance-based compensation may be excluded from this limitation. Our shareholder-approved incentive compensation plans are designed with the intention that performance-based compensation paid under them may be eligible to qualify for deductibility under Section 162(m) and, in making compensation decisions, the Compensation Committee considers the potential deductibility of the proposed compensation. However, the Compensation Committee retains flexibility in administering our compensation programs and may exercise discretion to authorize awards or payments that it deems to be in the best interests of the Company and its shareholders which may not qualify for tax deductibility.

The Compensation Committee Retains an Independent Compensation Consultant. The Compensation Committee has authority under its charter to retain its own advisors, including compensation consultants. In 2014, the Committee directly retained Pay Governance LLC, which is independent and without conflicts of interest with the Company. See “Corporate Governance—Compensation Consultants” on page 28. Pay Governance LLC provided advice as requested by the Committee, on the amount and form of certain executive compensation components,

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Executive Compensation (continued)

including, among other things, executive compensation best practices, insights concerning SEC and say-on-pay policies, analysis and review of the Company’s compensation plans for executives and advice on setting the CEO’s compensation. Pay Governance LLC also provided advice on the Compensation Discussion and Analysis in this proxy statement. Pay Governance LLC did not provide any services to the Company other than the services provided directly to the Compensation Committee. We use comparative compensation data from the proxy statements of the CEO peer group of 20 companies and survey data from Towers Watson to help evaluate whether our compensation programs are competitive with the market. The latter is not customized based on parameters developed by Towers Watson. Towers Watson does not provide any advice or recommendations to the Compensation Committee on the amount or form of executive or director compensation.

What We Don’t Do

We Do Not Pay Dividend Equivalents on Stock Options and Unvested Restricted Share Units. Dividend equivalents are not paid currently on any restricted share units (including performance share units), but are accrued and paid only if the award vests. Dividend equivalents that accrue on restricted share units will be calculated at the same rate as dividends paid on the common stock of the Company. Dividend equivalents are not paid on stock options.

We Do Not Allow Share Recycling. The 2009 and 2013 Alcoa Stock Incentive Plans prohibit share recycling. Shares tendered in payment of the purchase price of a stock option award or withheld to pay taxes may not be added back to the available pool of shares.

We Do Not Allow Repricing of Underwater Stock Options (including cash-outs). The 2009 and 2013 Alcoa Stock Incentive Plans prohibit repricing, including cash-outs.

We Do Not Allow Hedging or Pledging of Company Stock. Short sales of Alcoa securities (a sale of securities which are not then owned) and derivative or speculative transactions in Alcoa securities by our directors, officers and employees are prohibited. No director, officer or employee or any designee of such director, officer or employee is permitted to purchase or use financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Alcoa securities. Directors and officers subject to Section 16 of the Securities Exchange Act of 1934 are prohibited from holding Alcoa securities in margin accounts, pledging Alcoa securities as collateral, or maintaining an automatic rebalance feature in savings plans, deferred compensation or deferred fee plans.

We Do Not Have Excise Tax Gross-Ups for New Participants in Our Change in Control Severance Plan. The Change in Control Severance Plan provides that no excise or other tax gross-ups will be paid, and severance benefits will be available only upon termination of employment for “good reason” by an officer or without cause by the Company, with regard to any new plan participants after January 1, 2010. For a discussion of the Change in Control Severance Plan, see “Potential Payments Upon Termination or Change in Control” on page 68.

We Do Not Enter into Multi-Year Employment Contracts. It is the policy of the Compensation Committee not to enter into multi-year employment contracts with senior executives providing for guaranteed payments of cash or equity compensation.

We Do Not Provide Significant Perquisites. Consistent with our executive compensation philosophy and our commitment to emphasize performance-based pay, we limit the perquisites that we provide to our executive officers, including the named executive officers, to perquisites that serve reasonable business purposes. (For the named executive officers, see “Notes to 2014 Summary Compensation Table—Column (i)—All Other Compensation” on page 63.) For the Chief Executive Officer only, the Company provides for his personal use of Company aircraft and a Company car. The transportation benefits provided to the Chief Executive Officer are for security and efficiency reasons and to focus as much of his personal time on Company business as possible. No tax gross-ups are provided on these perquisites.

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Executive Compensation | 2014 Summary Compensation Table

2014 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Klaus Kleinfeld Chairman and Chief Executive Officer	2014	$1,440,000	$0	$6,960,058	$1,740,011	$3,228,984	$4,568,900	$220,569	$18,158,522
	2013	$1,440,000	$0	$6,560,011	$1,640,016	$3,177,360	$1,788,146	$220,273	$14,825,806
	2012	$1,440,000	$0	$6,080,033	$1,520,013	$2,484,000	$2,599,289	$203,566	$14,326,901
William F. Oplinger	2014	$500,000	$0	$1,288,037	$322,028	$849,375	$413,526	$30,000	$3,402,966
Executive Vice	2013	$436,875	$0	$800,088	$202,138	$650,557	$90,220	$26,213	$2,206,091
President and Chief Financial Officer
Olivier M. Jarrault	2014	$550,000	$0	$1,600,027	$400,014	$845,625	$510,445	$25,600	$3,931,711
Executive Vice	2013	$500,000	$0	$1,472,038	$368,010	$848,900	$114,162	$15,300	$3,318,410
President and Group President, Engineered Products and Solutions	2012	$500,000	$0	$1,408,037	$352,021	$677,400	$343,887	$20,000	$3,301,345
Audrey Strauss	2014	$565,000	$0	$1,408,042	$352,018	$844,618	$0	$78,277	$3,247,955
Executive Vice	2013	$565,000	$0	$1,408,013	$352,016	$914,227	$0	$65,107	$3,304,363
President, Chief Legal Officer and Secretary	2012	$376,667	$1,500,000	$0	$0	$475,240	$0	$33,900	$2,385,807
Robert G. Wilt Executive Vice President and Group President, Global Primary Products	2014	$470,000	$0	$1,232,064	$308,026	$880,663	$492,492	$15,600	$3,398,845

Notes to 2014 Summary Compensation Table

Column (a)—Named Executive Officers. The named executive officers include the chief executive officer, the chief financial officer, and the three other most highly compensated executives who were serving as executive officers at December 31, 2014. Under applicable SEC rules, we have excluded Mr. Wilt’s compensation for 2012 and 2013 and Mr. Oplinger’s compensation for 2012, as they were not named executive officers in those years. Ms. Strauss joined the Company in May 2012. For purposes of determining the most highly compensated executive officers, the amounts shown in column (h) were excluded.

Column (c)—Salary. This column represents each of the named executive officer’s annual base salary. Effective January 1, 2014, the Compensation Committee approved salary increases for Messrs. Oplinger, Jarrault and Wilt based on their strong performance in the previous year and to bring their salaries closer to market. Further details are included in the “Analysis of 2014 Compensation Decisions” section on page 53.

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Executive Compensation | 2014 Summary Compensation Table (continued)

Columns (e) and (f)—Stock Awards and Option Awards. The value of stock awards in column (e) and stock options in column (f) equals the grant date fair value, which is calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation—Stock Compensation. Performance share awards granted in January 2014 are shown at 100% of target. The fair value of the performance awards on the date of grant was as follows:

Name	Grant Date Value of Performance Award
	At Target	At Maximum
Klaus Kleinfeld	$6,960,058	$13,920,116
William F. Oplinger	$1,288,037	$2,576,074
Olivier M. Jarrault	$1,600,027	$3,200,054
Audrey Strauss	$1,408,042	$2,816,084
Robert G. Wilt	$1,232,064	$2,464,128

Stock awards are valued at the market price of a share of stock on the date of grant as determined by the closing price of Alcoa’s common stock. At the date of grant on January 16, 2014, the closing price of our common stock was $11.04. At December 31, 2014, the closing price of our common stock was $15.79.

For a discussion of the assumptions used to estimate the fair value of stock awards and stock options, please refer to the following sections in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014: “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-based Compensation” on pages 84 to 85 and the disclosures on “Stock-Based Compensation” in Notes A and R to the Consolidated Financial Statements on pages 99 and 137 to 138, respectively.

Column (g)—Non-Equity Incentive Plan Compensation. Reflects cash payments made under the annual Incentive Compensation Plan for 2014 performance. See the “2014 Annual Cash Incentive Compensation” section starting on page 55.

Column (h)—Change in Pension Value and Nonqualified Deferred Compensation Earnings. The amount shown reflects the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under all defined benefit and actuarial plans, including supplemental plans, from December 31, 2013 to December 31, 2014. Approximately 38% of the increase in Mr. Kleinfeld’s pension value was attributable to changes in the discount rate, mortality and exchange rate assumptions used for measurement of pension obligations from 2013 to 2014. Ms. Strauss has no change in pension value because she is not eligible to participate in the defined benefit pension plan, which was closed to employees hired after March 1, 2006.

Earnings on deferred compensation are not reflected in this column because the return on earnings is calculated in the same manner and at the same rate as earnings on externally managed investments of salaried employees participating in the tax-qualified 401(k) plan, and dividends on Company stock are paid at the same rate as dividends paid to shareholders.

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Executive Compensation | 2014 Summary Compensation Table (continued)

Column (i)—All Other Compensation.

Company Contributions to Savings Plans. The named executive officers are eligible to participate in the Alcoa Retirement Savings Plan and the Deferred Compensation Plan for U.S. salaried employees. Under our 401(k) tax-qualified retirement savings plan, participating employees may contribute up to 25% of base pay on a pre-tax basis and up to 10% on an after-tax basis. Alcoa matches 100% of employee pre-tax contributions up to 6% of base pay. If a named executive officer’s contributions to the savings plan exceed the limit on contributions imposed by the Internal Revenue Code, the executive may elect to have the amount over the limit “spill over” into the nonqualified Deferred Compensation Plan. For U.S. salaried employees hired after March 1, 2006, including Mr. Kleinfeld and Ms. Strauss, the Company also makes an Employer Retirement Income Contribution in an amount equal to 3% of salary and annual incentive compensation eligible for contribution to the Alcoa Retirement Savings Plan. In 2014, the Company’s contributions were as follows:

Name	Company Matching Contribution		3% Retirement Contribution		Total Company Contribution
	Savings Plan	Def. Comp. Plan	Savings Plan	Def. Comp. Plan
Klaus Kleinfeld	$15,600	$70,800	$7,800	$ 0	$94,200
William F. Oplinger	$15,600	$14,400	$ 0	$ 0	$30,000
Olivier M. Jarrault	$15,600	$ 0	$ 0	$ 0	$15,600
Audrey Strauss	$15,600	$18,300	$7,800	$36,577	$78,277
Robert G. Wilt	$15,600	$ 0	$ 0	$ 0	$15,600

Company aircraft, car service and security. In 2014, the incremental cost of Mr. Kleinfeld’s personal use of Company aircraft was valued at $47,623. The incremental cost for the use of the Company aircraft is calculated based on the variable costs to the Company, including fuel costs, mileage, trip-related maintenance, universal weather monitoring costs, on-board catering, landing and ramp fees and other miscellaneous variable costs. Fixed costs, which do not change based on usage, such as pilot salaries, the lease costs of the Company aircraft and the cost of maintenance not related to trips, are excluded. Also in 2014, Mr. Kleinfeld had personal use of a Company car and driver valued at $66,142. Personal use of a Company car includes Mr. Kleinfeld’s commute to and from his home in Westchester County, New York and Alcoa’s office in New York City. Additionally, in 2014, an independent security review determined that there was a bona fide business-related security concern regarding the safety and security of our CEO. Based on the recommendations of this assessment, the Company upgraded some security features of the CEO’s personal residence at a cost of $12,604 in 2014.

Charitable Contributions. In 2014, the Alcoa Foundation matched $10,000 in contributions made by Mr. Jarrault in 2013 and 2014 to an approved charitable organization on which he serves as an advisory board member, pursuant to the Foundation’s nonprofit board placement program, which supports thought leadership and skills-based volunteerism by Alcoa employees.

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Executive Compensation (continued)

2014 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	2014 Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum[4] ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options[3] (#)	Awards ($/sh)	Awards ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Klaus Kleinfeld		$1,080,000	$2,160,000	$6,480,000
	1/16/2014				0	630,440	1,260,880		612,680	$11.04	$8,700,069
William F. Oplinger		$ 250,000	$ 500,000	$1,500,000
	1/16/2014				0	116,670	233,340		113,390	$11.04	$1,610,065
Olivier M. Jarrault		$ 275,000	$ 550,000	$1,650,000
	1/16/2014				0	144,930	289,860		140,850	$11.04	$2,000,041
Audrey Strauss		$ 282,500	$ 565,000	$1,695,000
	1/16/2014				0	127,540	255,080		123,950	$11.04	$1,760,060
Robert G. Wilt		$ 235,000	$ 470,000	$1,410,000
	1/16/2014				0	111,600	223,200		108,460	$11.04	$1,540,090

1	2014 annual cash incentive awards made under the Incentive Compensation Plan, see “Compensation Discussion and Analysis—2014 Annual Cash Incentive Compensation” on page 55.
2

Performance equity awards, in the form of restricted share units, granted under the 2013 Alcoa Stock Incentive Plan. See “Compensation Discussion and Analysis—2014 Equity Awards: Stock Options and Performance-Based Restricted Share Units” on page 56.

3	Time-vested stock options granted under the 2013 Alcoa Stock Incentive Plan, which vest ratably over a 3-year period and terminate the earlier of 10 years after grant or 5 years after retirement.
4

The maximum award under the 2014 cash incentive compensation plan formula is 200% of target. However, the Compensation and Benefits Committee has retained discretion to reduce the calculated award to zero or increase the calculated award by up to 150% of the calculated amount. The maximum amount of the award shown in this column is 150% of 200% to show the maximum discretionary amount that could possibly be awarded.

Grants of Plan-Based Awards (Actual Awards)

The Grants of Plan-Based Awards table sets forth the 2014 cash incentive and equity incentive opportunity for the named executive officers. The 2014 awards targets and performance are discussed in “Compensation Discussion and Analysis” beginning on page 40.

Mr. Kleinfeld. On January 16, 2014, Mr. Kleinfeld received an annual grant of 612,680 stock options and a grant of performance equity with a target amount of 630,440 restricted share units. The earned amount of the first third of the performance equity award was 286,221 restricted share units. He was paid cash incentive compensation for 2014 in the amount of $3,228,984.

Mr.  Oplinger. On January 16, 2014, Mr. Oplinger received an annual grant of 113,390 stock options and a grant of performance equity with a target amount of 116,670 restricted share units. The earned amount of the first third of the performance equity award was 52,969 restricted share units. He was paid cash incentive compensation for 2014 in the amount of $849,375.

Mr. Jarrault. On January 16, 2014, Mr. Jarrault received an annual grant of 140,850 stock options and a grant of performance equity with a target amount of 144,930 restricted share units. The earned amount of the first third of the performance equity award was 65,799 restricted share units. He was paid cash incentive compensation for 2014 in the amount of $845,625.

Ms. Strauss. On January 16, 2014, Ms. Strauss received an annual grant of 123,950 stock options and a grant of performance equity with a target amount of 127,540 restricted share units. The earned amount of the first third of the performance equity award was 57,905 restricted share units. She was paid cash incentive compensation for 2014 in the amount of $844,618.

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Executive Compensation | 2014 Grants of Plan-Based Awards (continued)

Mr. Wilt. On January 16, 2014, Mr. Wilt received an annual grant of 108,460 stock options and a grant of performance equity with a target amount of 111,600 restricted share units. The earned amount of the first third of the performance equity award was 50,667 restricted share units. He was paid cash incentive compensation for 2014 in the amount of $880,663.

2014 Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities of Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Klaus Kleinfeld
Stock Awards[1]						761,553	$12,024,922*	1,322,213	$20,877,743*
Performance	886,320	—	—	$13.54	1/26/2020
Options	400,000	—	—	$8.33	1/23/2015
Time-Vested Options[2]	—	612,680	—	$11.04	1/16/2024
	244,050	488,100	—	$8.88	1/16/2023
	325,833	162,917	—	$10.17	1/20/2022
	383,070	—	—	$16.24	1/25/2021
	400,000	—	—	$8.33	1/23/2015
William F. Oplinger
Stock Awards[1]						61,417	$969,774*	187,802	$2,965,394*
Time-Vested Options[2]	—	113,390	—	$11.04	1/16/2024
	30,080	60,160	—	$8.88	1/16/2023
	66,400	33,200	—	$10.17	1/20/2022
	5,340	—	—	$16.24	1/25/2021
	15,240	—	—	$13.54	1/26/2020
	16,867	—	—	$8.33	1/23/2015
Olivier M. Jarrault
Stock Awards[1]						174,296	$2,752,134*	301,593	$4,762,153*
Time-Vested Options[2]	—	140,850	—	$11.04	1/16/2024
	764	109,526	—	$8.88	1/16/2023
	75,460	37,730	—	$10.17	1/20/2022
	40,330	—	—	$16.24	1/25/2021
	36,060	—	—	$13.54	1/26/2020
Audrey Strauss
Stock Awards[1]						61,787	$975,617*	233,246	$3,682,954*
Time-Vested Options[2]	—	123,950	—	$11.04	1/16/2024
	52,384	104,766	—	$8.88	1/16/2023
Robert G. Wilt
Stock Awards[1]						92,551	$1,461,380*	126,640	$1,999,646*
Time-Vested Options[2]	—	108,460	—	$11.04	1/16/2024
	45,440	22,720	—	$10.17	1/20/2022
	37,280	—	—	$13.54	1/26/2020

*	The closing price of the company’s common stock on December 31, 2014 was $15.79.
1

Stock awards in column (g) include earned performance share awards and time-vested share awards. Stock awards in column (i) include unearned performance share awards at the target amount. In January 2015, the payout for the second one-third of performance share awards granted in January 2013 and the first one-third of performance share awards granted in January 2014 was determined to be

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Executive Compensation | 2014 Outstanding Equity Awards at Fiscal Year-End (continued)

136.2%. These amounts are shown at target in column (i) above. The full earned amount will be shown in column (g) in next year’s proxy statement. All stock awards are in the form of restricted share units that vest three years from the date of grant and are paid in common stock when they vest.

2

Time-vested and performance options include stock options granted at the regular annual grant date when the Compensation and Benefits Committee meets in January. Options granted in 2009 have a term of six years. Options granted since 2009 have a term of ten years. Options granted from 2009 vest over three years (1/3 each year).

2014 Option Exercises and Stock Vested

This table sets forth the actual value received by the named executive officers upon exercise of stock options or vesting of stock awards in 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Klaus Kleinfeld	1,600,000	11,004,320	561,590	6,536,908
William F. Oplinger	—	—	13,886	161,633
Olivier M. Jarrault	89,000	310,885	59,125	688,215
Audrey Strauss	—	—	—	—
Robert G. Wilt	16,867	147,418	14,240	165,754

2014 Pension Benefits

Name[1]	Plan Name(s)	Years of Credited Service	Present Value of Accumulated Benefits	Payments During Last Fiscal Year
Klaus Kleinfeld	Individual Agreement	7.25	$12,689,190	N/A
William F. Oplinger	Alcoa Retirement Plan	14.78	$337,594	N/A
	Excess Benefits Plan C		$595,039
	Total		$932,633
Olivier M. Jarrault	Alcoa Retirement Plan	12.08	$349,052	N/A
	Excess Benefits Plan C		$1,279,201
	Total		$1,628,253
Robert G. Wilt	Alcoa Retirement Plan	15.49	$440,714	N/A
	Excess Benefits Plan C		$673,299
	Total		$1,114,013
1	Ms. Strauss does not appear in the table as she is not eligible to participate in the defined benefit pension plan, which was closed to employees hired on or after March 1, 2006.

Valuation and Assumptions: For a discussion of the valuation method and assumptions applied in quantifying the present value of the accumulated benefit, please refer to the following sections in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014: “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Pension and Other Postretirement Benefits” on pages 83 to 84 and Note W to the Consolidated Financial Statements on pages 144 to 152.

Qualified Defined Benefit Plan. In 2014, Messrs. Oplinger, Jarrault and Wilt participated in the Alcoa Retirement Plan. The Alcoa Retirement Plan is a funded, tax-qualified, non-contributory defined benefit pension plan that

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Executive Compensation | 2014 Pension Benefits (continued)

covers a majority of U.S. salaried employees. Benefits under the plan are based upon years of service and final average earnings. Final average earnings include salary plus 100% of annual cash incentive compensation, and are calculated using the average of the highest five of the last ten years of earnings (high consecutive five for Messrs. Oplinger and Jarrault). The Alcoa Retirement Plan reflects compensation limits imposed by the U.S. tax code, which was $260,000 for 2014. The base benefit payable at age 65 is 1.1% of final average earnings up to the Social Security covered compensation limit plus 1.475% of final average earnings above the Social Security covered compensation limit, times years of service. Benefits are payable as a single life annuity, a reduced 50% joint and survivor annuity, or a reduced 75% joint and survivor annuity upon retirement.

Nonqualified Defined Benefit Plans. Messrs. Oplinger, Jarrault and Wilt participate in the Excess Benefits Plan C. This plan is a nonqualified plan which provides for benefits that exceed the limits on compensation imposed by the U.S. tax code. The benefit formula is identical to the Alcoa Retirement Plan formula. Benefits under the nonqualified plan are payable as a reduced 50% joint and survivor annuity if the executive is married. Otherwise, the benefit is payable as a single life annuity.

Individual Agreements. Mr. Kleinfeld is entitled to a supplemental retirement benefit payable annually after retirement equal to the excess of the product of 4.35% multiplied by years of service multiplied by average final compensation, over a retirement pension payable by Siemens AG (Mr. Kleinfeld’s previous employer).

Alcoa Retirement Savings Plan. For U.S. salaried employees hired on or after March 1, 2006, including Mr. Kleinfeld and Ms. Strauss, the Company makes an Employer Retirement Income Contribution (ERIC) in an amount equal to 3% of salary and annual incentive eligible for contribution to the Alcoa Retirement Savings Plan as a pension contribution in lieu of a defined benefit pension plan, which was available to employees hired before March 1, 2006. The Company contributed $7,800 to the accounts of Mr. Kleinfeld and Ms. Strauss in 2014. In addition, all U.S. salaried employees, including the named executive officers, are eligible to receive a Company matching contribution of 100% up to the first 6% of deferred salary. In 2014, the Company matching contribution amount was $15,600 each for Messrs. Kleinfeld, Oplinger, Jarrault and Wilt and Ms. Strauss. These amounts are included in the column “All Other Compensation” in the “2014 Summary Compensation Table” on page 61.

2014 Nonqualified Deferred Compensation

Name	Executive Contributions in 2014 ($)	Registrant Contributions in 2014 ($)	Aggregate Earnings in 2014	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2014 FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Klaus Kleinfeld	$70,800	$70,800	$201,574 E	—	$1,309,001
			$ 3,884 D
William F. Oplinger	$89,400	$14,400	$ 25,457 E	—	$ 303,387
			$ 320 D
Olivier M. Jarrault	—	—	—	—	—
Audrey Strauss	$18,300	$54,877	$ 19,487 E $ 352 D	—	$ 179,588
Robert G. Wilt	—	—	—	—	—

E—Earnings

D—Dividends on Alcoa common stock or share equivalents

The investment options under the nonqualified Deferred Compensation Plan are the same choices available to all salaried employees under the Alcoa Retirement Savings Plan, and the named executive officers do not receive preferential earnings on their investments. The named executive officers may defer up to 25% of their salaries in total to the Alcoa Retirement Savings Plan and Deferred Compensation Plan and up to 100% of their annual cash incentive compensation to the Deferred Compensation Plan.

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Executive Compensation | 2014 Nonqualified Deferred Compensation (continued)

To the extent the executive elects, the Company contributes matching contributions on employee base salary deferrals that exceed the limits on compensation imposed by the U.S. tax code. In 2014, the Company matching contribution amount was $70,800 for Mr. Kleinfeld, $14,400 for Mr. Oplinger and $18,300 for Ms. Strauss.

In addition, when the U.S. tax code limits on Employer Retirement Income Contributions (ERIC) to the Alcoa Retirement Savings Plan are reached, the ERIC contributions are made into the Deferred Compensation Plan. In 2014, the Company contributed $36,577 for Ms. Strauss. Mr. Kleinfeld does not receive these deferred compensation contributions due to his individual pension agreement. Messrs. Oplinger, Jarrault and Wilt do not receive these deferred compensation contributions because they participate in the Company’s defined benefit pension plan.

These amounts are included in the column “All Other Compensation” in the “2014 Summary Compensation Table” on page 61.

The principal benefit to executives of the Deferred Compensation Plan is that U.S. taxes are deferred until the investment is withdrawn, so that savings accumulate on a pre-tax basis. The Company also benefits from this arrangement because it does not use its cash to pay the salaries or incentive compensation of the individuals who have deferred receipt of these amounts. The Company may use this cash for other purposes until the deferred account is paid to the individual upon termination of employment. All nonqualified pension and deferred compensation are general unsecured assets of the Company until paid. Upon termination of employment, deferred compensation will be paid in cash as a lump sum or in up to ten annual installments, depending on the individual’s election, account balance and retirement eligibility.

Potential Payments Upon Termination or Change in Control

Executive Severance Agreements

Alcoa has entered into severance agreements with certain executives to facilitate transitioning key positions to suit the timing needs of the Company. The agreements provide for higher severance benefits than the Alcoa severance plan for salaried employees, but these agreements also require the executives to agree to a two-year non-competition and non-solicitation provision. Messrs. Oplinger, Jarrault and Wilt and Ms. Strauss have executive severance agreements, which provide that, if their employment is terminated without cause, they will receive two years’ salary, continued health care benefits for a two-year period, and two additional years of pension accrual. They will also receive a lump sum severance payment of $50,000 upon execution of a general release of legal claims against the Company prior to the scheduled payment date. No severance payments will be made under these agreements unless the general release is signed. Mr. Kleinfeld has a similar severance agreement containing the terms described above except that it provides for two years’ salary and annual cash incentive at the target amount. If severance payments or benefits are payable under the Change in Control Severance Plan, described below, no payments will be paid under the executive severance agreements.

Name	Estimated net present value of cash severance payments	Estimated net present value of additional pension credits	Estimated net present value of continued health care benefits	Total
Klaus Kleinfeld	$7,087,143	$3,081,547	$38,317	$10,207,007
William F. Oplinger	$1,027,381	$ 83,800	$37,805	$ 1,148,986
Olivier M. Jarrault	$1,125,119	$ 207,200	$38,317	$ 1,370,636
Audrey Strauss	$1,154,440	$ 66,266	$ 693	$ 1,221,399
Robert G. Wilt	$ 968,738	$ 98,500	$35,716	$ 1,102,954

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Executive Compensation | Potential Payments Upon Termination or Change in Control (continued)

Potential Payments upon a Change in Control

In 2002, the Board of Directors approved a Change in Control Severance Plan for officers and other key executives designated by the Compensation and Benefits Committee. The plan is designed to retain key executives during the period that a transaction is being negotiated or during a period in which a hostile takeover is being attempted and to ensure the impartiality of the key negotiators for the Company. The Change in Control Severance Plan provides each of the named executive officers with termination compensation if their employment is terminated without cause or terminated by them in certain circumstances, in either case within three years after a change in control of the Company. Mr. Kleinfeld, who is in a key position to negotiate or handle a change in control transaction, may elect, if he has not been terminated or left for good reason sooner, to leave the Company during a window period of 30 days which begins six months after a change in control. The Compensation and Benefits Committee froze this provision of the Change in Control Severance Plan as of January 1, 2010, and no additional employees will be entitled to this provision of the plan, but rather must be terminated or leave for good reason to be eligible to receive a payment under the plan. Messrs. Oplinger, Jarrault and Wilt and Ms. Strauss are currently subject to this requirement.

Compensation provided by the plan includes: a cash payment equal to three times annual salary plus target annual cash incentive compensation; continuation of health care benefits for three years; growth on pension credits for three years; reimbursement of excise taxes; reimbursement for additional tax liability resulting from reimbursement of excise taxes; and six months outplacement.

The Compensation and Benefits Committee determined to freeze the reimbursement of excise taxes and the reimbursement for additional tax liability resulting from reimbursement of excise taxes effective for new plan participants on and after January 1, 2010. Mr. Oplinger, who became an officer in 2013, Ms. Strauss, who was hired in 2012, and Mr. Wilt, who became an officer in 2013, are not eligible to receive these benefits.

The Compensation and Benefits Committee periodically reviews market data, which indicate that most companies have such plans or adopt such plans when a change in control is imminent. The amounts shown in the table below include the estimated net present value of accelerated vesting of stock options and stock awards. All awards made since February 2011 do not vest immediately upon a change of control if a replacement award is provided.

Change in Control Severance Benefits

Name	Estimated net present value of change in control severance and benefits	Potential excise tax liability and gross-up for excise taxes	Total
Klaus Kleinfeld	$20,823,754	$ 8,540,143	$29,363,897
William F. Oplinger	$ 4,346,208	$Not eligible	$ 4,346,208
Olivier M. Jarrault	$ 5,008,418	$ 1,980,141	$ 6,988,559
Audrey Strauss	$ 6,275,555	Not eligible	$ 6,275,555
Robert G. Wilt	$ 3,993,479	Not eligible	$ 3,993,479

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Executive Compensation | Potential Payments Upon Termination or Change in Control (continued)

Retirement Benefits

If Mr. Kleinfeld had voluntarily terminated employment as of December 31, 2014, it is estimated that his supplemental executive retirement pension would have paid an annual annuity of $874,009 starting at age 60. If Messrs. Oplinger, Jarrault or Wilt had voluntarily terminated employment as of December 31, 2014, it is estimated that their pensions would have been paid an annual annuity as follows:

	Annuity	Starting at Age
William F. Oplinger	$55,879	55
Olivier M. Jarrault	$77,041	55
Robert G. Wilt	$134,334	62

Ms. Strauss is not eligible to participate in the defined benefit pension plan, which was closed to employees hired on or after March 1, 2006.

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Questions and Answers

About the Meeting and Voting

1.      Who is entitled to vote and how many votes do I have?

If you were a holder of record of Alcoa common stock, par value $1.00 per share (the “common stock”), at the close of business on February 20, 2015, you are eligible to vote at the annual meeting. For each matter presented for vote, you have one vote for each share you own.

2.   What is the difference between holding shares as a shareholder of record/registered shareholder and as a beneficial owner of shares?

Shareholder of Record or Registered Shareholder. If your shares of common stock are registered directly in your name with our transfer agent, Computershare, you are considered a “shareholder of record” or a “registered shareholder” of those shares.

Beneficial Owner of Shares. If your shares are held in an account at a bank, brokerage firm or other similar organization, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the bank, brokerage firm or other similar organization holding your account and, as a beneficial owner, you have the right to direct your bank, brokerage firm or similar organization as to how to vote the shares held in your account.

3.   How do I vote if I am a shareholder of record?

By Telephone or Internet. All shareholders of record can vote by touchtone telephone within the U.S., U.S. territories and Canada, using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares and to confirm that their instructions have been recorded properly.

By Written Proxy. All shareholders of record can also vote by written proxy card. If you are a shareholder of record and receive a Notice of Internet Availability of Proxy Materials (“Notice”), you may request a written proxy card by following the instructions included in the Notice. If you sign and return your proxy card but do not mark any selections giving specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors.

In Person. All shareholders of record may vote in person at the meeting. See Question 5 below regarding how to obtain an admission ticket to the annual meeting.

Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible. The proxy committee will vote your shares according to your directions.

4.   How do I vote if I am a beneficial owner of shares?

Your broker is not permitted to vote on your behalf on the election of directors and other matters to be considered at the annual meeting (except on ratification of the selection of PricewaterhouseCoopers LLP as auditors for 2015), unless you provide specific instructions by completing and returning the voting instruction form from your broker, bank or other financial institution or following the instructions provided to you for voting your shares via telephone or the Internet. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the annual meeting. If you wish to vote your shares at the meeting, you must obtain a legal proxy from that entity and bring it with you to hand in with your ballot. See Question 5 below regarding how to obtain an admission ticket to the annual meeting.

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Questions and Answers About the Meeting and Voting (continued)

5.   How do I get an admission ticket to attend the annual meeting?

You may attend the meeting if you were a shareholder as of the close of business on February 20, 2015. If you plan to attend the meeting, you will need an admission ticket. If you are a registered shareholder, have your Notice available and call 1 866 804-9594 or visit www.AlcoaAdmissionTicket.com and follow the instructions provided. If a broker, bank or other financial institution holds your shares and you would like to attend the meeting, please write to: Alcoa Inc., 201 Isabella Street, Pittsburgh, PA 15212-5858, Attention: Diane Thumma or email to diane.thumma@alcoa.com. Please include a copy of your brokerage account statement or a legal proxy (which you can obtain from your broker, bank or other financial institution), and we will send you an admission ticket.

6.   What does it mean if I receive more than one Notice?

If you are a shareholder of record or participate in Alcoa’s Dividend Reinvestment and Stock Purchase Plan or employee savings plans, you will receive one Notice (or if you are an employee with an Alcoa email address, an email proxy form) for all shares of common stock held in or credited to your accounts as of the record date, if the account names are exactly the same. If your shares are registered differently and are in more than one account, you will receive more than one Notice or email proxy form, and in that case, you can and are urged to vote all of your shares, which will require you to vote more than once. To avoid this situation in the future, we encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, Computershare, at 1 888 985-2058 (in the U.S. and Canada) or 1 201 680-6578 (all other locations) or through the Computershare website, www.computershare.com.

7.     How do I vote if I participate in one of the employee savings plans?

You must provide the trustee of the employee savings plan with your voting instructions in advance of the meeting. You may do so by returning your voting instructions by mail, or submitting them by telephone or electronically using the Internet. You cannot vote your shares in person at the annual meeting; the trustee is the only one who can vote your shares. The trustee will vote your shares as you have instructed. If the trustee does not receive your instructions, your shares generally will be voted in proportion to the way the other plan participants voted. To allow sufficient time for voting by the trustee, your voting instructions must be received by 6:00 a.m., Eastern Daylight Time (EDT), on April 29, 2015.

8.   Can I change my vote?

There are several ways in which you may revoke your proxy or change your voting instructions before the time of voting at the meeting (please note that, in order to be counted, the revocation or change must be received by 6:00 a.m. EDT on May 1, 2015, or by 6:00 a.m. EDT on April 29, 2015 in the case of instructions to the trustee of an employee savings plan):

•   Vote again by telephone or at the Internet website.

•    Mail a revised proxy card or voting instruction form that is dated later than the prior one.

•   Shareholders of record may vote in person at the annual meeting.

•    Shareholders of record may notify Alcoa’s Corporate Secretary in writing that a prior proxy is revoked.

•   Employee savings plan participants may notify the plan trustee in writing that prior voting instructions are revoked or are changed.

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Questions and Answers About the Meeting and Voting (continued)

9.     Is my vote confidential?

Yes. Proxy cards, ballots and voting tabulations that identify shareholders are kept confidential except:

•   as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;

•   in the case of a contested proxy solicitation;

•   if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

•    to allow the independent judge of election to certify the results of the vote.

Corporate Election Services, Inc., the independent proxy tabulator used by Alcoa, counts the votes and acts as the judge of election for the meeting.

10. What is a Broker Non-Vote?

A “broker non-vote” occurs when a broker submits a proxy for the meeting with respect to a discretionary matter but does not vote on non-discretionary matters because the beneficial owner did not provide voting instructions on those matters. Under NYSE rules, the proposal to ratify the appointment of independent auditors (Item 2) is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on behalf of clients (beneficial owners) who have not furnished voting instructions at least 15 days before the date of the annual meeting. In contrast, all of the other proposals set forth in this proxy statement are “non-discretionary” items—brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals.

11. What constitutes a “quorum” for the meeting?

A quorum consists of a majority of the outstanding shares, present at the meeting or represented by proxy. A quorum is necessary to conduct business at the annual meeting. You are part of the quorum if you have voted by proxy. Abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining a quorum. If you vote to abstain on one or more proposals, your shares will be counted as present for purposes of determining the presence of a quorum unless you vote to abstain on all proposals.

12. What is the voting requirement to approve each of the proposals, and how are votes counted?

At the close of business on February 20, 2015, the record date for the meeting, Alcoa had outstanding 1,222,263,198 shares of common stock (excluding treasury shares). Each share of common stock outstanding on the record date is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on. Treasury shares are not voted.

Under Pennsylvania corporation law, the approval of any corporate action taken at the annual meeting is based on votes cast. For all proposals to be considered at the annual meeting, shareholder approval occurs if the votes cast in favor of the proposal exceed the votes cast against the proposal. “Votes cast” on these proposals means votes “for” or “against” a particular proposal, whether by proxy or in person. Abstentions and broker non-votes are not considered “votes cast” on these proposals and therefore have no effect on the outcome of these proposals. In uncontested elections, directors are elected by a majority of votes cast. As described in more detail on page 26 under “Corporate Governance—Majority Voting for Directors,” Alcoa’s Articles of Incorporation and By-Laws require any incumbent director nominee who receives more “against” than “for” votes to tender his or her resignation for consideration by the Governance and Nominating Committee. Item 3 (advisory approval of executive compensation) is an advisory vote requiring further action by the Company to implement any changes.

13. Who pays for the solicitation of proxies?

Alcoa pays the cost of soliciting proxies. Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, to assist with the solicitation for an estimated fee of $13,000, plus expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their votes.

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Questions and Answers About the Meeting and Voting (continued)

14. How do I comment on Company business?

Your comments are collected when you vote using the Internet. We also collect comments from the proxy card if you vote by mailing the proxy card. You may also send your comments to us in care of the Corporate Secretary: Alcoa Inc., Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. Although it is not possible to respond to each shareholder, your comments help us to understand your concerns.

15. May I nominate someone to be a director of Alcoa?

Yes, please see “Nominating Board Candidates—Procedures and Director Qualifications” on page 14 for details on the procedures for shareholder nominations of director candidates.

16. When are the 2016 shareholder proposals due?

To be considered for inclusion in the Company’s 2016 proxy statement, shareholder proposals submitted in accordance with SEC Rule 14a-8 must be received in writing at our principal executive offices no later than November 20, 2015. Address all shareholder proposals to: Alcoa Inc., Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2016 annual meeting, notice of intention to present the proposal, including all information required to be provided by the shareholder in accordance with the Company’s By-Laws, must be received in writing at our principal executive offices by February 1, 2016. Address all notices of intention to present proposals at the 2016 annual meeting to: Alcoa Inc., Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608.

17. Will the annual meeting be webcast?

Yes, our annual meeting will be webcast on May 1, 2015. You are invited to visit http://www.alcoa.com under “About—Corporate Governance—Annual Meeting” at 9:30 a.m. Eastern Daylight Time on May 1, 2015, to access the webcast of the meeting. Registration for the webcast is required. Pre-registration will be available beginning on April 20, 2015. An archived copy of the webcast also will be available on our website.

18. What is “householding”?

Shareholders of record who have the same last name and address and who request paper copies of the proxy materials will receive only one copy unless one or more of them notifies us that they wish to receive individual copies. This method of delivery, known as “householding,” will help ensure that shareholder households do not receive multiple copies of the same document, helping to reduce our printing and postage costs, as well as saving natural resources. Householding will not in any way affect dividend check mailings.

We will deliver promptly upon written or oral request a separate copy of the Annual Report, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, to a security holder at a shared address to which a single copy of the document was delivered. Please direct such requests to Diane Thumma at Alcoa Inc., 201 Isabella Street, Pittsburgh, PA 15212-5858, Attention: Diane Thumma, or email to diane.thumma@alcoa.com or call 1 412 553-1245.

Shareholders of record may request to begin or to discontinue householding in the future by contacting our transfer agent, Computershare, at 1 888 985-2058 (in the U.S. and Canada), 1 201 680-6578 (all other locations), by mail to Computershare, P.O. Box 30170, College Station, TX 77842-3170 or through the Computershare website, www.computershare.com. Shareholders owning their shares through a bank, broker or other nominee may request to begin or to discontinue householding by contacting their bank, broker or other nominee.

19.How may I obtain a copy of Alcoa’s Annual Report on Form 10-K?

The Company will provide by mail, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2014 (not including exhibits and documents incorporated by reference), at your request. Please direct all requests to Alcoa Inc., Corporate Communications, 201 Isabella Street, Pittsburgh, PA 15212-5858.

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Attachment A

Pre-Approval Policies and Procedures for Audit and Non-Audit Services

I.    Statement of Policy

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received pre-approval under this policy, it will require specific pre-approval by the Audit Committee before the service is provided. Any proposed services exceeding pre-approved cost levels under this policy will require specific pre-approval by the Audit Committee before the service is provided.

The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically revise the list of pre-approved services, based on subsequent determinations.

II.    Delegation

The Audit Committee delegates pre-approval authority to the Chairman of the Committee. In addition, the Chairman may delegate pre-approval authority to one or more of the other members of the Audit Committee. The Chairman or member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

III.    Audit Services

The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other Audit services, which are those services that only the independent auditor reasonably can provide.

IV.    Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor.

V.    Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance and support, without impairing the auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

VI.    All Other Services

The Audit Committee may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, and would not impair the independence of the auditor.

VII.    Pre-Approval Fee Levels

Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.

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Attachment A (continued)

VIII.    Supporting Documentation

With respect to each proposed pre-approved service, the independent auditor has provided detailed descriptions regarding the specific services to be provided. Upon completion of services, the independent auditor will provide to management detailed back-up documentation, including hours, personnel and task description relating to the specific services provided.

IX.    Procedures

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence.

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2015 PROXY STATEMENT

Attachment B

Peer Group Companies for Market Information for 2014 Executive Compensation Decisions

(CEO peer group listed on page 53)

3M	Dignity Health	Medtronic
ABB	DIRECTV Group	Merck & Co.
AbbVie	Duke Energy	Mondelez
Accenture	DuPont	MorphoTrak
ACH Food	Eaton	NextEra Energy Inc.
Adecco	eBay	Nike
AES Corporation	Eli Lilly	Nokia Corporation
Agrium	EMC	Northrop Grumman
Altria Group	EMD Millipore	Novo Nordisk Pharmaceuticals
American Electric Power	Emerson Electric	Occidental Petroleum
Amgen	Energy Transfer Partners	Pacific Gas & Electric
Apache	Ericsson	Reynolds Packaging
Arrow Electronics	Exelon	Ricoh Americas
AstraZeneca	Fluor	Robertshaw Controls
BAE Systems	Fujitsu	Rolls-Royce North America
Baxter	Gap	Safeway
Bechtel Systems & Infrastructure	Gavilon	Sanofi
Beckman Coulter	General Dynamics	Schlumberger
Best Buy	General Mills	Sears
Boehringer Ingelheim	GlaxoSmithKline	Southern Company Services
Bristol-Myers Squibb	HBO	Southwest Airlines
Carnival	HCA Healthcare	Sprint Nextel
Chesapeake Energy	Hess	Staples
CHS	Hilton	SuperValu Stores
Cisco Systems	HollyFrontier Corporation	Takeda Pharmaceuticals
Coca-Cola	Honeywell	Tech Data
Compass	Iberdrola Renewables	Tesoro
ConAgra Foods	International Paper	Teva Pharmaceutical
Continental Automotive Systems	Johnson Controls	Time Warner
Cox Enterprises	Kimberly-Clark	T-Mobile USA
Cumberland Gulf Group	Kohl’s	TRW Automotive
Danaher	Kraft Foods	Tyson Foods
Dannon	Lafarge North America	United States Steel
Deere & Company	Lehigh Hanson	United Water
Delhaize America	L’Oréal	Ventura Foods
Dell	LyondellBasell	Walt Disney
Delta Air Lines	Magna Seating	Whirlpool
Diageo North America	McDonald’s	Xerox

77

2015 PROXY STATEMENT

Attachment C

Calculation of Financial Measures

RECONCILIATION OF ADJUSTED INCOME

	Year ended December 31,
(in millions)	2014	2013
Net income (loss) attributable to Alcoa	$268	$(2,285)
Restructuring and other charges	703	585
Discrete tax items[1]	33	360
Other special items[2]	112	1,697
Net income attributable to Alcoa – as adjusted	1,116	357
Adjustments for incentive compensation[3]	(489)	–
Net income attributable to Alcoa – as adjusted for incentive compensation	$627	357
Adjustments for comparative purposes[4]		(41)
Net income attributable to Alcoa – as further adjusted for comparative purposes		$316

Net income attributable to Alcoa – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income (loss) attributable to Alcoa determined under GAAP as well as Net income attributable to Alcoa – as adjusted.

1	Discrete tax items include the following:
•

for the year ended December 31, 2014, a charge for the remeasurement of certain deferred tax assets of a subsidiary in Brazil due to a tax rate change ($31), a charge for the remeasurement of certain deferred tax assets of a subsidiary in Spain due to a tax rate change ($16), and a net benefit for a number of other items ($14); and

•

for the year ended December 31, 2013, a charge for valuation allowances related to certain Spain and U.S. deferred tax assets ($372), a benefit related to the reinstatement under the American Taxpayer Relief Act of 2012 of two tax provisions that were applied in 2013 to Alcoa’s U.S. income tax return for calendar year 2012 ($18), a charge related to prior year taxes in Spain and Australia ($9), and a net benefit for other miscellaneous items ($3).

2	Other special items include the following:
•

for the year ended December 31, 2014, a write-down of inventory related to the permanent closure of a smelter in Italy, a smelter and two rolling mills in Australia, and a smelter in the United States ($47), costs associated with current and future acquisitions of aerospace businesses ($47), a gain on the sale of both a mining interest in Suriname and an equity investment in a China rolling mill ($20), an unfavorable impact related to the restart of one potline at the joint venture in Saudi Arabia that was previously shut down due to a period of pot instability ($19), costs associated with preparation for and ratification of a new labor agreement with the United Steelworkers ($11), a net unfavorable change in certain mark-to-market energy derivative contracts ($6), and a loss on the write-down of an asset to fair value ($2); and

•

for the year ended December 31, 2013, an impairment of goodwill ($1,719), a net insurance recovery related to the March 2012 cast house fire at the Massena, NY location ($22), a net favorable change in certain mark-to-market energy derivative contracts ($15), an unfavorable impact related to a temporary shutdown of one of the two smelter potlines at the joint venture in Saudi Arabia due to a period of pot instability ($9), and a write-down of inventory related to the permanent closure of two potlines at a smelter in Canada and a smelter in Italy ($6).

3

Adjustments for incentive compensation include the following for the year ended December 31, 2014: a negative amount ($188) for the normalization of London Metal Exchange aluminum prices and foreign currency exchange rates realized in 2014 results to those contemplated in Alcoa’s 2014 Plan; a negative amount ($238) to partially adjust for higher regional premiums realized in Alcoa’s average realized price of primary aluminum in 2014 compared to those contemplated in Alcoa’s 2014 Plan; and a net negative amount ($63) to reverse the add-back included in Restructuring and other charges in the above table related to curtailment actions in Brazil as the benefits realized from the sale of unused energy in Brazil are included in Net income attributable to Alcoa, to include the amounts reflected in Alcoa’s 2014 Plan related to the Saudi Arabia potline issue and United Steelworkers labor agreement, both of which were added-back on an actual basis in the Other special items line in the above table, and to exclude the results of an aerospace business (Firth Rixson) from the acquisition date (November 19, 2014) through December 31, 2014 that was not reflected in Alcoa’s 2014 Plan. All of these adjustments were made for incentive compensation purposes only. There were no incentive compensation adjustments for the year ended December 31, 2013 as adjusted income was not an incentive compensation metric.

4

This amount represents the necessary adjustments to normalize the London Metal Exchange aluminum prices and foreign currency exchange rates realized in 2013 results to those contemplated in Alcoa’s 2014 Plan (this adjustment was reflected in the above table for comparative purposes only).

78

2015 PROXY STATEMENT

Attachment C (continued)

RECONCILIATION OF ADJUSTED EBITDA

	Year ended December 31,
($ in millions)	2014	2013
Net income (loss) attributable to Alcoa	$268	$(2,285)
Add:
Net (loss) income attributable to noncontrolling interests	(91)	41
Provision for income taxes	320	428
Other expenses (income), net	47	(25)
Interest expense	473	453
Restructuring and other charges	1,168	782
Impairment of goodwill	–	1,731
Provision for depreciation, depletion, and amortization	1,371	1,421
Adjusted EBITDA	3,556	2,546
Add: adjustments for incentive compensation[1]	(502)	825
Adjusted EBITDA – as adjusted for incentive compensation	$3,054	3,371
Add: adjustments for comparative purposes[2]		(762)
Adjusted EBITDA – as further adjusted for comparative purposes		$2,609

Sales	$23,906	$23,032
Add: adjustments for incentive compensation[3]	(479)	1,582
Sales – as adjusted for incentive compensation	$23,427	24,614
Add: adjustments for comparative purposes[2]		(1,636)
Sales – as further adjusted for comparative purposes		$22,978

Adjusted EBITDA Margin	14.9%	11.1%
Adjusted EBITDA Margin – as adjusted for incentive compensation	13.0%	13.7%
Adjusted EBITDA Margin – as further adjusted for comparative purposes		11.4%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

1	Adjustments for incentive compensation related to Adjusted EBITDA include the following:
•

for the year ended December 31, 2014, a negative amount ($281) for the normalization of London Metal Exchange aluminum prices and foreign currency exchange rates realized in 2014 results to those contemplated in Alcoa’s 2014 Plan; a negative amount ($349) to partially adjust for higher regional premiums realized in Alcoa’s average realized price of primary aluminum in 2014 compared to those contemplated in Alcoa’s 2014 Plan; and a positive amount ($128) to exclude both the difference between the amounts in 2014 results and those contemplated in Alcoa’s 2014 Plan for special items (see Reconciliation of Adjusted Income) reflected in Adjusted EBITDA on a pretax basis (write-down of inventory, acquisition costs, and costs related to a new labor agreement) and the results of an aerospace business (Firth Rixson) from the acquisition date (November 19, 2014) through December 31, 2014 that were not reflected in Alcoa’s 2014 Plan; and

•

for the year ended December 31, 2013, a net positive amount ($851) for the normalization of London Metal Exchange aluminum prices and foreign currency exchange rates realized in 2013 results to those contemplated in Alcoa’s 2013 Plan and a net negative amount ($26) to exclude special items (see Reconciliation of Adjusted Income) reflected in Adjusted EBITDA on a pretax basis (net insurance recovery and write-down of inventory) that were not reflected in Alcoa’s 2013 Plan.

All of these adjustments were made for incentive compensation (under the long-term incentive plan, or LTI) purposes only.

2

These amounts represent the necessary adjustments to normalize the London Metal Exchange aluminum prices and foreign currency exchange rates reflected in Alcoa’s 2013 Plan to those contemplated in Alcoa’s 2014 Plan (these adjustments were reflected in the above table for comparative purposes only).

3	Adjustments for incentive compensation related to Sales include the following:
•

for the year ended December 31, 2014, a net negative amount ($246) for the normalization of London Metal Exchange aluminum prices and foreign currency exchange rates realized in 2014 results to those contemplated in Alcoa’s 2014 Plan; a negative amount ($395) to adjust for higher regional premiums realized in Alcoa’s average realized price of primary aluminum in 2014 to those contemplated in Alcoa’s 2014 Plan; and a net positive amount ($162) to include revenue reflected in Alcoa’s 2014 Plan that was not realized in 2014 due to decisions to permanently shut down smelter capacity and to exclude revenue of an aerospace business (Firth Rixson) from the acquisition date (November 19, 2014) through December 31, 2014 that was not reflected in Alcoa’s 2014 Plan; and

•

for the year ended December 31, 2013, a net positive amount ($1,402) for the normalization of London Metal Exchange aluminum prices and foreign currency exchange rates realized in 2013 results to those contemplated in Alcoa’s 2013 Plan and a positive amount ($180) to include revenue reflected in Alcoa’s 2013 Plan that was not realized in 2013 due to decisions to permanently shut down and/or temporarily curtail smelter capacity.

All of these adjustments were made for incentive compensation (under the long-term incentive plan, or LTI) purposes only.

79

2015 PROXY STATEMENT

Attachment C (continued)

RECONCILIATION OF ALUMINA ADJUSTED EBITDA
	Year ended December 31,
($ in millions, except per metric ton amounts)	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005	2004	2003	2002	2001
After-tax operating income (ATOI)	$370	$259	$90	$607	$301	$112	$727	$956	$1,050	$682	$632	$415	$315	$471
Add:
Depreciation, depletion, and amortization	387	426	455	444	406	292	268	267	192	172	153	147	139	144
Equity loss (income)	29	4	(5)	(25)	(10)	(8)	(7)	(1)	2	–	(1)	–	(1)	(1)
Income taxes	153	66	(27)	179	60	(22)	277	340	428	246	240	161	130	184
Other	(28)	(6)	(8)	(44)	(5)	(92)	(26)	2	(6)	(8)	(46)	(55)	(14)	(17)

Adjusted EBITDA	$911	$749	$505	$1,161	$752	$282	$1,239	$1,564	$1,666	$1,092	$978	$668	$569	$781
Production (thousand metric tons) (kmt)	16,606	16,618	16,342	16,486	15,922	14,265	15,256	15,084	15,128	14,598	14,343	13,841	13,027	12,527
Adjusted EBITDA/ Production ($ per metric ton)	$55	$45	$31	$70	$47	$20	$81	$104	$110	$75	$68	$48	$44	$62

RECONCILIATION OF PRIMARY METALS ADJUSTED EBITDA

	Year ended December 31,
($ in millions, except per metric ton amounts)	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005	2004	2003	2002	2001
ATOI	$594	$(20)	$309	$481	$488	$(612)	$931	$1,445	$1,760	$822	$808	$657	$650	$905
Add:
Depreciation, depletion, and amortization	494	526	532	556	571	560	503	410	395	368	326	310	300	327
Equity loss (income)	34	51	27	7	(1)	26	(2)	(57)	(82)	12	(58)	(55)	(44)	(52)
Income taxes	203	(74)	106	92	96	(365)	172	542	726	307	314	256	266	434
Other	(6)	(8)	(422)	2	(7)	(176)	(32)	(27)	(13)	(96)	20	12	(47)	(8)

Adjusted EBITDA	$1,319	$475	$552	$1,138	$1,147	$(567)	$1,572	$2,313	$2,786	$1,413	$1,410	$1,180	$1,125	$1,606
Production (thousand metric tons) (kmt)	3,125	3,550	3,742	3,775	3,586	3,564	4,007	3,693	3,552	3,554	3,376	3,508	3,500	3,488
Adjusted EBITDA/ Production ($ per metric ton)	$422	$134	$148	$301	$320	$(159)	$392	$626	$784	$398	$418	$336	$321	$460

80

2015 PROXY STATEMENT

Attachment C (continued)

RECONCILIATION OF GLOBAL ROLLED PRODUCTS ADJUSTED EBITDA
	Year ended December 31,
($ in millions, except per metric ton amounts)	2014	2013	2012[1]	2011[1]	2010[1,2]	2009[2]	2008[2]	2007[2]	2006[2]	2005[2]	2004[2]	2003[2]	2002[2]	2001[2]
ATOI	$312	$252	$346	$260	$241	$(106)	$(41)	$151	$317	$300	$290	$232	$223	$232

Add:
Depreciation, depletion, and amortization	235	226	229	237	238	227	216	227	223	220	200	190	184	167
Equity loss	27	13	6	3	–	–	–	–	2	–	1	1	4	2
Income taxes	124	108	159	98	103	12	14	77	113	135	97	77	90	112
Other	(1)	–	(2)	1	1	(2)	6	1	20	1	1	(5)	(8)	(5)

Adjusted EBITDA	$697	$599	$738	$599	$583	$131	$195	$456	$675	$656	$589	$495	$493	$508

Total shipments (thousand metric tons) (kmt)	2,056	1,989	1,943	1,866	1,755	1,888	2,361	2,482	2,376	2,250	2,136	1,893	1,814	1,863

Adjusted EBITDA/Total shipments ($ per metric ton)	$339	$301	$380	$321	$332	$69	$83	$184	$284	$292	$276	$261	$272	$273

RECONCILIATION OF ENGINEERED PRODUCTS AND SOLUTIONS ADJUSTED EBITDA
	Year ended December 31,
($ in millions)	2014[3]	2013[4]	2012	2011	2010	2009	2008	2007	2006	2005	2004	2003	2002	2001
ATOI	$767	$726	$612	$537	$419	$311	$522	$423	$382	$276	$161	$126	$61	$188

Add:
Depreciation, depletion, and amortization	173	159	158	158	154	177	165	163	152	160	168	166	150	186
Equity (income) loss	–	–	–	(1)	(2)	(2)	–	–	6	–	–	–	–	–
Income taxes	374	348	297	258	198	138	215	184	164	120	70	57	39	61
Other	–	(2)	(9)	(1)	–	1	2	(7)	(2)	(11)	106	11	35	–

Adjusted EBITDA	$1,314	$1,231	$1,058	$951	$769	$625	$904	$763	$702	$545	$505	$360	$285	$435

Third-party sales	$6,006	$5,733	$5,525	$5,345	$4,584	$4,689	$6,199	$5,834	$5,428	$4,773	$4,283	$3,905	$3,492	$4,141

Adjusted EBITDA Margin	21.9%	21.5%	19.1%	17.8%	16.8%	13.3%	14.6%	13.1%	12.9%	11.4%	11.8%	9.2%	8.2%	10.5%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the tables above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

1

The average Adjusted EBITDA per metric ton of these three years equals $344 and represents the average historical high for the Global Rolled Products segment. Alcoa has a 2016 target to meet or exceed this average historical high.

2	The average Adjusted EBITDA per metric ton of these 11 years equals $233 and represents the previous average historical high for the Global Rolled Products segment.

3

In the year ended December 31, 2014, the Third-party sales and Adjusted EBITDA of Engineered Products and Solutions includes $81 and $(10), respectively, related to the acquisition of an aerospace business, Firth Rixson. Excluding these amounts, EBITDA Margin was 22.3% for the year ended December 31, 2014.

4

The Adjusted EBITDA Margin for the year ended December 31, 2013 represents the historical high for the Engineered Products and Solutions segment. Alcoa has a 2016 target to exceed this historical high.

81

2015 PROXY STATEMENT

Attachment C (continued)

RECONCILIATION OF FREE CASH FLOW

	Year ended December 31,
(in millions)	2014	2013
Cash from operations	$1,674	$1,578
Capital expenditures	(1,219)	(1,193)
Free cash flow	455	385
Adjustments for incentive compensation[1]	(434)	70
Free cash flow – as adjusted for incentive compensation	$21	455
Adjustments for comparative purposes[2]		(271)
Free cash flow – as further adjusted for comparative purposes		$184

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Alcoa’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

1	Adjustments for incentive compensation include the following:
•

for the year ended December 31, 2014, a negative amount ($91) for the equity contributions made to the joint venture in Saudi Arabia; a negative amount ($192) for the normalization of London Metal Exchange aluminum prices and foreign currency exchange rates realized in 2014 results to those contemplated in Alcoa’s 2014 Plan; a negative amount ($216) to partially adjust for higher regional premiums realized in Alcoa’s average realized price of primary aluminum in 2014 compared to those contemplated in Alcoa’s 2014 Plan; a net positive amount ($198) to exclude both the difference between the amounts in 2014 results and those contemplated in Alcoa’s 2014 Plan for special items (see Reconciliation of Adjusted Income) reflected in Cash from operations (restructuring and other charges (excluding cash payments related to curtailment actions in Brazil - see footnote 3 in the Reconciliation of Adjusted Income), acquisition costs, and costs related to a new labor agreement) and the free cash flow of an aerospace business (Firth Rixson) from the acquisition date (November 19, 2014) through December 31, 2014 that was not reflected in Alcoa’s 2014 Plan; a negative amount ($100) to reverse the realized benefit of lower pension contributions in 2014, resulting from the provisions of the Highway and Transportation Funding Act, that was not contemplated in Alcoa’s 2014 Plan; and a negative amount ($32) to reflect additional equity contributions to the joint venture in Saudi Arabia contemplated in Alcoa’s 2014 Plan but deferred until 2015; and

•

for the year ended December 31, 2013, a negative amount ($159) for the equity contributions made to the joint venture in Saudi Arabia; a net positive amount ($397) for the normalization of London Metal Exchange aluminum prices and foreign currency exchange rates realized in 2013 results to those contemplated in Alcoa’s 2013 Plan; a negative amount ($112) to reflect additional equity contributions to the joint venture in Saudi Arabia contemplated in Alcoa’s 2013 Plan but deferred until 2014; a negative amount ($54) to reflect additional growth capital expenditures contemplated in Alcoa’s 2013 Plan but deferred until 2014; and a net negative amount ($2) to exclude special items (see Reconciliation of Adjusted Income) reflected in Cash from operations (net insurance recovery and restructuring and other charges) that were not reflected in Alcoa’s 2013 Plan.

All of these adjustments were made for incentive compensation purposes only.

2

This amount represents the necessary adjustments to normalize the London Metal Exchange aluminum prices and foreign currency exchange rates reflected in Alcoa’s 2013 Plan to those contemplated in Alcoa’s 2014 Plan (this adjustment was reflected in the above table for comparative purposes only).

82

2015 PROXY STATEMENT

Attachment C (continued)

DAYS WORKING CAPITAL

	Quarter ended December 31,			Year ended December 31,
($ in millions)	2014	2013	2012	2014	2013
Receivables from customers, less allowances	$1,513	$1,383	$1,573	$1,457	$1,499
Add: Deferred purchase price receivable[1]	395	339	53	361	240
Receivables from customers, less allowances, as adjusted	1,908	1,722	1,626	1,818	1,739
Add: Inventories	3,064	2,783	2,894	3,108	2,906
Less: Accounts payable, trade	3,021	2,816	2,587	2,932	2,759
Working capital[2]	$1,951	$1,689	$1,933	$1,994	$1,886
Adjustments for incentive compensation[3]				(23)
Working capital – as adjusted for incentive compensation				$1,971

Sales	$6,377	$5,585	$5,898	$23,906	$23,032
Adjustments for incentive compensation[3]				(81)
Working capital – as adjusted for incentive compensation				$23,825

Days working capital	28	28	30	30.2	29.9

Days Working Capital = Working Capital divided by (Sales/number of days in the period).

1

The deferred purchase price receivable relates to an arrangement to sell certain customer receivables to several financial institutions on a recurring basis. Alcoa is adding back this receivable for the purposes of the Days Working Capital calculation.

2

Beginning January 1, 2014, management changed the manner in which Working Capital is measured by moving from an end of period Working Capital to an average period Working Capital. This change will now reflect the capital tied up during a given period. As such, the components of Working Capital for each period presented represent the average of the ending balances in each of the months during the respective period.

3

Adjustments for incentive compensation for the year ended December 31, 2014 exclude the proportional average working capital and sales of an aerospace business (Firth Rixson) from the acquisition date (November 19, 2014) through December 31, 2014 that were not reflected in Alcoa’s 2014 Plan. These adjustments were made for incentive compensation purposes only. There were no incentive compensation adjustments for the year ended December 31, 2013 as Days Working Capital was not an incentive compensation metric.

RECONCILIATION OF NET DEBT

	December 31,
(in millions)	2014	2013	2012	2011	2010	2009	2008
Short-term borrowings	$54	$57	$53	$62	$92	$176	$478
Commercial paper	–	–	–	224	–	–	1,535
Long-term debt due within one year	29	655	465	445	231	669	56
Long-term debt, less amount due within one year	8,769	7,607	8,311	8,640	8,842	8,974	8,509
Total debt	8,852	8,319	8,829	9,371	9,165	9,819	10,578
Less: Cash and cash equivalents	1,877	1,437	1,861	1,939	1,543	1,481	762
Net debt	$6,975	$6,882	$6,968	$7,432	$7,622	$8,338	$9,816

Net Debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Alcoa’s leverage position after factoring in available cash that could be used to repay outstanding debt.

83

Alcoa Inc. 390 Park Avenue New York, NY 10022-4608 www.alcoa.com

Alcoa Inc. Annual Meeting of Shareholders
c/o Corporate Election Services	9:30 a.m. Friday, May 1, 2015
P. O. Box 1150	Fairmont Hotel
Pittsburgh, PA 15230-1150	510 Market Street
Pittsburgh, PA 15222

Admission Ticket

This ticket is not transferable.

Please keep this ticket to be

admitted to the annual meeting.

h Fold and detach here h

VOTE BY MAIL	THREE WAYS TO VOTE

Return your proxy in the postage-paid envelope provided.

Vote By Mail—Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Alcoa Inc., c/o Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230-1150.

Vote By Internet—Have your proxy card available when you access the website www.cesvote.com and follow the simple directions presented to record your vote.

Vote By Telephone—Have your proxy card available when you call toll-free 1 888 693-8683 using a touch-tone phone and follow the simple directions presented to record your vote.

Vote 24 hours a day, 7 days a week. Your telephone or Internet vote must be received by 6:00 a.m. EDT on May 1, 2015, to be counted. If you vote by Internet or by telephone, please do not mail your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 1, 2015—the proxy statement and the annual report are available at www.ViewMaterial.com/AA.

VOTE BY INTERNET

Access this website to cast your vote. www.cesvote.com

VOTE BY TELEPHONE
Call toll-free using a touch-tone telephone. 1 888 693-8683

▶

ê IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ê

Alcoa Inc.
390 Park Avenue
New York, NY 10022-4608

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert S. Collins, Max W. Laun, and Paris Watts-Stanfield, and each of them, attorneys and proxies with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of common stock of Alcoa Inc. the undersigned is entitled to vote if personally present at the Annual Meeting of Shareholders of Alcoa Inc. to be held on May 1, 2015, and at any adjournment or postponement thereof, in accordance with the instructions set forth on the reverse side of this proxy card. The proxies are authorized to vote in their discretion for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof. Your telephone or Internet vote must be received by 6:00 a.m. EDT on May 1, 2015, to be counted. If you vote by mail, your proxy card must be received before the meeting for your vote to be counted.

This card also serves as voting instructions to the trustee of each employee savings plan sponsored by Alcoa, its subsidiaries or affiliates with respect to shares of common stock of Alcoa Inc. held by the undersigned under any such plans. Your voting instructions must be received by 6:00 a.m. EDT on April 29, 2015, or the trustee will vote your plan shares in the same proportion as those plan shares for which instructions have been received.

Your vote on the election of directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. If properly signed, dated and returned, this proxy will be voted as specified on the reverse side or, if no choice is specified, this proxy will be voted in accordance with the recommendation of the Board of Directors.

Comments:

(Vote on the other side)

ê IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ê

(continued from the other side)

P R O X Y	Please mark your choices clearly in the appropriate boxes. If no choice is specified, this proxy will be voted FOR Items 1, 2 and 3.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3. 1. Election of Directors – Nominees to serve a three-year term:
	1.	Kathryn S. Fuller	❑ FOR	❑ AGAINST	❑ ABSTAIN
	2.	L. Rafael Reif	❑ FOR	❑ AGAINST	❑ ABSTAIN
	3.	Patricia F. Russo	❑ FOR	❑ AGAINST	❑ ABSTAIN
	4.	Ernesto Zedillo	❑ FOR	❑ AGAINST	❑ ABSTAIN
	2. Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015 …………………………					❑ FOR	❑ AGAINST	❑ ABSTAIN
	3. Advisory vote to approve executive compensation ………………………………					❑ FOR	❑ AGAINST	❑ ABSTAIN

Signature	Signature (if held jointly)	Date

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